Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

TAKE-TWO INTERACTIVE SOFTWARE, INC.,

DASH MS, LLC,

DASH MS II, LLC,

PLAYDOTS, INC.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as Stockholder Representative

Dated as of August 17, 2020

i

4.17	Real Property	36
4.18	Labor and Employment Matters	37
4.19	Employee Benefit Plans	39
4.20	Affiliate Transactions	41
4.21	Insurance	42
4.22	Tax Matters	42
4.23	Compliance with Environmental Laws	44
4.24	Distributors and Suppliers	45
4.25	COVID-19 Laws	45
4.26	Inapplicability of Anti-takeover Statutes	46
4.27	No Brokers	46
4.28	No Other Representations or Warranties	46

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER SUB II		47

5.1	Organization of Parent, Merger Sub and Merger Sub II	47
5.2	Capitalization	47
5.3	Parent Stock	47
5.4	Interim Operations of Merger Sub and Merger Sub II	47
5.5	Authorization	48
5.6	Consents and Approvals	49
5.7	No Conflict or Violation	49
5.8	Parent SEC Reports	49
5.9	Parent Financial Statements	49
5.10	Internal Control over Financial Reporting.	50
5.11	Litigation	50
5.12	Financial Ability to Perform	50
5.13	No Brokers	50
5.14	No Other Representations or Warranties	50
ARTICLE VI. COVENANTS		51

6.1	Conduct of Business by the Company	51
6.2	Access to Information.	53
6.3	Consents; Filings	54
6.4	Company Written Consent; Voting and Support Agreements; Stockholder Notice	56
6.5	Accredited Investor Certifications	56
6.6	Warrants	57
6.7	Parent Shelf Registration Statement	57
6.8	Tax Matters	57
6.9	Indemnification of Officers and Directors	61
6.10	Confidentiality; Publicity	62
6.11	Exclusivity	62
6.12	280G Cooperation	63
6.13	Benefits Plans	63

6.14	Payoff Letters	64
6.15	R&W Insurance Policy.	64
6.16	Continuation of Benefits.	64
6.17	Notices of Certain Events	66
6.18	Further Assurances	67
6.19	Legal Representation.	67
6.20	Financial Statements	68
6.21	Termination of Affiliate Agreements	68
6.22	VDR	68

ARTICLE VII. INDEMNIFICATION; REMEDIES		68
7.1	Survival of Representations, Etc.	68
7.2	Indemnification	69
7.3	Limitations on Indemnity; Priority of Recovery.	70
7.4	Direct Claims Indemnification Procedures	71
7.5	Defense of Third-Party Claims	72
7.6	Effect of Knowledge; Waiver of Condition; Calculation of Loss	73
7.7	Escrow; Payment.	74
7.8	No Contribution	74
7.9	Indemnification Sole Remedy	74
7.10	Tax Matters	74
7.11	Losses Net of Insurance; Tax Benefits	75

ARTICLE VIII. CONDITIONS TO CLOSING		75
8.1	Conditions to the Obligations of Each Party	75
8.2	Conditions to Obligations of the Company	76
8.3	Conditions to Obligations of Parent, Merger Sub and Merger Sub II	77

ARTICLE IX. TERMINATION		77
9.1	Termination	77
9.2	Effect of Termination	78

ARTICLE X. MISCELLANEOUS		79
10.1	Defined Terms	79
10.2	Usage	99
10.3	Assignment	100
10.4	Governing Law	100
10.5	Consent to Jurisdiction	100
10.6	Waiver of Trial by Jury	101
10.7	Counterparts	101
10.8	Headings	101
10.9	Notices	101
10.10	Amendments	102
10.11	Severability	103

10.12	Entire Agreement	103
10.13	Construction	103
10.14	No Personal Liability	103
10.15	Fees, Costs and Expenses	103
10.16	Waivers	104
10.17	No Third-Party Beneficiaries	104
10.18	Appointment of the Stockholder Representative.	104
10.19	Specific Enforcement	107

Exhibit A	Form of Voting and Support Agreement
Exhibit B	Form of Amended and Restated Certificate of Incorporation of the First Surviving Company
Exhibit C	Form of Amended and Restated Bylaws of the First Surviving Company
Exhibit D	Form of First Certificate of Merger
Exhibit E	Form of Second Certificate of Merger
Exhibit F	Form of Stock Letter of Transmittal
Exhibit G	Form of Escrow Agreement
Exhibit H	Form of Company Written Consent
Exhibit I	Form of Accredited Investor Questionnaire
Exhibit J	Working Capital Calculation
Exhibit K	Form of Resignation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 17, 2020, is by and among: (i) Take-Two Interactive Software, Inc., a Delaware corporation (“Parent”); (ii) Dash MS, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub”); (iii) Dash MS II, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Parent (“Merger Sub II”); (iv) Playdots, Inc., a Delaware corporation (the “Company”); and (v) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Equityholders (the “Stockholder Representative”). Certain capitalized terms used in this Agreement are defined in Section 10.1.

RECITALS

WHEREAS, each of Parent, Merger Sub, Merger Sub II and the Company desire to effect the acquisition of the Company by Parent through (i) the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation of such merger (the “First Merger”), immediately followed by (ii) the merger of the Company, as the surviving corporation of the First Merger, with and into Merger Sub II, with Merger Sub II continuing as the surviving company of such merger (the “Second Merger”, and together with the First Merger, the “Mergers”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of Delaware Law. Upon consummation of the Mergers, the Company and Merger Sub will cease to exist and Merger Sub II will continue as a wholly-owned Subsidiary of Parent;

WHEREAS, the board of directors of the Company has (a) determined that it is in the best interests of the Company and the Stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the First Merger and the other transactions contemplated hereby to which the Company is a party, and (c) recommended that the Stockholders adopt this Agreement and approve the First Merger;

WHEREAS, promptly following the execution and delivery of this Agreement, it is anticipated that certain Stockholders holding sufficient type and number of shares of Company Capital Stock to adopt this Agreement and approve the First Merger in accordance with Delaware Law and the Company’s Organizational Documents will execute and deliver to the Company, and the Company shall deliver to Parent, the Company Written Consent;

WHEREAS, promptly following the execution and delivery of this Agreement, and as a material inducement to Parent’s, Merger Sub’s and Merger Sub II’s willingness to enter into this Agreement and consummate the Mergers and the other transactions contemplated hereby, it is anticipated that certain Stockholders, including each holder of shares of the Company’s Series A Preferred Stock and each holder of 5% or more of the outstanding shares of Company Capital Stock, holding sufficient type and number of shares of Company Capital Stock to adopt this Agreement and approve the First Merger in accordance with Delaware Law and the Company’s Organizational Documents will execute and deliver to Parent voting and support agreements in the form of Exhibit A (the “Voting and Support Agreements”), pursuant to which, among other things, such Stockholders have agreed to vote the Company Capital Stock held by them in favor of the First Merger and take certain other actions in furtherance of the Mergers;

WHEREAS, the board of directors of Parent has (a) determined that it is in the best interests of Parent, and declared it advisable, to enter into this Agreement, and (b) approved the execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby;

WHEREAS, the managing member of Merger Sub (in its capacity as managing member) has (a) determined that it is in the best interests of Merger Sub and its sole member, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the First Merger and the other transactions contemplated hereby, and (c) recommended that its sole member (in its capacity as member) adopt this Agreement and approve the First Merger;

WHEREAS, the managing member of Merger Sub II (in its capacity as managing member) has (a) determined that it is in the best interests of Merger Sub II and its sole member, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Second Merger and the other transactions contemplated hereby, and (c) recommended that its sole member (in its capacity as member) adopt this Agreement and approve the Second Merger;

WHEREAS, for U.S. federal income Tax purposes, Parent, Merger Sub, Merger Sub II and the Company intend that the Mergers will be treated as an integrated plan that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent’s, Merger Sub’s and Merger Sub II’s willingness to enter into this Agreement and consummate the Mergers and the other transactions contemplated hereby, a member of senior management of the Company has entered into and delivered to Parent an employment agreement with the Company, to be effective upon the Closing (the “Employment Agreement”); and

WHEREAS, Parent, Merger Sub, Merger Sub II and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and the other transactions contemplated by this Agreement.

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

THE MERGERS

1.1 The Mergers.

(a) Pursuant to the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the First Effective Time, Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate limited liability company existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the First Merger (the “First Surviving Company”). Pursuant to the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Second Effective Time, the First Surviving Company shall be merged with and into Merger Sub II. As a result of the Second Merger, the separate corporate existence of the First Surviving Company shall cease, and Merger Sub II shall continue as the surviving company of the Second Merger (the “Second Surviving Company”). The Mergers shall be effected pursuant to Delaware Law and shall have the effects set forth in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing: (i) at the First Effective Time, all of the property, rights, privileges, immunities, powers and franchises of Merger Sub and the Company shall vest in the First Surviving Company, and all of the debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the First Surviving Company; and (ii) at the Second Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the First Surviving Company and Merger Sub II shall vest in the Second Surviving Company, and all of the debts, liabilities and duties of the First Surviving Company and Merger Sub II shall become the debts, liabilities and duties of the Second Surviving Company.

(b) At the First Effective Time, by virtue of the First Merger and without the necessity of further action by the Company or any other Person, (i) the certificate of incorporation of the First Surviving Company shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, and as so amended shall be the certificate of incorporation of the First Surviving Company until thereafter changed or amended as provided therein or by applicable Law and (ii) the bylaws of the First Surviving Company shall be amended so as to read in their entirety in the form set forth as Exhibit C hereto, and as so amended shall be the bylaws of the First Surviving Company until thereafter changed or amended as provided therein or by applicable Law. At the Second Effective Time, by virtue of the Second Merger and without the necessity of further action by the First Surviving Company or any other Person, (i) the certificate of formation of Merger Sub II as of immediately prior to the Second Effective Time shall be the certificate of formation of the Second Surviving Company until thereafter changed or amended as provided therein or by applicable Law and (ii) the limited liability company agreement of Merger Sub II as of immediately prior to the Second Effective Time shall be the limited liability company agreement of the Second Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

(c) The Company shall take all appropriate action such that, at the First Effective Time, by virtue of the First Merger and without the necessity of further action by the Company or any other Person, the officers of Merger Sub immediately prior to the First Effective Time shall become the officers of the First Surviving Company. At the Second Effective Time, by virtue of the Second Merger and without the necessity of further action by Merger Sub II or any other Person, the officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Second Surviving Company, each to hold office, from and after the Second Effective Time, in accordance with the certificate of formation and limited liability company agreement of the Second Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Second Surviving Company.

1.2 Effective Times. At the Closing, the Company and Merger Sub shall cause a certificate of merger in the form attached hereto as Exhibit D (the “First Certificate of Merger”), to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law and shall make all other filings required under Delaware Law. The First Merger shall become effective at the time the First Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such later time as may be specified in the First Certificate of Merger as mutually agreed by Parent and the Company (such date and time hereinafter referred to as the “First Effective Time”). Immediately following the First Effective Time, the First Surviving Company and Merger Sub II shall cause a certificate of merger in the form attached hereto as Exhibit E (the “Second Certificate of Merger”), to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law and shall make all other filings required under Delaware Law. The Second Merger shall become effective at the time the Second Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such later time as may be specified in the Second Certificate of Merger as mutually agreed by Parent and the Company (such date and time hereinafter referred to as the “Second Effective Time”).

ARTICLE II.

EFFECT ON CAPITAL STOCK

2.1 First Merger Conversion of Securities. At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub, Merger Sub II, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (but excluding any shares of Company Common Stock issuable to holders of Company Options or Company Warrants) that is held by a Person who is an Accredited Investor, other than shares of Company Common Stock to be cancelled pursuant to Section 2.1(c) or Dissenting Shares, shall be converted solely into the right to receive the Per Share Mixed Consideration upon surrender of such shares of Company Common Stock in accordance with Section 2.2. Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (but excluding any shares of Company Common Stock issuable to holders of Company Options or Company Warrants) that is held by a Person who is not an Accredited Investor, other than shares of Company Common Stock to be cancelled pursuant to Section 2.1(c) or Dissenting Shares, shall be converted solely into the right to receive the Per Share Cash Consideration upon surrender of such shares of Company Common Stock in accordance with Section 2.2. As of the First Effective Time, all shares of Company Common Stock (but excluding any shares of

Company Common Stock issuable to holders of Company Options or Company Warrants) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Mixed Consideration or the Per Share Cash Consideration, as applicable, to be paid in accordance with Section 2.2 (other than Dissenting Shares which shall be entitled only to those rights set forth in Section 2.3(a)).

(b) Conversion of Company Series A Preferred Stock. Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the First Effective Time, other than shares of Company Series A Preferred Stock to be cancelled pursuant to Section 2.1(c) or Dissenting Shares, shall be converted solely into the right to receive an amount equal to the product of (A) multiplied by (B), where (A) is the aggregate number of shares of Company Common Stock issuable upon the conversion of such share of Company Series A Preferred Stock outstanding as of immediately prior to the First Effective Time, and (B) is the Per Share Mixed Consideration, in each case, upon surrender of such share of Company Series A Preferred Stock in accordance with Section 2.2. As of the First Effective Time, all shares of Company Series A Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the foregoing consideration to be paid in accordance with Section 2.2 (other than Dissenting Shares which shall be entitled only to those rights set forth in Section 2.3(a)).

(c) Cancellation of Certain Company Capital Stock. Each issued and outstanding share of Company Capital Stock held by the Company as treasury stock immediately prior to the First Effective Time shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(d) Effect on Merger Sub Equity. Each limited liability company interest of Merger Sub issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the First Surviving Company and shall constitute the only outstanding shares of capital stock of the First Surviving Company.

(e) Reduction of Consideration. Notwithstanding the foregoing, a portion of the consideration payable to each Stockholder pursuant to Section 2.1(a) or Section 2.1(b) shall be reduced pursuant to the escrow provisions of Section 2.8 hereof and shall be subject to adjustment as provided herein.

(f) No Interest. No interest will be paid or accrued, and no Stockholder shall be entitled to receive, any interest upon surrender of any Company Capital Stock.

(g) Allocation. The parties acknowledge and agree that the purpose and intent of this Section 2.1 is to allocate the consideration payable hereunder in accordance with the terms of the Company’s Organizational Documents.

2.2 Payment for Securities.

(a) Paying Agent. Prior to the First Effective Time, Parent shall engage a reputable bank, trust or administrator company reasonably acceptable to the Company, or Parent’s transfer agent, to act as the paying agent for purposes of effecting the payment of the consideration in connection with the First Merger (other than with respect to compensatory payments for Tax purposes) (the “Paying Agent”). Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent.

(b) Procedures for Surrender of Certificates. As soon as reasonably practicable after the First Effective Time, the Company shall cause to be delivered to Parent a letter validly executed by the Company’s transfer agent, eShares, Inc. DBA Carta, Inc. as to the cancellation (the “Carta Cancellation”) as of the First Effective Time of all electronic stock certificates that immediately prior to the First Effective Time represented outstanding shares of Company Capital Stock (the “Electronic Certificates”). As soon as practicable after the First Effective Time, to the extent not previously delivered, Parent shall cause the Paying Agent to mail to each Person that was, immediately prior to the First Effective Time, a holder of record of Company Capital Stock, which shares of Company Capital Stock were converted into the right to receive the consideration set forth in Section 2.1 at the First Effective Time, and who has not returned a Stock Letter of Transmittal to the Paying Agent prior to the Closing Date: (A) a letter of transmittal substantially in the form attached hereto as Exhibit F (a “Stock Letter of Transmittal”); and (B) solely for holders of Company Capital Stock holding physical certificates or instruments that immediately prior to the First Effective Time represented issued and outstanding Company Capital Stock (the “Paper Certificates” and, together with the Electronic Certificates, the “Certificates” and each, a “Certificate”), instructions for effecting the surrender of such Paper Certificates (or affidavits of loss in lieu of Paper Certificates and, if required, an indemnification agreement as provided in Section 2.2(f)) in exchange for payment of the consideration set forth in Section 2.1. Upon surrender of a Paper Certificate (or affidavit of loss in lieu of the Certificate and, if required, an indemnification agreement as provided in Section 2.2(f)) to the Paying Agent or upon delivery of the Carta Cancellation, as applicable, and upon delivery of a Stock Letter of Transmittal, in accordance with the terms of such Stock Letter of Transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Section 2.1 for each share of Company Capital Stock formerly represented by such Certificate, and any Certificate so surrendered shall forthwith be cancelled if not already cancelled pursuant to the Carta Cancellation. If payment of such consideration is to be made to a Person other than the Person in whose name any surrendered Paper Certificate is registered, it shall be a condition precedent of payment that the Paper Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the consideration to a Person other than the registered holder of the Paper Certificate so surrendered and shall have established to the satisfaction of Parent that such Taxes either have been paid or are not required to be paid. Until surrendered or cancelled as contemplated hereby, each Certificate shall be deemed at any time after the First Effective Time to represent only the right to receive the consideration set forth in Section 2.1, except for Certificates representing shares of Company Capital Stock held by holders of Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such shares of Company Capital Stock in accordance with and to the extent provided by Section 262 of the DGCL.

(c) Transfer Books; No Further Ownership Rights in Company Capital Stock. At the First Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Capital Stock shall thereafter be made. If, after the First Effective Time, Certificates are presented to Parent or the First Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Agreement. From and after the First Effective Time, each holder of shares of Company Capital Stock outstanding immediately prior to the First Effective Time shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of Company Capital Stock (other than shares to be cancelled pursuant to Section 2.1(c) or Dissenting Shares), the right to surrender such holder’s shares of Company Capital Stock in accordance with this Section 2.2 in exchange for the consideration set forth in Section 2.1, or in the case of a holder of Dissenting Shares, the right to perfect such holder’s right to receive payment pursuant to Section 262 of the DGCL.

(d) Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) and shares of Parent Stock made available to the Paying Agent that remains unclaimed by the by the holders of Certificates on the first anniversary of the First Effective Time will be returned to Parent or an Affiliate thereof designated by Parent, upon demand, and any such holder who has not prior to such time provided a duly executed Stock Letter of Transmittal to Parent or, if applicable, has not tendered its Paper Certificates for the consideration set forth in Section 2.1, in each case in accordance with Section 2.2(b), shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for delivery of such consideration, without interest, in respect of such holder’s surrender of their Paper Certificates in compliance with the procedures in Section 2.2(b). Any consideration remaining unclaimed by the holders of Certificates immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent or an Affiliate thereof designated by Parent, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, Merger Sub II, the Surviving Companies, the Paying Agent or their respective Affiliates will be liable to any holder of Certificates for consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the consideration made available to the Paying Agent to pay for shares of Company Capital Stock for which appraisal rights have been perfected shall be returned to Parent or an Affiliate thereof designated by Parent upon demand.

(e) No Fractional Shares. No certificates representing fractional shares of Parent Stock shall be issued in connection with the First Merger and fractional share interests will not entitle the owner thereof to any rights of a shareholder of Parent, but in lieu thereof, each holder of Company Capital Stock, an Exercisable Warrant or an In-The-Money Option that would otherwise be entitled to a fraction of a share of Parent Stock (after aggregating all fractional shares of Parent Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Paper Certificate (or in the case of a lost, stolen or destroyed Paper Certificate, upon delivery of an affidavit and, if required, an indemnification agreement as provided in Section 2.2(f)), or receipt of the Carta Cancellation, as applicable, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction multiplied by (ii) the Parent Stock Value.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Paper Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Paper Certificates, upon the making of an affidavit of that fact by the holder thereof, the consideration payable in respect thereof pursuant to Section 2.1. Parent or the Paying Agent may, in their reasonable discretion and as a condition precedent to the payment of such consideration, require the owner of any lost, stolen or destroyed Paper Certificate to deliver an indemnification agreement in such form and containing such substance reasonably acceptable to Parent or the Paying Agent, as applicable, indemnifying Parent and/or the Paying Agent against any claim that may be made against Parent, Merger Sub, Merger Sub II, the Surviving Companies or the Paying Agent with respect to the Paper Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), shares of Company Capital Stock outstanding immediately prior to the First Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of Company Capital Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares of Company Capital Stock, the “Dissenting Shares”) shall not be converted into the right to receive the consideration set forth in Section 2.1. At the First Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under Section 262 of the DGCL, subject to the immediately following sentence. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL, then such Dissenting Shares shall be deemed to have been converted, as of the First Effective Time, into, and shall represent only, the right to receive (upon surrender in accordance with Section 2.2) the consideration set forth in Section 2.1, without interest.

(b) Prior to the Closing Date, the Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL (and of any similar demand purportedly made under other applicable Law) and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Closing Date, the Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), make any payment with respect to any such demands or offer to settle or settle any such demands other than as required by Law or pursuant to a final court order. Prior to the Closing Date, any written communication to be made by the Company to any holder of Company Capital Stock with respect to such demands shall be submitted to Parent in advance and the Company shall consider in good faith any input from Parent with regards to such written communication. Notwithstanding the foregoing, to the extent that Parent, either Surviving Company or the Company makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with Section 2.1 (“Excess Dissenting Share Payments”), Parent shall be entitled to recover the amount of such Excess Dissenting Share Payments in accordance with the terms of Article VII hereof.

2.4 Treatment of Company Options.

(a) Immediately prior to the First Effective Time, for each Person who holds any Company Option that is an In-The-Money Option, (i) if such Person is an Accredited Investor, each outstanding In-The-Money Option then held by such Person shall be cancelled and converted as of the First Effective Time into the right to receive (A) an amount in cash equal to the Option/Warrant AI Cash Consideration with respect to such In-The-Money Option, to be paid in accordance with Section 2.4(c), and (B) a number of shares of Parent Stock equal to the Option/Warrant AI Stock Consideration with respect to such In-The-Money Option to be delivered in accordance with Section 2.4(c), or (ii) if such Person is not an Accredited Investor, each outstanding In-The-Money Option then held by such Person shall be cancelled and converted as of the First Effective Time into the right to receive an amount in cash equal to the Option/Warrant Non-AI Consideration with respect to such In-The-Money Option, to be paid in accordance with Section 2.4(c) with respect to such In-The-Money Option. Each Company Option that is an Out-Of-The-Money Option, if any, whether vested or unvested, shall be cancelled and forfeited for no consideration.

(b) Each Company Option that is outstanding and unvested (after taking into account any accelerated vesting that occurs immediately prior to, or in connection with, the First Effective Time) and is not an Out-Of-The-Money Option as of the First Effective Time (the “Unvested Options”) shall, as of the First Effective Time, automatically and without any action on the part of the holder thereof, be assumed by Parent and converted into an option to purchase Parent Stock (the “Assumed Options”) under the Parent Plan on the terms and conditions set forth in this Section 2.4(b). Accordingly, from and after the First Effective Time, (i) each Assumed Option may be exercised solely for shares of Parent Stock; (ii) the number of shares of Parent Stock subject to each Assumed Option shall equal the product of (A) such number of shares of Company Common Stock that were subject to such Assumed Option immediately prior to the First Effective Time multiplied by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Stock; and (iii) the per share exercise price for the shares of Parent Stock issuable upon exercise of such Assumed Option shall equal the quotient of (X) the exercise price per share of Company Common Stock subject to such Assumed Option immediately prior to the First Effective Time divided by (Y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent. The conversion and assumption of Assumed Options hereunder is intended to comply with Section 409A of the Code and the applicable regulations thereunder (including Treas. Reg. Section 1.409A-1(b)(5)(v)(D)) and, for the avoidance of doubt, each Assumed Option shall continue to have and be governed by the same terms and conditions as were applicable immediately prior to the First Effective Time, including the expiration date, vesting conditions and exercise rights, except for administrative changes or changes resulting from the Assumed Options being subject to the Parent Plan, in each case, that are not materially adverse to the holder of such Assumed Option or to which the holder consents. For the avoidance of doubt, Parent may also elect to convert and assume (on the same basis set forth in this Section 2.4(b)) the share reserve available under the Company Equity Plan as of the First Effective Time into the Parent Plan to the extent permitted under and in accordance with applicable law.

(c) From and after the First Effective Time, the former holder of any Company Option (other than holders of Assumed Options, which shall be treated in accordance with Section 2.4(b)) shall have no further rights with respect to Company Options, other than the right to receive payment in accordance with Section 2.4(a). No later than the Second Surviving Company’s first ordinary payroll payment date that is at least three (3) Business Days after the Closing, Parent shall cause to be paid or delivered to each former holder of In-The-Money Options that is an Employee Optionholder the applicable Option/Warrant Consideration to be paid or delivered to such former holder of In-The-Money Options pursuant to Section 2.4(a) as set forth on the Closing Consideration Schedule (less the amount to be deposited into the escrow accounts pursuant to Section 2.8), the cash portion of which (in the aggregate, the “Employee Option Cash Amount”) shall be paid through the payroll system of Parent or a Subsidiary of Parent subject to applicable Tax withholding in respect of the entire applicable Option/Warrant Consideration payable to such former holder of In-The-Money Options.

(d) Prior to the First Effective Time, the board of directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions reasonably necessary or appropriate (including obtaining any required consents) to effect the transactions described in this Section 2.4, and to ensure that, following the First Effective Time, no former holder of a Company Option shall have any right to acquire any Company Capital Stock or to receive any payment, right or benefit with respect to any award previously granted under the Company Equity Plan, except the right to receive a payment with respect thereto as provided in this Section 2.4, Section 2.8 and Section 2.9, or the Assumed Options, as applicable.

(e) Parent shall file with the SEC, as soon as reasonably practicable following the Closing, a registration statement on Form S-8 (or any successor form), if available for use by Parent (or, if Form S-8 is not available, other appropriate forms as may be required under applicable Law) relating to the shares of Parent Stock issuable with respect to the Assumed Options and (if applicable) the assumed and converted share reserve available under the Company Equity Plan in accordance with this Section 2.4.

2.5 Treatment of Company Warrants. Immediately prior to the First Effective Time, (a) each Company Warrant then outstanding that is an Exercisable Warrant shall be cancelled and converted as of the First Effective Time into the right to receive (i) an amount in cash equal to the Option/Warrant AI Cash Consideration with respect to such Exercisable Warrant, and (ii) a number of shares of Parent Stock equal to the Option/Warrant AI Stock Consideration with respect to such Exercisable Warrant, and (b) each Company Warrant then outstanding that is not an Exercisable Warrant, shall be cancelled and forfeited for no consideration in accordance with the terms of such Company Warrant. Notwithstanding the foregoing, a portion of the cash consideration payable to each holder of an Exercisable Warrant pursuant to the foregoing sentence shall be reduced pursuant to the escrow provisions of Section 2.8 hereof and shall be subject to adjustment as provided herein. From and after the First Effective Time, the former holder of any Company Warrant shall have no further rights with respect to Company Warrants, other than the right to receive payment in accordance with this Section 2.5.

2.6 Estimated Aggregate Merger Consideration; Parent Stock.

(a) Estimated Aggregate Merger Consideration. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”) setting forth (i) the Company’s good faith estimate of (A) the Transaction Expenses (the “Estimated Transaction Expenses”), (B) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (C) the Closing Cash (the “Estimated Closing Cash”) and (D) the Working Capital (the “Estimated Working Capital”), and based thereon the calculation of the Estimated Aggregate Merger Consideration and (ii) wire instructions for repayment of the Estimated Transaction Expenses. The Estimated Closing Statement shall be accompanied by a schedule showing the Company’s reasonably detailed calculation of the items set forth thereon. The Company shall consider in good faith, and, in the sole discretion of the Company, update the Estimated Closing Statement to reflect, any comments by Parent on such Estimated Closing Statement. For purposes of this Agreement, the “Estimated Aggregate Merger Consideration” means an amount equal to (1) $192,000,000 (the “Base Consideration Amount”); minus (2) the Estimated Transaction Expenses; minus (3) the Estimated Closing Indebtedness; plus (4) the Estimated Closing Cash; plus (5) the amount (if any) by which Estimated Working Capital exceeds the Working Capital Target; minus (6) the amount (if any) by which the Working Capital Target exceeds the Estimated Working Capital; plus (7) the Aggregate Exercise Amount. The Estimated Aggregate Merger Consideration shall be calculated consistent with (x) definitions herein and the methodologies, practices and principles used in the preparation of the illustrative calculation set forth on Exhibit J, (y) the methodologies, practices and principles used in the preparation of the Company’s financial statements for the year ended December 31, 2019, and (z) GAAP (clauses, (x) through (z), the “Methodology”). In the event of any conflict, (1) first, the definitions herein and the methodologies, practices and principles used in the preparation of the illustrative calculation set forth on Exhibit J shall control, (2) second, the methodologies, practices and principles used in the preparation of the Company’s financial statements for the year ended December 31, 2019, and (3) lastly, GAAP (the “Methodology Priority”). The Estimated Aggregate Merger Consideration shall be subject to adjustment as set forth in Section 2.9. The Estimated Aggregate Merger Consideration shall be paid in both cash (subject to adjustment as provided herein) and the Total Parent Shares in accordance with the provisions of Section 2.1, Section 2.2, Section 2.4 and Section 2.5(a).

(b) Parent Stock.

(i) The total number of shares of Parent Stock issuable by Parent as consideration in the First Merger shall be determined by dividing (A) an amount equal to $102,000,000 (the “Base Stock Consideration Amount”) by (B) the Parent Stock Value, rounded up to the nearest share of Parent Stock (the “Total Parent Shares”). The Total Parent Shares shall be paid in accordance with the provisions of Section 2.1, Section 2.2, Section 2.4 and Section 2.5(a). If at any time between the date of this Agreement and the First Effective Time, any change in the number of issued or outstanding shares of Parent Stock shall occur as a result of a reclassification, recapitalization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into shares of Parent Stock) with a record date during such period, the amount of the Total Parent Shares shall be equitably adjusted to reflect such change and, if such change occurs after the date on which the Parent Stock Value is calculated, the Parent Stock Value shall be equitably adjusted to reflect such change as well.

(ii) Notwithstanding anything to the contrary in this Agreement, in no event shall Parent be required to issue shares of Parent Stock if such issuance would require Parent to obtain shareholder approval under NASDAQ Select Market Listing Rule 5635(a) and if for the foregoing reason, the number of shares of Parent Stock to be issued pursuant to Section 2.6(b)(i) is reduced by any amount, then the Base Cash Consideration Amount shall be increased by an amount equal to the corresponding decrease of the Base Stock Consideration Amount required to effect the foregoing, but for the avoidance of doubt, the Base Consideration Amount shall remain unchanged.

2.7 Closing Consideration Schedule. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule (the “Closing Consideration Schedule”), which schedule shall be certified as complete and correct by an officer of the Company and which shall accurately set forth, as of the Closing:

(a) the Common Per Share Amount;

(b) all Common Stockholders and their respective email and physical addresses, the number of shares of Company Common Stock held by each Common Stockholder, including their respective Certificate numbers, whether each such Common Stockholder is an Accredited Investor and the aggregate consideration to be paid to each Common Stockholder pursuant to Section 2.1, including the cash amount and number of shares of Parent Stock (which shall be rounded down to the nearest share of Parent Stock, together with the amount of cash to be paid in lieu of any fractional shares rounded down to the nearest whole cent) to be delivered to each Common Stockholder who is an Accredited Investor or the cash amount to be delivered to each Common Stockholder who is not an Accredited Investor, as applicable;

(c) all Series A Preferred Stockholders and their respective email and physical addresses, the number of shares of Company Series A Preferred Stock held by each Series A Preferred Stockholder (including their respective Certificate numbers), whether each such Series A Preferred Stockholder is an Accredited Investor and the aggregate consideration to be paid to each Series A Preferred Stockholder pursuant to Section 2.1, including the cash amount and number of shares of Parent Stock (which shall be rounded down to the nearest share of Parent Stock, together with the amount of cash to be paid in lieu of any fractional shares rounded to the nearest whole cent) to be delivered to each Series A Preferred Stockholder;

(d) all Company Optionholders and their respective email and physical addresses, along with (i) the number of shares of Company Common Stock underlying each Company Option held by such Company Optionholder, in each case, as of the Closing, (ii) the exercise price per share of each such Company Option, (iii) whether each such Company Optionholder is an Accredited Investor, (iv) the Company’s calculation of the applicable Option/Warrant Consideration, if any, to be delivered to such Company Optionholder in respect of each In-The-Money Option held by such Company Optionholder pursuant to Section 2.4, including the cash amount and number of shares of Parent Stock (which shall be rounded down to the nearest share of Parent Stock, together with the amount of cash to be paid in lieu of any fractional shares rounded down to the nearest whole cent) to be delivered to each Company Optionholder who is an Accredited Investor or the cash amount to be delivered to each Company Optionholder who is not an Accredited Investor, as applicable, (v) the Company’s calculation of the number of Unvested Options held by such Company Optionholder and the exercise price per share of each such Unvested Option and (vi) whether each such Company Optionholder is an Employee Optionholder or a Non-Employee Optionholder;

(e) all holders of Company Warrants and their respective email and physical addresses, along with (i) the number of shares of Company Common Stock underlying each Company Warrant held by such holder of Company Warrants, in each case, as of the Closing, (ii) the exercise price per share of each such Company Warrant, (iii) whether each such holder of Company Warrants is an Accredited Investor and (iv) the Company’s calculation of the applicable Option/Warrant Consideration, if any, to be delivered to such holder of Company Warrants in respect of each Company Warrant held by such holder of Company Warrants, pursuant to Section 2.5(a), including the cash amount and number of shares of Parent Stock (which shall be rounded down to the nearest share of Parent Stock, together with the amount of cash to be paid in lieu of any fractional shares rounded down to the nearest whole cent) to be delivered to each holder of Company Warrants;

(f) the percentage of the Closing Date Adjustment Escrow Amount and the Closing Date Indemnity Escrow Amount contributed by each Participating Equityholder;

(g) the percentage of the Expense Fund contributed by each Participating Equityholder;

(h) the percentage of any amount to be paid by Parent pursuant to Section 2.9(d) payable to each Participating Equityholder; and

Notwithstanding anything in this Agreement to the contrary but subject to Section 2.6(b)(ii), in no event shall Parent be required to pay an amount of cash in excess of the Base Cash Consideration Amount (subject to adjustment as set forth in Sections 2.6 and 2.9) or issue a number of shares of Parent Stock in excess of the Total Parent Shares hereunder to the Stockholders and holders of In-The-Money Options and Exercisable Warrants plus shares of Parent Stock, if any, to be issued upon exercise of the Assumed Options and cash in lieu of fractional shares pursuant to Section 2.2(e).

2.8 Escrows.

(a) In order to satisfy, and to establish a procedure for the satisfaction of, amounts owed to Parent pursuant to Section 2.9, Parent, the Stockholder Representative and J.P. Morgan Chase Bank, N.A. (or such other reputable escrow agent reasonably acceptable to Parent and the Stockholder Representative) (the “Escrow Agent”) shall enter into the Escrow Agreement on the Closing Date substantially in the form attached hereto as Exhibit G (the “Escrow Agreement”), pursuant to which Parent shall deposit with the Escrow Agent in an escrow account established by the Escrow Agent (the “Adjustment Escrow Account”) $3,840,000 in cash on the Closing Date (the “Closing Date Adjustment Escrow Amount”). Parent shall be deemed to have contributed the percentage of the Closing Date Adjustment Escrow Amount with respect to each Participating Equityholder as set forth on the Closing Consideration Schedule and the cash consideration payable to each Participating Equityholder pursuant to Section 2.1, Section 2.4, or Section 2.5(a), as applicable, shall be reduced by such amount. As used in this Agreement, the term “Adjustment Escrow Amount” means, as of any moment in time, the amount of cash then in the Adjustment Escrow Account. The timing and methodology for the release of the Adjustment Escrow Amount shall be governed by the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement; provided, however, that each of Parent and the Stockholder Representative agrees that it will act in good faith and cooperate with one another to execute and deliver such joint written instructions, including with respect to any distributions of the Adjustment Escrow Amount, to the Escrow Agent as are required to implement the intent of this Agreement and the Escrow Agreement. If any funds remain in the Adjustment Escrow Account after all payments have been made pursuant to Section 2.9(d), Parent and the Stockholder Representative shall promptly jointly instruct the Escrow Agent to deliver to the Paying Agent, for further distribution to the Participating Equityholders (other than holders of In-The-Money Options), and Parent or a Subsidiary of Parent, for further distribution to the holders of In-The-Money Options through the payroll system of Parent or a Subsidiary of Parent subject to applicable Tax withholding, the remaining Adjustment Escrow Amount. The Escrow Agreement shall provide that Parent be treated as the owner of the Closing Date Adjustment Escrow Amount for U.S. federal income tax purposes (provided that the Parent shall be entitled to distributions in respect of Taxes on any interest, gains and other income earned on the Closing Date Adjustment Escrow Amount in accordance with the Escrow Agreement). In the event of a distribution of any amounts from the Adjustment Escrow Account to the Participating Equityholders, each Participating Equityholder shall be entitled to receive a percentage of such distribution equal to the percentage set forth with respect to such Participating Equityholder on the Closing Consideration Schedule.

(b) In order to satisfy, and to establish a procedure for the satisfaction of, amounts owed to Parent pursuant to Section 2.9(d) or claimed by the Parent Indemnitees for indemnification pursuant to Article VII, pursuant to the Escrow Agreement, Parent shall deposit with the Escrow Agent in an escrow account established by the Escrow Agent (the “Indemnity Escrow Account”) $9,600,000 in cash on the Closing Date (the “Closing Date Indemnity Escrow Amount”). Parent shall be deemed to have contributed the percentage of the Closing Date Indemnity Escrow Amount with respect to each Participating Equityholder as set forth on the Closing Consideration Schedule and the cash consideration payable to each Participating Equityholder pursuant to Section 2.1, Section 2.4 or Section 2.5(a), as applicable, shall be reduced by such amount. As used in this Agreement, the term “Indemnity Escrow Amount” means, as of any moment in time, the amount of cash then in the Indemnity Escrow Account. The timing and methodology for the release of the Indemnity Escrow Amount shall be governed by the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement; provided, however, that each of Parent and the Stockholder Representative agrees that it will act in good faith and cooperate with one another to execute and deliver such joint written instructions, including with respect to any distributions of the Indemnity Escrow Amount, to the Escrow Agent as are required to implement the intent of this Agreement and the Escrow Agreement. Within five (5) Business Days after the twelve (12) month anniversary of the Closing Date, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to deliver to the Paying Agent, for further distribution to the Participating Equityholders (other than holders of In-The-Money Options), and Parent or a Subsidiary of Parent, for further distribution to the holders of In-The-Money Options through the payroll system of Parent or a Subsidiary of Parent subject to applicable Tax withholding, the remaining Indemnity Escrow Amount minus the Pending Claims Amount. The Escrow Agreement shall provide that Parent be treated as the owner of the Indemnity Escrow Amount for U.S. federal income tax purposes

(provided that the Parent shall be entitled to distributions in respect of Taxes on any interest, gains and other income earned on the Closing Date Adjustment Escrow Amount in accordance with the Escrow Agreement). In the event of a distribution of any amounts from the Indemnity Escrow Account to the Participating Equityholders, each Participating Equityholder shall be entitled to receive a percentage of such distribution equal to the percentage set forth with respect to such Participating Equityholder on the Closing Consideration Schedule.

2.9 Post-Closing Adjustments to the Estimated Aggregate Merger Consideration.

(a) As promptly as practicable, but no later than ninety (90) days following the Closing Date, Parent will prepare and deliver to the Stockholder Representative a statement (the “Closing Statement”) setting forth Parent’s good faith calculation of (i) the Transaction Expenses, (ii) the Closing Indebtedness, (iii) the Closing Cash, (iv) the Working Capital, and (v) based thereon, a calculation of the Aggregate Merger Consideration in accordance with the Methodology and the Methodology Priority.

(b) During the thirty (30) days after delivery of the Closing Statement, Parent will provide the Stockholder Representative and its accountants reasonable access, during normal business hours and upon reasonable notice, to (x) review the financial books and records of the Second Surviving Company, any of Parent’s accountants’ work papers related to the calculation of amounts in the Closing Statement (subject to the execution of any access letters that such accountants may reasonably require in connection with the review of such work papers), and (y) the employees and other representatives of Parent who were responsible for the preparation of the Closing Statement to respond to questions relating to the preparation of the Closing Statement and the calculation of the items thereon, in each case solely to allow the Stockholder Representative to determine the accuracy of Parent’s calculation of the items set forth on the Closing Statement. Neither Parent nor any of its Subsidiaries shall have any obligation to provide information or access to information, materials or persons if doing so would reasonably be expected to (i) unreasonably disrupt the normal operations of Parent’s or any of its Subsidiaries’ business, (ii) result in the waiver of any attorney-client privilege or the disclosure of any trade secrets or (iii) violate any Law or breach the terms of any applicable Contract to which Parent or any of its Affiliates or Subsidiaries is party. If the Stockholder Representative disagrees with any of Parent’s calculations set forth in the Closing Statement, the Stockholder Representative may, within thirty (30) days after delivery of the Closing Statement, deliver a written notice (the “Objection Notice”) to Parent disagreeing with such calculations. Any Objection Notice shall specify those items or amounts with which the Stockholder Representative disagrees, together with a reasonably detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Stockholder Representative’s calculation, based on such objections, of the Transaction Expenses, the Closing Indebtedness, the Closing Cash and the Working Capital, and based thereon a calculation of the Aggregate Merger Consideration along with reasonable supporting documentation. To the extent not set forth in the Objection Notice, the Stockholder Representative shall be deemed to have agreed with Parent’s calculation of all other items and amounts contained in the Closing Statement and such amounts shall be final and binding on the parties. If the Stockholder Representative does not deliver an Objection Notice within such thirty-day period, then the amounts set forth in the Closing Statement shall be deemed to be final and binding on the parties.

(c) If an Objection Notice is timely delivered pursuant to Section 2.9(b), the Stockholder Representative and Parent shall, during the thirty (30) days following such delivery, use their reasonable best efforts to reach agreement on the value of the disputed items or amounts, and any discussions relating thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule(s) and evidence of such discussions shall not be admissible in any future proceedings between the parties to this Agreement. If, during such period, the Stockholder Representative and Parent are unable to reach agreement on all disputed items, they shall promptly thereafter mutually engage and submit such dispute to an Independent Accounting Firm for final and binding resolution. The Independent Accounting Firm (i) shall consider only those items or amounts disputed by the Stockholder Representative in the Objection Notice which remain in dispute; (ii) shall not assign a value to any item or amount in dispute greater than the greatest value for such item or amount assigned by the Stockholder Representative, on the one hand, or Parent, on the other hand, or less than the smallest value for such item or amount assigned by the Stockholder Representative, on the one hand, or Parent, on the other hand; and (iii) shall act as an expert and not as an arbitrator. The Independent Accounting Firm is not authorized to, and shall not, make any determination as to (1) whether the Working Capital Target was properly calculated or calculated in accordance with GAAP (unless required by the Methodology determined in accordance with the Methodology Priority), (2) the accuracy of the representations and warranties set forth in this Agreement, or (3) compliance by any party hereto with any of their respective covenants in this Agreement (other than those set forth in this Section 2.9(c)). The parties hereto acknowledge that the purpose of preparing the Closing Statement and determining the Closing Cash, Closing Indebtedness, Working Capital, Transaction Expenses and the related consideration adjustment contemplated by this Section 2.9 is to (1) measure the Closing Cash and Closing Indebtedness and (2) measure changes in Working Capital against the Working Capital Target, and such processes are not intended to permit the introduction of different judgments, accounting policies, principles, practices, techniques, categorizations, evaluation rules and procedures, methods and bases for the purpose of preparing the Closing Statement or determining Closing Cash, Closing Indebtedness, or Working Capital, and the Independent Accounting Firm shall make its determinations in accordance with this purpose. The Independent Accounting Firm’s determination will be based solely on presentations by the Stockholder Representative and Parent which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review) and the Stockholder Representative and Parent shall cause the Independent Accounting Firm to deliver to the Stockholder Representative and Parent as promptly as practicable (but in any event within thirty (30) days of its retention) a written report setting forth its determination of the amounts in dispute. Such report shall be final and binding on the parties. The cost of such review and report shall be borne (and paid) by the Stockholder Representative (solely on behalf of the Company Equityholders), on the one hand, and Parent, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if closing accounts receivable is the only disputed item, and Parent claims that closing accounts receivable is $1,000 less than the amount determined by the Stockholder Representative, and the Stockholder Representative contests only $500 of the amount claimed by Parent, and if the independent accountant ultimately resolves the dispute by awarding Parent $300 of the $500 contested, then the cost of such review and report will be allocated 60% (i.e., 300 ÷ 500) to the Stockholder Representative (solely on behalf of the Company Equityholders) and 40% (i.e., 200 ÷ 500) to Parent.

(d) If the Aggregate Merger Consideration, as finally determined pursuant to this Section 2.9, is less than the Estimated Aggregate Merger Consideration, then, within five (5) Business Days of the final determination of the Aggregate Merger Consideration, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to deliver to Parent the amount of such difference from the Adjustment Escrow Account; provided, that if the Adjustment Escrow Amount is insufficient to cover the full amount of the difference, then Parent shall be entitled to recover such shortfall from the Indemnity Escrow Account beyond which no Participating Equityholder shall have any liability or obligation with respect to such shortfall. If the Aggregate Merger Consideration, as finally determined pursuant to this Section 2.9, is greater than the Estimated Aggregate Merger Consideration, then the amount of such excess shall be paid in cash within five (5) Business Days of the final determination of the Aggregate Merger Consideration by Parent (i) to the Paying Agent, for further distribution to the Participating Equityholders (other than holders of In-The-Money Options) and (ii) to the holders of In-The-Money Options through the payroll system of Parent or a Subsidiary of Parent subject to applicable Tax withholding, in each case based on percentages specified on the Closing Consideration Schedule.

2.10 Withholding Rights. Merger Sub, Parent, the First Surviving Company, the Second Surviving Company and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations or under any provision of federal, state, local or foreign Tax Law; provided, however, assuming the Company complies with its obligations under Section 3.3(a)(x), if either the Merger Sub, Parent, the First Surviving Company, the Second Surviving Company or the Paying Agent (as applicable) determines that it is obligated to deduct or withhold any amounts from any non-compensatory consideration payable or otherwise deliverable pursuant to this Agreement (other than in respect of backup withholding), such Person shall (i) provide such payee with prior written notice of its intent to deduct and withhold (together with information setting forth the amount and reason for such deduction or withholding), and (ii) afford such payee a reasonable opportunity to reduce or eliminate such deduction or withholding. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority by Merger Sub, Parent, the First Surviving Company, the Second Surviving Company or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding anything to the contrary, any compensatory payments for Tax purposes payable pursuant to or as contemplated by this Agreement shall be paid through the payroll system of Parent or a Subsidiary of Parent subject to applicable Tax withholding. For the avoidance of doubt, any such amount withheld shall reduce the cash consideration payable to such Company Equityholder regardless of whether the withholding is in respect of cash or equity consideration payable hereunder.

2.11 Second Merger Conversion of Securities. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the First Surviving Company or Merger Sub II:

(a) Each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall be cancelled and retired and shall cease to exist.

(b) Each share of common stock of the First Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be converted into one limited liability company interest of the Second Surviving Company.

ARTICLE III.

CLOSING

3.1 The Closing. The closing of the Mergers and the other transactions contemplated by this Agreement (the “Closing”) will take place remotely via the electronic transmittal of executed documents at 9:00 a.m., Eastern Time, on the third (3rd) Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, in no event shall the Closing take place prior to September 4, 2020. The date on which the Closing occurs is referred to herein as the “Closing Date”.

3.2 Payments at Closing. At the Closing:

(a) Parent and Merger Sub shall (i) deposit, or cause to be deposited, with the Paying Agent an amount of cash sufficient to pay the sum of (A) the cash to be paid to the holders of Company Common Stock who are not Accredited Investors pursuant to Section 2.1(a), plus (B) the Option/Warrant AI Cash Consideration with respect to any Exercisable Warrants, plus (C) the sum of (x) the aggregate Common Per Share Cash Amount less (y) the Specified Employee Cash Amount, plus (D) cash to be paid in lieu of fractional shares of Parent Stock pursuant to Section 2.2(e) (other than with respect to the Specified Employee), plus (E) the aggregate amount of cash to be paid pursuant to Section 2.4(a) to former holders of In-The-Money Options that are Non-Employee Optionholders, less (F) the Closing Date Adjustment Escrow Amount, less (G) the Closing Date Indemnity Escrow Amount, less (H) the Expense Fund, (ii) deposit with, cause to be deposited with or otherwise cause the Second Surviving Company to have, an amount of cash sufficient to pay the Employee Option Cash Amount and the Specified Employee Cash Amount (which shall be subject to applicable Tax withholding in respect of the consideration payable to the Specified Employee in connection with the transactions contemplated hereby) and (iii) instruct Parent’s transfer agent to deliver to the Paying Agent a number of shares of Parent Stock equal to the sum of (A) the aggregate Common Per Share Stock Issuance Amount and (B) the aggregate Option/Warrant AI Stock Consideration, in each case, to pay the aggregate consideration to which holders of Company Capital Stock and holders of In-The-Money Options and Exercisable Warrants shall be entitled at the First Effective Time pursuant to Section 2.1, Section 2.2, Section 2.4 or Section 2.5(a) of this Agreement, as applicable; provided, that Parent shall deliver to the Paying Agent a portion of such cash with respect to consideration owed to Stockholders from whom the Paying Agent has received a Stock Letter of Transmittal prior to Closing, together with such Stockholder’s Paper Certificates or receipt of the Carta Cancellation, as applicable, for the Paying Agent to deliver to such Stockholders in accordance with Parent’s payment instructions;

(b) Parent shall deposit, or cause to be deposited, the Closing Date Adjustment Escrow Amount and the Closing Date Indemnity Escrow Amount in an account or accounts specified by the Escrow Agent;

(c) The Company shall pay the Estimated Closing Indebtedness to be repaid at the Closing by wire transfer of immediately available funds to the applicable bank account or accounts specified in the Payoff Letters. To the extent there is any amount of Estimated Closing Indebtedness to be repaid at the Closing after the payments made by the Company in the foregoing sentence and the payments of Estimated Transaction Expenses made by the Company pursuant to Section 3.2(d), Parent shall (on behalf of the Company Group) pay, or cause to be paid, such remaining Estimated Closing Indebtedness to be repaid at the Closing by wire transfer of immediately available funds to the applicable bank account or accounts specified in the Payoff Letters; provided, however, that in the event that any portion of the remaining Estimated Closing Indebtedness is compensation to any officer or employee of the Company Group, such portion of the remaining Estimated Closing Indebtedness shall be paid to the Company which shall then disburse such amounts to the applicable officers or employees through the payroll procedures of the Company subject to applicable withholding and Taxes;

(d) The Company shall pay the Estimated Transaction Expenses at the Closing by wire transfer of immediately available funds to the applicable bank account or accounts specified in the Estimated Closing Statement. To the extent there is any amount of Estimated Transaction Expenses after the payments made by the Company in the foregoing sentence and the payments of Estimated Closing Indebtedness made by the Company pursuant to Section 3.2(c), Parent shall (on behalf of the Company Group) pay, or cause to be paid, such remaining Estimated Transaction Expenses by wire transfer of immediately available funds to the applicable bank account or accounts specified in the Estimated Closing Statement; provided, however, that in the event that any portion of the remaining Estimated Transaction Expenses is compensation to any officer or employee of the Company Group, such portion of the remaining Estimated Transaction Expenses shall be paid to the Company which shall then disburse such amounts to the applicable officers or employees through the payroll procedures of the Company subject to applicable withholding and Taxes; and

(e) Parent shall deposit, or cause to be deposited, the Expense Fund in an account or accounts specified by the Stockholder Representative.

For the avoidance of doubt, at the Closing, Parent may use the Closing Cash as a source of funds to make any of the payments set forth in this Section 3.2.

3.3 Deliverables at Closing. At the Closing:

(a) The Company shall deliver to Parent:

(i) A certificate of an executive officer of the Company to the effect set forth in Section 8.3(a), (b) and (c);

(ii) The Payoff Letters;

(iii) Resignations in substantially the form attached as Exhibit K or evidence of removal, in form and substance reasonably satisfactory to the Parent, effective as of the First Effective Time, from each Person set forth on Section 3.3(a)(iii) of the Disclosure Schedule, which constitute all Persons holding the position of an officer or director of the Company or any of its Subsidiaries;

(iv) A certificate of good standing of the Company, dated no more than five (5) Business Days prior to the Closing, issued by the Secretary of State of the State of Delaware;

(v) The final Closing Consideration Schedule (reflecting any changes to the version delivered pursuant to Section 2.7, which changes shall be mutually acceptable to Parent and the Company);

(vi) The First Certificate of Merger, duly executed by the Company;

(vii) The Escrow Agreement, duly executed by the Stockholder Representative, which shall be in full force and effect on the Closing Date;

(viii) Termination of all Affiliate Agreements, in each case, in form and substance reasonably acceptable to the Parent;

(ix) Receipt of the third party consents set forth on Section 3.3(a)(ix) of the Disclosure Schedule, in each case, in form and substance reasonably acceptable to the Parent; and

(x) A properly executed statement, dated as of the Closing Date, in a form and substance reasonably acceptable to Parent and that satisfies the requirements of Treasury Regulations Section 1.1445-2(c)(3), together with the required notice to the IRS pursuant to Treasury Regulations Section 1.897-2(h) and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing.

(b) Parent shall deliver to the Company:

(i) A certificate of an executive officer of Parent to the effect set forth in Section 8.2(a), (b) and (c); and

(ii) The Escrow Agreement, duly executed by Parent, which shall be in full force and effect on the Closing Date.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent, Merger Sub and Merger Sub II as of the date hereof and as of the Closing Date as follows:

4.1 Organization of the Company Group.

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has all requisite power and authority required to own, lease and license its assets and properties and carry on its business as presently conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or licensed by it or the nature of its business makes such qualification or license necessary, except where the Company’s failure to be so duly qualified, licensed or in good standing would not result in a Company Material Adverse Effect.

(b) Section 4.1(b)(1) of the Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company and its entity type and jurisdiction of organization. Each Subsidiary of the Company is duly organized or formed and validly existing and in good standing under the laws of its jurisdiction of organization or formation. Each Subsidiary of the Company has all requisite power and authority required to own, lease and license its assets and properties and carry on its business as presently conducted. Except as set forth in Section 4.1(b)(2) of the Disclosure Schedule, each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or licensed by it or the nature of its business makes such qualification or license necessary, except where the failure to be so duly qualified, licensed or in good standing would not be material to the Company Group, taken as a whole.

(c) The Company has made available to Parent accurate and complete copies of the Organizational Documents of each member of the Company Group.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 19,400,000 shares of Company Common Stock and (ii) 6,441,348 shares of Company Series A Preferred Stock. As of the date hereof, there are (A) 9,473,769 shares of Company Common Stock issued and outstanding and (B) 6,441,348 shares of Company Series A Preferred Stock issued and outstanding. All of the issued and outstanding shares of Company Capital Stock, including the shares of Company Common Stock underlying Company Options, Company Warrants and Company Series A Preferred Stock, have been, or when issued will be, duly authorized, validly issued and fully paid and are, or when issued will be, nonassessable, have been issued, or when issued will be, in compliance with applicable Law and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except for as set forth in Section 4.2(a)(1) of the Disclosure Schedule, there are no accrued or declared but unpaid dividends on any share of Company Capital Stock. Section 4.2(a)(2) of the Disclosure Schedule sets forth a true, correct and complete list of the record holders of the Company Capital Stock, and the number of each class of shares Company Capital Stock owned by such Person. Section 4.2(a)(3) of the Disclosure Schedule sets forth the Closing Consideration Schedule calculated as of the date of this Agreement, which schedule was prepared in accordance with the terms and conditions of the Company Organizational Documents and all agreements governing outstanding equity interests of the Company.

(b) There are 3,460,000 shares of Company Common Stock authorized for issuance under the Company Equity Plan (of which 2,182,079 shares of Company Common Stock are subject to outstanding and unexercised Company Options). With respect to all outstanding Company Options, Section 4.2(b)(i) of the Disclosure Schedule sets forth a true and complete list, as applicable, of the name of the holder of each such Company Option, the number of shares of Company Common Stock covered by such Company Option, the date of grant, the applicable vesting schedule (including whether such vesting schedule will be accelerated as a result of the Mergers or the other transactions contemplated by this Agreement), the exercise price per share of such Company Option and the applicable expiration date. Each grant of Company Options was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action (the “Grant Date”), including, as applicable, approval by the board of directors of the Company (or a duly authorized committee thereof) and any required Stockholder approval by the necessary number of votes or written consents, and all Company Options have been granted in compliance with applicable Law, including the Code and all applicable United States federal and state securities laws, and the Company Equity Plan. No modifications have been made to any Company Options following the Grant Date. Each Company Option qualifies for the Tax accounting treatment attributed to such Company Option in the Company’s Tax Returns and Financial Statements. Each Company Option was granted with a per share exercise price that equaled or exceeded the fair market value of a share of Company Common Stock on the applicable Grant Date. Section 4.2(b)(ii) of the Disclosure Schedule sets forth each employee or other Person with an offer letter or other contract or Employee Benefit Plan that contemplates a grant of, or right to purchase or receive: (i) options or other equity awards with respect to the equity of the Company or (ii) other securities of the Company, that in each case, have not been issued or granted as of the date of this Agreement, together with the number of such options, other equity awards or other equity securities and any promised terms thereof. The treatment of Company Options under this Agreement, complies in all respects with applicable Law and with the terms and conditions of the Company Equity Plan and the applicable Company Option agreement(s).

(c) There are 60,000 shares of Company Common Stock subject to outstanding and unexercised Company Warrants. With respect to all outstanding Company Warrants, Section 4.2(c) of the Disclosure Schedule sets forth a true and complete list, as applicable, of the name of the holder of each such Company Warrant, the number of shares of Company Common Stock covered by such Company Warrant, the date of issuance, the exercise price per share of Company Common Stock in respect of such Company Warrant and the applicable expiration date. Each issuance of a Company Warrant was duly authorized no later than the date on which the issuance of such Company Warrant was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly authorized committee thereof) and any required Stockholder approval by the necessary number of votes or written consents, and all Company Warrants have been issued in compliance with applicable Law, including all applicable United States federal and state securities laws.

(d) Except as set forth in Sections 4.2(a), (b) or (c) hereof, there are no issued, reserved for issuance or outstanding (i) shares of Company Capital Stock or other equity or voting interests in the Company; (ii) securities of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or other equity or voting interests in the Company or containing any profit participation features; or (iii) options, warrants, stock appreciation rights, restricted shares, stock units, phantom stock, calls, subscriptions or other rights to acquire from the Company or other obligations of the Company to issue or allot, any Company Capital Stock or other equity or voting interests in the Company or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, Company Capital Stock or other equity or voting interests in the Company or any equity appreciation rights or phantom equity plans. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Company Capital Stock or other equity or voting interests in the Company. There is no stockholder rights plan (or similar plan commonly referred to as a “poison-pill”) or other similar Contract or arrangement under which the Company is or may be obligated to sell or otherwise issue any shares of its capital stock or any other securities and there is no anti-takeover provision in the Company’s Organizational Documents that is, or at the First Effective Time shall be, applicable to the Company, the Company Common Stock, the Mergers or the other transactions contemplated by this Agreement. The Company has not violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, Organizational Documents or agreement in connection with the offer, sale, issuance or allotment of any of the Company Capital Stock. Except as set forth on Section 4.2(d) of the Disclosure Schedule, there are no agreements pursuant to which registration rights in the securities of the Company have been granted, stockholder agreements between the Company and any current Stockholders regarding the securities of the Company that are issued and outstanding or agreements among Stockholders with respect to the voting or transfer of the securities of the Company or with respect to the governance of or any other aspect of the Company’s affairs (including any rights of first refusal or similar restrictions on transfer).

(e) Section 4.2(e) of the Disclosure Schedule sets forth a true, correct and complete list of the authorized and outstanding capital stock of, or other equity or voting interests in, each Subsidiary of the Company. All issued and outstanding capital stock of, or other equity or voting interests in, each such Subsidiary has been duly authorized, validly issued and fully paid and is nonassessable, has been issued in compliance with applicable Law and is not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. All such capital stock, equity or voting interests are owned by the Company or another Subsidiary of the Company free and clear of all Encumbrances other than Permitted Encumbrances or restrictions on the transfer of securities under applicable securities Laws, or both. Except as set forth on Section 4.2(e) of the Disclosure Schedule, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company; (ii) securities of any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company or containing any profit participation features; or (iii) options, warrants, stock appreciation rights, restricted shares, stock units, phantom stock, calls, subscriptions or other rights to acquire from any Subsidiary of the Company or other obligations of any Subsidiary of the Company to issue or allot, any capital stock of, or other voting or equity securities in, any Subsidiary of the Company or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, capital stock of, or other equity or voting interests in, any Subsidiary of the Company or any equity appreciation rights or phantom equity plans.

(f) No member of the Company Group owns, of record or beneficially, or controls, directly or indirectly, any equity or other ownership, capital, voting or participation interest, or any right (contingent or otherwise) to acquire the same, in any Person, other than another Subsidiary of the Company. No member of the Company Group has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

4.3 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and, subject to receipt of the Company Written Consent, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company’s board of directors and, except for (i) receipt of the Company Written Consent and (ii) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Delaware Secretary of State, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. On or prior to the date hereof, the Company’s board of directors has unanimously (x) resolved that this Agreement and the Ancillary Agreements and the consummation of the First Merger and the other transactions contemplated hereby and thereby are fair to and in the best interests of the Company and the Stockholders, (y) approved and declared advisable this Agreement, the Ancillary Agreements and the First Merger and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein, in accordance with the requirements of Delaware Law, and (z) has recommended that the Company’s Stockholders adopt this Agreement and approve the First Merger. This Agreement has been duly executed and delivered by the Company and is, and upon execution and delivery of the Ancillary Agreements to which the Company is to be a party, each of such Ancillary Agreements will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, in each case, except as such enforceability may be limited by (A) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (B) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(b) The Company Written Consent is the only action of the Stockholders required to approve this Agreement and the Ancillary Agreements to which the Company is a party, the First Merger and the other transactions contemplated hereby and thereby.

4.4 No Violation. Neither the execution and delivery of this Agreement and the other Ancillary Agreements to which the Company is a party, nor the consummation of the Mergers or the other transactions contemplated hereby or thereby by the Company, does or will (a) violate, breach or conflict with any provisions of the Organizational Documents of the Company or any Subsidiary of the Company; (b) except as set forth in Section 4.4(b) of the Disclosure Schedule, with or without the passage of time, the giving of notice or both, result in any right of termination, modification, acceleration, reduction or cancellation of any material right of the Company Group (including under any Contract to which any member of the Company Group is a party or any of its properties or assets is bound), result in any modification, increase or acceleration of any material Liability of the Company Group, result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) under any Contract, or violate, breach, result in a default under or conflict with any Contract to which any member of the Company Group is a party or any of its properties or assets is bound; or (c) assuming the making of all filings as may be required in connection with the transactions described herein under the HSR Act and the waiting period expirations or terminations as may be required in connection with the transactions described herein under the HSR Act, violate any Law or any Order to which the Company Group is subject, except where the failure of the representations and warranties contained in clauses (b) or (c) of this Section 4.4 would not be material to the Company Group, taken as a whole.

4.5 Consents and Approvals. Other than (a) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware, (b) any applicable requirements of the HSR Act and (c) such other filings and Approvals as are required to be made or obtained under the Securities Act and the securities or “blue-sky” Laws of various states in connection with the issuance of shares of Parent Stock pursuant to this Agreement, no Approval of any Governmental Authority is required to be made or obtained by the Company Group in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party or the consummation of the Mergers or the other transactions contemplated hereby or thereby, except where the failure to obtain such Approvals would not be material to the Company Group, taken as a whole.

4.6 Financial Statements.

(a) Section 4.6(a) of the Disclosure Schedule sets forth (i) the unaudited consolidated financial statements of the Company Group for the fiscal years ended December 31, 2017, 2018 and 2019 and (ii) an unaudited consolidated balance sheet of the Company Group as of June 30, 2020 (the “Latest Balance Sheet”) and the related unaudited statements of income and cash flows for the six month period then ended (clauses (i) and (ii) collectively, the “Financial Statements”). The Financial Statements (A) are derived from and are in accordance with the books and records of the Company Group; (B) fairly present in all material respects the financial condition of the Company Group as of the dates therein indicated and the results of operations and cash flows of the Company Group for the periods therein specified; and (C) except as set forth in Section 4.6(a)(C) of the Disclosure Schedule, have been prepared in accordance with GAAP, except for the absence of footnotes and customary year-end audit adjustments (which shall not be material individually or in the aggregate in amount or significance), consistently applied throughout the periods covered thereby.

(b) With regard to the Financial Statements, none of the Company Group, the Company Group’s independent accountants, the Company’s board of directors or the audit committee of the Company’s board of directors has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of the Company Group which could affect in a material manner any member of the Company Group’s ability to record, process, summarize and report financial data, (B) “material weakness” in the internal controls over financial reporting of the Company Group, or (C) fraud, whether or not material, that involves management or other employees of the Company Group who have a significant role in the internal controls over financial reporting of the Company Group.

(c) The accounts receivable of any member of the Company Group reflected on the Financial Statements, and all accounts receivable arising subsequent to the Latest Balance Sheet, (i) arose from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms and (ii) to the Knowledge of the Company, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, in each case, except as would not be material to the Company Group, taken as a whole.

(d) The Company’s total assets as of July 31, 2020 as determined in accordance with GAAP and in accordance with the Company Group’s past practice did not exceed the Applicable Threshold Amount. To the extent that Parent and the Company jointly decide not to file a Notification and Report Form pursuant to the HSR Act with respect to the Mergers and the other transactions contemplated by this Agreement, the Company’s total assets as of its most recent Interim Balance Sheet, as determined in accordance with GAAP and in accordance with the Company Group’s past practice, shall not exceed the Applicable Threshold Amount. Any report of the Company’s total assets as of July 31, 2020 or delivered by the Company or its representatives to Parent pursuant to Section 6.3(c) shall be true, complete and correct in all respects and (A) shall be derived from and be in accordance with the books and records of the Company Group and (B) shall have been prepared in accordance with GAAP, except for the absence of footnotes and customary year-end audit adjustments (which shall not be material in amount or significance), consistently applied throughout the periods covered thereby.

(e) Except as set forth in Section 4.6(e) of the Disclosure Schedule, no cash of the Company is subject to restrictions, limitations or Taxes on use or distribution by Law, Contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction.

4.7 Liabilities.

(a) Section 4.7(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, (i) all outstanding Indebtedness of any member of the Company Group and for each item of Indebtedness, identifies the debtor, the principal amount outstanding as of the date of this Agreement, the creditor and the maturity date and (ii) all outstanding letters of credit, fidelity bonds and surety bonds of the Company Group. All letters of credit, fidelity bonds and surety bonds of the Company Group are in full force and effect and will continue in full force and effect immediately following the consummation of the transactions contemplated by this Agreement. No default (or an event which with notice or lapse of time or both would become a default) exists with respect to the obligations of the Company Group under any such letters of credit, fidelity bonds or surety bonds and the Company Group has not received any notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds, except for where such default or failure to receive any notification or cancellation would not be material to the Company Group, taken as a whole.

(b) The Company Group has no Liabilities of the type required to be set forth on a balance sheet prepared in accordance with GAAP, except for those (i) specifically reflected and adequately reserved for on the Latest Balance Sheet or set forth on Section 4.7(b) of the Disclosure Schedule, (ii) incurred in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (iii) of the type reflected on the face of the Latest Balance Sheet which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Action)or (iv) that are executory performance obligations arising under Contracts to which the Company or one of its Subsidiaries is a party or otherwise bound and which have been made available to Parent (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Action) and none of which are material individually or in the aggregate to the Company Group, taken as a whole. The Company Group does not maintain any “off-balance sheet arrangement” within the meaning of Item 303(a)(4)(ii) of Regulation S-K of the SEC.

4.8 Absence of Changes. Since the date of the Latest Balance Sheet through the date hereof, except as set forth in Section 4.8 of the Disclosure Schedule, (a) the business of the Company Group has been conducted in the ordinary course consistent with past practice, (b) there has not been any Company Material Adverse Effect and (c) the Company Group has not taken any action of the type described in Section 6.1, which, had such action been taken following the date hereof without Parent’s prior approval, would have constituted a violation of Section 6.1.

4.9 Tangible Assets. Except as would not be material to the Company Group, taken as a whole, the Company Group has good and marketable title to, a valid leasehold interest in or a valid license to use all of the tangible properties and assets used by it, located on its premises, or shown on the Latest Balance Sheet or acquired thereafter (the “Tangible Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances. The Tangible Assets are all of the material tangible properties and assets reasonably necessary for the current operation of the business of the Company Group as presently conducted, are in good operating condition (normal wear and tear excepted) and are adequate in all material respects for use in the ordinary course of business of the Company Group as presently conducted.

4.10 Contracts and Commitments.

(a) Section 4.10 of the Disclosure Schedule lists a true, correct and complete list of the Material Contracts as of the date hereof.

(b) True, correct and complete copies of all Material Contracts, together with all amendments, waivers, or other changes thereto, have been made available to Parent or its representatives. Except as would not be material to the Company Group, taken as a whole, each Material Contract is a valid and binding obligation of the Company Group, and, to the Knowledge of the Company, the other parties thereto, enforceable against them in accordance with its terms, except as the same may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. To the Knowledge of the Company, the Company Group has complied in all material respects with each

Material Contract. There are no breaches or defaults by the Company Group under any Material Contract or, to the Knowledge of the Company, by any other party thereto, and no event has occurred which, with the passage of time, the giving of notice or both, would constitute a breach or default by the Company Group under any Material Contract or, to the Knowledge of the Company, by any other party thereto, or would cause the acceleration of any obligation under any Material Contract or the loss of any material rights under any Material Contract, except, in each case, as would not be material to the Company Group, taken as a whole.

(c) All material payment obligations and all other material obligations of the Company Group under each Material Contract required to be performed or fulfilled (including payments to any and all third parties or otherwise) have been fully performed or fulfilled. To the Knowledge of the Company, all material payment obligations and all other material obligations under each Material Contract required to be performed or fulfilled (including payments to any and all third parties or otherwise) by each counterparty thereto have been fully performed or fulfilled by such counterparty thereto and each counterparty thereto is capable of and has the ability to continue to perform its respective obligations under the Material Contracts. The Company Group has not received any written, or to the Knowledge of the Company oral, claim notices, dispute notices, show cause notices, cure notices or negative determinations of responsibility with respect to a Material Contract, and the Company Group has not given any such notice under any Material Contract. To the Knowledge of the Company, no counterparty to any Material Contract has become insolvent or filed for bankruptcy.

4.11 Permits. The Company Group holds, and is in compliance with all terms and conditions of, all Permits required to be held for the lawful conduct of its business as currently conducted, except where the failure to hold, or be in compliance with, a Permit, would not be material to the Company Group, taken as a whole. Section 4.11 of the Disclosure Schedule sets forth a complete list of such Permits, including the issuing authority and the expiration date of each of them. All such Permits are, and following the Closing will be, in full force and effect, and no event has occurred that would, with the passage of time, the giving of notice or both, constitute a default under any such material Permits, except, in each case, as would not be material to the Company Group, taken as a whole. All applications for renewal of such material Permits have been timely filed. There is no pending action relating to, and to the Knowledge of the Company, there is no threatened, suspension, cancellation, or invalidation of any material Permits.

4.12 Litigation.

(a) Except as set forth in Section 4.12(a) of the Disclosure Schedule, as of the date hereof there is no, and since the date that is three (3) years prior to the date hereof, there has not been any, Action asserted or pending or, to the Knowledge of the Company, threatened in writing by or against or affecting any member of the Company Group or any of its properties, businesses or assets, except, in each case, as has been fully resolved with no material outstanding liability to, or material obligations of, the Company Group or as would not be material to the Company Group, taken as a whole. No member of the Company Group is subject to any outstanding Order relating to its properties, businesses or assets. There is no Action pending or, to the Knowledge of the Company, threatened in writing, against any member of the Company Group or affecting any of its respective properties, businesses or assets, which would have a material adverse effect on the Company’s performance under this Agreement or the Ancillary Agreements to which the Company is a party or the consummation of the Mergers or the other transactions contemplated hereby or thereby. Except as set forth in Section 4.12(a) of the Disclosure Schedule, as of the date hereof there is no Action asserted or pending or, to the Knowledge of the Company, threatened in writing, against any employee, officer or director of the Company Group in his or her capacity as such or otherwise relating to the Company Group or the business thereof. Since the date that is three (3) years prior to the date hereof, the Company Group has not initiated any Action against any Person and no Action commenced by any member of the Company Group prior to such date is pending. Notwithstanding the foregoing, for all purposes of this Agreement, the Company does not make any representation or warranty (pursuant to this Section 4.12 or elsewhere in the Agreement) as to whether any of the transactions described herein will be the subject of any actual or threatened investigation or Action after the date hereof or will be challenged under any antitrust Laws.

(b) There is not currently pending any internal investigation with respect to any member of the Company Group related to any potential violation of Law or Order. To the Knowledge of the Company, no member of the Company Group is under investigation with respect to or has been threatened in writing to be charged with any material violation of any Laws or Orders applicable to any member of the Company Group. To the Knowledge of the Company, no circumstances or facts exist in relation to any member of the Company Group and/or to the conduct of the business of any member of the Company Group which are reasonably likely to give rise to any such investigation.

4.13 Compliance with Law; Code of Ethics.

(a) No member of the Company Group is in breach of or default under any provisions of its respective Organizational Documents. Except as set forth in Section 4.13(a) of the Disclosure Schedule, each member of the Company Group and each of their officers and directors (in their capacities as such) have at all times since the date that is three (3) years prior to the date hereof complied in all material respects with, and is now in compliance in all material respects with, all Laws and Orders applicable to any member of the Company Group. The Company has not received from any Governmental Authority any written or, to the Company’s Knowledge, oral notice regarding any violation of Law or Order or of any obligation to bear any material cost for any remedial action.

(b) None of the Company or its Subsidiaries, or any director, officer, employee or, to the Company’s Knowledge, agent or other Person acting on behalf of any of the Company or any Subsidiary (in their capacity as director, officer, agent, employee or other Person acting on behalf of the Company or any Subsidiary), has: (i) directly or indirectly, used any corporate funds of the Company or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of their businesses, or failed to disclose fully any such contribution in violation of applicable Laws; (ii) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; (iii) made any unlawful payment, bribe, or kickback, or given any other unlawful consideration to any Person, including government official or any customer, agent, distributor, or supplier of the Company or any of its Subsidiaries or any director, officer, agent, or employee of such customer or supplier or (iv) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar anti-corruption or anti-bribery law of any other country having jurisdiction.

(c) None of the Company or its Subsidiaries, or any director, officer or employee or, to the Company’s Knowledge, agent or other Person acting on behalf of any of the Company or any Subsidiary (in their capacity as director, officer, agent, employee or other Person acting on behalf of the Company or any Subsidiary) is an individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, OFAC’s Foreign Sanctions Evaders List, OFAC’s Sectoral Sanctions Identifications List, the U.S. Department of Commerce Denied Person’s List, the U.S. Department of Commerce’s Entity List, the U.S. Department of Commerce’s Unverified List, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by the United States federal government, or (iii) located, organized or resident in a Designated Jurisdiction in violation of any Sanctions. To the Company’s Knowledge, no member of the Company Group (A) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”), or any Sanctions laws, (B) is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or Sanctions, (C) has been assessed civil penalties under any Anti-Money Laundering Laws or any Sanctions, (D) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws, or (E) filed any voluntary disclosures with any Governmental Authority regarding possible violations of Sanctions. Except as set forth in Section 4.13(c) of the Disclosure Schedule, the Company and its Subsidiaries do not directly or indirectly (i) have any investment in or engage in any dealing or transaction with any person in violation of any applicable Sanctions or (ii) engage in any activity that could cause the Company or its Subsidiaries to become subject to Sanctions, and the Company has ceased conduct of all business in all jurisdictions set forth in Section 4.13(c) of the Disclosure Schedule.

(d) To the Knowledge of the Company, no director or officer of the Company has violated the Company’s Code of Business Ethics, except for any such violation that would not be material to the Company Group, taken as a whole.

4.14 Books and Records. The minute books of each member of the Company Group contain records of all material meetings, and all actions taken by written consent of, the board of directors, and any committee thereof, of such member of the Company Group. At the Closing, the books and records of the Company Group will be in the possession of the Company Group.

4.15 Intellectual Property.

(a) Section 4.15(a) of the Disclosure Schedule sets forth a complete and accurate list of all Company Owned Intellectual Property consisting of (i) registered Marks and applications for registration of Marks, (ii) issued Patents and Patent applications, (iii) registered Copyrights and Copyright applications, and (iv) registered Domain Names (collectively, the items in (i) through (iv), the “Company Registered Intellectual Property”), (v) material common law or unregistered Marks, (vi) social media accounts held in the name of the Company Group, and (vii) Company Proprietary Software material to and currently used in the business of the Company Group; in each case identifying (as applicable) the title or name of the Intellectual Property, registered owner(s) (and if such registered owner is not the legal owner, the legal owner as well), jurisdiction, application number and date, registration number and registration date, with respect to registered Domain Names, the applicable domain name registrar, and, with respect to registered Marks, class of goods and services. All necessary registration, maintenance and renewal fees in connection with all Company Registered Intellectual Property have been paid in full (and, except as noted in Section 4.15(a) of the Disclosure Schedule, no registration, maintenance or renewal fee is due within ninety (90) days after the Closing Date) and all necessary documents in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Authority in any applicable jurisdiction for the purposes of maintaining such Company Registered Intellectual Property. The Company Registered Intellectual Property is subsisting, valid (or in the case of applications, applied for) and enforceable and has not been unintentionally abandoned or cancelled. No Company Owned Intellectual Property is the subject of any opposition, cancellation, inter partes review or similar Action before any governmental, registration or other authority in any jurisdiction, or is currently the subject of an office action or other form of preliminary or final refusal of registration. No Related Person owns, directly or indirectly, other than through its ownership of shares of the Company Group, any Intellectual Property used or currently held for use by the Company Group in the conduct of its business. The consummation of the transactions contemplated by this Agreement will not materially alter or impair any rights of the Company Group to the Company Intellectual Property.

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, the Company Group solely and exclusively owns free and clear of all Encumbrances other than Permitted Encumbrances, the Company Owned Intellectual Property. The Company Group has a valid and binding license or other right to use or otherwise exploit all Intellectual Property other than the Company Owned Intellectual Property used in, held for use in or otherwise necessary for the operation of the Company Group’s business as currently conducted (together with the Company Owned Intellectual Property, the “Company Intellectual Property”) free and clear of all Encumbrances, other than Permitted Encumbrances. The Company Group’s conduct of its business as currently and formerly conducted, the exploitation and use of the Company Owned Intellectual Property, and the Company Products or Services, have not and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person, nor constitute unfair competition or trade practices under the Laws of any jurisdiction. Since the date that is six (6) years prior to the date hereof, the Company Group has not received any written notice, and no Action or proceeding has been instituted, settled or, to the Knowledge of the Company, threatened that (i) alleges any such infringement, dilution misappropriation or other violation or (ii) challenges the validity or enforceability of any Company Owned Intellectual Property or the Company’s right to use or otherwise exploit any Company Intellectual Property or Company Products or Services. Since the date that is six (6) years prior to the date hereof, the Company Group has not received any written notice that any Person is infringing upon or misappropriating, or has infringed upon or misappropriated any material Company Intellectual Property, and to the Knowledge of the Company, no Person is infringing upon, diluting, misappropriating or otherwise violating, or has infringed upon, diluted, misappropriated or otherwise violated the Company Group’s rights in any material Company Intellectual Property. The Company Intellectual Property constitutes all of the Intellectual Property necessary for the current operation of the business of the Company Group.

(c) The Company Group takes and has taken commercially reasonable steps to protect, maintain and enforce all Company Intellectual Property and to preserve the confidentiality of any Trade Secrets comprised in Company Intellectual Property and other non-public or proprietary information pertaining to the Company Group or its business and services that it wishes or is obligated to keep confidential. There has been no material unauthorized use or disclosure of any Company Intellectual Property or other non-public or proprietary information pertaining to the Company Group or its business and services, and to the Knowledge of the Company Group, any use or disclosure of Company Intellectual Property or other non-public or proprietary information pertaining to the Company Group or its business and services has been in accordance with written confidentiality agreements or obligations. No present or former employee, consultant, agent or other Person of the Company Group or any of its Subsidiaries has misappropriated any Trade Secrets or other Confidential Information of any other Person in the course of the performance of responsibilities to the Company Group. All of the Company Group’s former and current employees, consultants, agents, and other Persons have been prohibited by the Company Group from misappropriating, using, or disclosing any Trade Secrets or other Confidential Information of any other Person in the course of the performance of responsibilities to the Company Group. All of the Company Group’s former and current employees, consultants, agents and other Persons who are provided with or otherwise have had and have access to any Trade Secrets or other non-public or proprietary information pertaining to the Company Group or its business and services have executed confidentiality agreements binding such employees, consultants, agents and other Persons to obligations of confidentiality with respect to such Trade Secrets or other non-public or proprietary information. All programs, modifications, enhancements or other inventions, improvements, discoveries, methods, or works of authorship (“Works”) that were created by any employee, consultant, agent and other Person of the Company Group or any of its Subsidiaries were made in the regular course of such Person’s employment or service relationship with the Company Group or Subsidiary using the facilities and resources of the Company or Subsidiary, and as such, constitute “works made for hire” in those jurisdictions that recognize this legal concept or principle. All of the Company Group’s former and current employees, consultants, agents and other Persons who have contributed to or participated in the conception or development of any Works or other Intellectual Property as part of such Person’s employment, consultancy or engagement with the applicable member of the Company Group (each such Person, a “Contributor”) have entered into valid and binding proprietary rights agreements with the applicable member of the Company Group assigning or vesting ownership of all such Works or Intellectual Property in the Company Group (to the extent such Works or Intellectual Property do not qualify as “works made for hire”). Without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration, with respect to Company Owned Intellectual Property, nor has any Contributor made any assertions in writing to the Company Group with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion. At no time during the conception of or reduction to practice of any Company Owned Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any funding or grants from any

Governmental Authority, educational institution or private source, performing research sponsored by any Governmental Authority, educational institution or private source, or utilizing the facilities of any Governmental Authority or educational institution, or subject to any employment agreement or invention assignment agreement with any third Person. The Company Group has not been a member or promoter of, or contributor to, any industry standards body or similar organization that could require or obligate the Company Group to grant or offer to any other Person any license or right to any Company Intellectual Property.

(d) Except as set forth in Section 4.15(d) of the Disclosure Schedule, the computer hardware, Software, web sites, mobile applications, servers, workstations, routers, hubs, switches, circuits, networks, communications networks, and other information technology systems owned, leased or used by the Company Group in the conduct of its business and to provide the Company Products or Services (collectively, the “Business Systems”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications, (ii) have not materially malfunctioned or failed in a manner that resulted in significant or chronic disruptions to the operation of the business of the Company Group, and (iii) are sufficient in all material respects for the conduct of the Company Group’s business as conducted on the date of this Agreement. The Company Group maintains industry standard security, data backup, disaster recovery and business continuity plans, procedures and facilities to ensure the continued operation of the Business Systems in the event of a disaster or business interruption, and acts in compliance therewith. The Company Group has taken adequate measures, consistent with current industry standards, to protect the confidentiality, integrity and security of the Business Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. Except as set forth in Section 4.15(d) of the Disclosure Schedule, there have been no material unauthorized intrusions or breaches of the security of such Business Systems and in the past twenty-four (24) months, there has been no failure or other substandard performance of the Business Systems that has caused a material disruption to the business of the Company Group. The Company Group use industry standard methods (including passwords) to ensure the correct identity of the users of its Software, databases, systems, networks and the correct identity of its customers, and uses industry standard encryption (or equivalent) protection to protect the security and integrity of transactions executed through its Software and Business Systems.

(e) Except as set forth in Section 4.15(e) of the Disclosure Schedule, the Company Group has not disclosed, licensed, made available or delivered to any escrow agent or any Person other than employees of the Company Group or other Persons subject to written confidentiality obligations, any of the Source Code for any Company Proprietary Software. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) legally entitles a Person to delivery, license, or disclosure of any Source Code for any Company Proprietary Software where such Person is not, as of the date of this Agreement, an employee of the Company Group or otherwise subject to written confidentiality obligations. Neither this Agreement, nor any other Ancillary Agreements to which the Company Group is a party, nor the consummation of the Mergers will result in the disclosure to a third Person of any Source Code included in the Company Proprietary Software (including any release from escrow of any such Source Code). The Company Group and its Subsidiaries maintain (i) machine readable copies of the Company Proprietary Software and (ii) reasonably complete technical documentation or user manuals for material releases or versions thereof currently in use by the

Company Group or any of its Subsidiaries, currently made available to the customers of the Company Group or any of its Subsidiaries or currently supported by the Company Group or any of its Subsidiaries. The Company Group and its Subsidiaries maintain at least one copy of the Source Code for each version of the Company Proprietary Software, and such code is maintained under strict confidentiality and in accordance with industry-standard safekeeping for proprietary source code. Section 4.15(e) of the Disclosure Schedule lists all Open Source Software that is incorporated into, combined with or linked to any Company Products or Services, or Company Proprietary Software currently used in the business, or from which any Company Products or Services or Company Proprietary Software currently used in the business was derived. Section 4.15(e) of the Disclosure Schedule describes whether each Open Source Software program was incorporated into, combined with or linked to any such Company Products or Services or Company Proprietary Software (such description shall also include whether the Open Source Software was modified, distributed, conveyed or licensed out by the Company Group). Notwithstanding the contents of Section 4.15(e) of the Disclosure Schedule, the Company Group has not used Open Source Software in any manner that does, or would be reasonably expected to, with respect to any Company Products or Services or Company Proprietary Software, (i) require its disclosure or distribution in Source Code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, or (iv) create, or purport to create, other material obligations for the Company Group that affect any Company Products or Services or Company Proprietary Software. With respect to any Open Source Software that is or has been used by the Company Group, the Company Group has been and is in material compliance with all applicable agreements with respect thereto.

(f) To the Knowledge of the Company, no Company Proprietary Software or Business Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed (collectively, “Malicious Code”). No Company Proprietary Software contains material uncorrected bugs, programming errors, anomalies, hidden or locked content or other “easter eggs”. The Company Group implements commercially reasonable measures designed to prevent the introduction of Malicious Code into Company Proprietary Software and Business Systems (if within the Company’s control), including firewall protections and regular virus scans.

(g) Neither the Company Proprietary Software nor or other Software incorporated into any Company Products or Services and distributed by the Company Group (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Software, or (ii) materially fails to comply with any applicable warranty, specification or other contractual commitment relating to the use, functionality or performance of such Software. Section 4.15(g) of the Disclosure Schedule sets forth a true, correct and complete list of the Company Group’s current (as of the date hereof) list of known material bugs and errors maintained by its development or quality control groups or bug and error-tracking databases, together with all fixes, patches and workarounds thereto, with respect to the Company Proprietary Software.

4.16 Privacy and Data Security

(a) Except as set forth in Section 4.16(a) of the Disclosure Schedule, the Company Group complies in all material respects with, and has at all times complied in all material respects with, (i) all Data Protection Requirements, and (ii) all Data Protection Laws, other applicable Laws, as well as any applicable Privacy Policies for the Company Group’s collection, use, disclosure, and deletion of Personal Data with respect to employees, contractors, and others who work for or on behalf of the Company Group, except, in each case, where any failure to comply would not be material to the Company Group, taken as a whole.

(b) As of the date hereof, the Company Group has not received any subpoenas, demands, or other notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the Knowledge of the Company, the Company Group is not under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Law. As of the date hereof, no complaint, claim, enforcement action, or litigation of any kind has been served on, or initiated against the Company Group under any Data Protection Requirement.

(c) The Company Group has taken commercially reasonable steps, compliant with applicable Data Protection Requirements, to protect (i) the operation, confidentiality, integrity, and security of the Company Group’s software, systems, and websites that are involved in the collection and/or processing of Personal Data, and (ii) Personal Data in the Company Group’s possession and/or control from unauthorized use, access, disclosure, and modification.

(d) Except as set forth in Section 4.16(d) of the Disclosure Schedule, the Company Group has not experienced any crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents related to Personal Data, in each case, that would require notification of individuals, law enforcement, or any Governmental Authority, any remedial action under any applicable Data Protection Requirement, or that have caused any substantial disruption of or interruption in the use of the Company Group’s software, equipment or systems. There are no pending or expected complaints, actions, fines, or other penalties facing the Company Group in connection with any such crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents.

(e) The Company Group is not subject to any Data Protection Requirements that, following the proposed transaction, would prohibit the Company Group from using the Company Group’s Personal Data in substantially the same manner and in accordance with and subject to Data Protection Requirements.

4.17 Real Property.

(a) The Company Group does not own or have any ownership interest in any real property.

(b) Section 4.17(b) of the Disclosure Schedule lists all real property that is leased, licensed, used or occupied by any member of the Company Group (the “Rental Real Estate”) and the leases, subleases and other similar agreements including all amendments, supplements, modifications, replacements, restatements and guarantees relating thereto, by which such Rental Real Estate is leased, used or occupied (each, a “Lease” and together, the “Leases”), true and complete copies of which have been made available to Parent, except as set forth on Section 4.17(b) of the Disclosure Schedule. Except as set forth on Section 4.17(b) of the Disclosure Schedule, with respect to each of the Leases and the Rental Real Estate:

(i) The applicable member of the Company Group has good and valid leasehold title to the Rental Real Estate, free and clear of Encumbrances (other than Permitted Encumbrances) and enjoys peaceful and undisturbed possession under all such Leases;

(ii) There are no leases, subleases, concessions or other agreements to which the Company Group is a party granting to any Person (other than any employee or independent contractor of any member of the Company Group as set forth on Section 4.17(b) of the Disclosure Schedule) the right to use or occupy any portion of the Rental Real Estate, the applicable member of the Company Group has exclusive possession of each Rental Real Estate and no Person (other than the applicable member of the Company Group) occupies any part of the Rental Real Estate;

(iii) The Leases represent the entire agreement between the applicable member of the Company Group and the applicable landlord relating to such applicable Rental Real Estate, and there are no other material agreements, written or oral, between the such applicable member of the Company Group and such applicable landlord relating to the Rental Real Estate or such applicable member of the Company Group’s use, possession and occupancy of the Rental Real Estate and there have been no options exercised with respect to the Leases other than as set forth in writing delivered with the Leases;

(iv) The Company Group has not collaterally assigned or granted any Encumbrance, other than Permitted Encumbrances, in any of the Leases; and

(v) The applicable member of the Company Group and the applicable landlord are currently in material compliance with the terms of all Leases, and all such Leases are in full force and effect, and no Lease is subject to any material defenses, setoffs, or counterclaims.

(c) The Company Group is not a party to any agreement or option to purchase any real property or interest therein.

(d) The Company Group has not received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning Law relating to or affecting the Rental Real Estate, and no such proceeding has been commenced or is pending, or, to the Knowledge of the Company, threatened.

(e) All brokerage commissions and other compensation and fees payable by the Company Group by reason of the Leases have been paid in full.

(f) The lessor under each Lease has completed all tenant improvement work and other alterations required to be performed by the lessor pursuant to such Lease.

(g) All improvements on Rental Real Estate are in good condition and repair and have not suffered any casualty or other material damage that has not been repaired in all material respects.

4.18 Labor and Employment Matters.

(a) Section 4.18(a) of the Disclosure Schedule sets forth, as of the date hereof and to the extent permitted by applicable Law, a correct and complete list of all employees, volunteers, interns, and individual contractors or service providers of the Company Group (other than directors), and for each such individual the following, as applicable: current title; annual base salary, hourly wage rate or contractor compensation, as applicable; full-time or part-time status; current year bonus, commission and other incentive-based compensation opportunity and actual bonus, commission and other incentive-based compensation paid for the prior performance year; hire date; accrued vacation and paid time off; principal work location; leave status; exempt or nonexempt status under applicable state and federal wage and hour Laws; and a description of all fringe benefits provided to each such individual by the Company Group, including but not limited to medical insurance, disability insurance, life insurance, and retirement benefits. No executive or key employee of the Company Group has informed the Company Group (whether orally or in writing) of any plan to terminate employment with or services for the Company Group, to the Knowledge of the Company Group no executive or key employee has a present intention to terminate such employment or services, nor does the Company Group have a present intention to terminate the employment of any of the foregoing. To the Knowledge of the Company, no employee or contractor of the Company Group is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Order of any court or administrative agency, that would interfere with the use of such employee’s reasonable best efforts to promote the interests of the Company Group or that would conflict with the Company Group’s business as proposed to be conducted.

(b) The Company Group is and has at all times been in compliance in all material respects with all applicable Employment Laws, as well as any Law or Order relating to the payment of social security and other Taxes.

(c) The Company Group is not and has never been a party to any collective bargaining or Contract with any labor union, works counsel or similar organization relating to employees of the Company Group, and there are no labor unions, works councils or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent or engaged in the organizing of, any employee of the Company Group. There are, and since the date that is three (3) years prior to the date hereof have been, no union elections or unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, and there are, and since the date that is three (3) years prior to the date hereof have been, no grievances, complaints, arbitrations, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees. The Company Group has not experienced any strike, slowdown, work stoppage, picketing, lockouts or other organized work interruption with respect to any employees since the date that is three (3) years prior to the date hereof, nor, to the Knowledge of the Company, are any such strikes, slowdowns, work stoppages, picketings, lockouts or other organized work interruptions threatened.

(d) (i) Since the date that is six (6) years prior to the date hereof, the Company Group has paid in full to all of its employees, interns, individual contractors and other service providers or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Persons; and (ii) there is no Action, suit, proceeding, investigation, audit or claim that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to the wages or compensation, employment or termination of employment of any current or former employee of the Company Group.

(e) Since the date that is six (6) years prior to the date hereof, the Company Group has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt under the Fair Labor Standards Act of 1938, as amended, or any similar Law and has properly paid and reported all wages, overtime and other compensation due and owing to such individuals in all material respects under applicable Laws.

(f) The Company Group has not since the date that is six (6) years prior to the date hereof implemented any employee layoffs, plant shutdowns, reduced hours or furloughs within the meaning of, and has no unsatisfied liabilities under, the Worker Adjustment Retraining and Notification Act of 1988, as amended or any similar state or local Law.

(g) To the Knowledge of the Company, since the date that is three (3) years prior to the date hereof and as of the date hereof, there has not been, or threatened, any allegation of sexual harassment, sexual abuse or sexual misconduct against (i) any current or former director, manager, or officer of the Company Group, or (ii) any current or former employee or independent contractor of the Company Group who, directly or indirectly, supervises or has managerial oversight over (or supervised or had managerial oversight over) any other current or former employees or independent contractors of the Company Group and, to the Company’s Knowledge, no event has occurred or circumstance exists that would serve as a reasonable basis for any such allegation of sexual harassment, sexual abuse or sexual misconduct. Since the date that is three (3) years prior to the date hereof, the Company Group has not entered into any settlement agreement related to allegations or threatened allegations of sexual harassment, sexual abuse or sexual misconduct by any current or former director, manager, officer, employee, independent contractor, or other service provider of the Company Group.

(h) The Company Group has (i) taken commercially reasonable steps to minimize potential workplace exposure in light of COVID-19 and (ii) delivered accurate and complete copies of all applicable (A) workplace communications from the Company Group to employees regarding actions or changes in workplace schedules or employee hours, employee travel, remote work practices, onsite meetings, implementation and enforcement of health and safety, social distancing and return-to-work practices and protocols or other changes that have been implemented in response to COVID-19; (B) contingency plans for workplace cessation in light of COVID-19; and (C) policies implemented in relation to COVID-19.

4.19 Employee Benefit Plans.

(a) Section 4.19(a) of the Disclosure Schedule sets forth a list of each material Employee Benefit Plan as of the date of this Agreement. Each Employee Benefit Plan complies in form and in operation, and has been established, maintained and administered in accordance with, its terms and the applicable requirements of ERISA, the Code and other applicable Laws. Other than routine claims for benefits, there is no Action pending or, to the Company’s Knowledge, threatened against or with respect to an Employee Benefit Plan and there is no fact or circumstance that would give rise to any such Action.

(b) With respect to each Employee Benefit Plan, the Company has provided to Parent true and complete copies of: (i) each such Employee Benefit Plan, including all written summaries of plans not in writing, amendments thereto and the most recent summary plan description and summary of material modifications, (ii) the most recent determination or opinion letter, if any, issued by the IRS and each currently pending request for such a letter with respect to any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (iii) the two most recent annual report (Form 5500 series) filed with the IRS, (iv) any related trust or funding agreements, and (v) any non-routine correspondence with, and all filings, records and notices concerning audits or investigations by, any Governmental Authority since the date that is three (3) years prior to the date hereof.

(c) Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code either (i) has received a current favorable determination letter from the IRS as to its qualified status or (ii) is a prototype plan that may rely upon a current opinion letter from the IRS. No fact or event has occurred that could reasonably be expected to adversely affect or cause the loss of such qualified status or the imposition of any Liability, penalty or Tax under ERISA or the Code with respect to any such Employee Benefit Plan.

(d) No Employee Benefit Plan is, and neither the Company Group nor any of its ERISA Affiliates, or any of their respective predecessors, has at any time since the date that is three (3) years prior to the date hereof sponsored, maintained, participated in, contributed to, or had any obligation, or otherwise participated in or participates in or in any way has any Liability (in each case, contingent or otherwise), with respect to any plan subject to Section 412, 430 or 4971 of the Code, Section 302 or Title IV of ERISA, including any (i) “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), (ii) single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 and 4069 of ERISA or Section 413(c) of the Code, or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code, (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Employee Benefit Plan provides, and the Company Group does not have any obligation to provide, any of the following retiree or post-employment or post-service benefits to any Person: medical, accident, disability, life insurance, death or welfare benefits, except as required by the applicable requirements of Section 4980B of the Code or any similar state Law.

(e) No event has occurred and no condition exists that would subject the Company Group by reason of its affiliation with any current or former ERISA Affiliate to any material (i) Tax, penalty, fine, (ii) lien or (iii) other Liability imposed by ERISA, the Code or other applicable Laws. With respect to each Employee Benefit Plan: (i) no Encumbrance has been imposed under the Code, ERISA or any other applicable Law, and (ii) there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which any liabilities are outstanding.

(f) Except as set forth in Section 4.19(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby (whether alone or in combination with another event, whether contingent or otherwise) will (i) result in or entitle any current or former service provider of the Company Group to any payment or benefit or any loan forgiveness, (ii) accelerate the vesting or time of payment of any compensation or other benefit or trigger the funding of any (through a grantor trust or otherwise) of any compensation or other benefit, (iii) increase the amount or value of any payment, compensation or benefit to any such service provider, (iv) trigger any other obligation under any Employee Benefit Plan or (v) limit or restrict the right to amend, merge, terminate or transfer the assets of any Employee Benefit Plan on or following the Closing Date.

(g) With respect to each Employee Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or accrued in accordance with GAAP. None of any Employee Benefit Plan, the Company Group or, to the Company’s Knowledge, any Employee Benefit Plan fiduciary with respect to any Employee Benefit Plan, in any case, since the date that is three (3) years prior to the date hereof has been the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the Company’s Knowledge, threatened.

(h) The Company Group may amend or terminate any Employee Benefit Plan at any time without incurring any Liability thereunder other than in respect of claims incurred prior to such amendment or termination. No Employee Benefit Plan is a self-insured arrangement and no event has occurred and no condition exists that could reasonably be expected to result in a material increase in the premium costs of Employee Benefit Plans that are fully-insured.

(i) The Company Group and its ERISA Affiliates are, and during all relevant times have been, in compliance in all material respects with the applicable requirements of (i) Section 4980B of the Code and any similar state Law, (ii) the Health Insurance Portability and Accountability Act of 1996, as amended, and the Laws thereunder and (iii) the Patient Protection and Affordable Care Act of 2010, and all rules and official guidance promulgated thereunder, and, to the Company’s Knowledge, no circumstance exists or event has occurred which reasonably could be expected to result in a material violation of, or material penalty or liability under, any of the foregoing.

(j) None of the Employee Benefit Plans are subject to or governed by the Laws of any jurisdiction other than the United States.

(k) No Employee Benefit Plan is or has ever been (and no member of the Company Group has sponsored, maintained or had any obligation with respect to) a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.

(l) Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code.

(m) There is no Contract, agreement, plan or arrangement to which any member of the Company Group is a party which requires the Company Group to make any Tax-related payments (including any Tax gross-up, indemnification or reimbursement payment) under Section 409A of the Code or Section 280G or 4999 of the Code.

(n) No events have occurred and no circumstances exist, including events and/or circumstances related to COVID-19, that have interfered with the continuous operation and administration of the Employee Benefit Plans. No Company Group member has taken any action in connection with events and/or circumstances related to COVID-19 with respect to any Employee Benefit Plan or the compensation or benefits of any employee that was not in the ordinary course of business consistent with past practice.

4.20 Affiliate Transactions. Except as set forth in Section 4.20 of the Disclosure Schedule, no director, officer, employee, Affiliate (which for purposes of this Section 4.20 shall include any stockholder of the Company that owns more than 5% of the Company Capital Stock or any Affiliate thereof) or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of the Company Group (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of the Company Group (a) has entered into any Material Contract involving any member of the Company Group that remains in effect, (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right used by the Company Group, (c) is directly engaged, to the Knowledge of the Company, in any business that competes with the business of the Company Group, (d) has any outstanding Indebtedness owed to the Company Group or any other claim or right against the Company Group (other than rights to receive compensation for services performed as a director, officer or employee of the Company Group and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course), or (e) otherwise has a business arrangement (other than services performed as a director, officer or employee of the Company Group) with the Company Group. For clarity, no disclosure will be required under this Section 4.20 with respect to any portfolio company of any venture capital, private equity or angel investor in the Company so long as all such omitted transactions have been on an arms’-length basis on terms no more favorable than would be available to an unaffiliated party.

4.21 Insurance. Section 4.21 of the Disclosure Schedule sets forth a complete and correct list of all insurance policies currently in force with respect to the Company Group (the “Insurance Policies”), including all “occurrence based” liability policies, all errors and omissions policies and all production package policies. To the Knowledge of the Company, the Insurance Policies are in full force and effect and are valid, outstanding and enforceable. All premiums due thereon have been timely paid, all claims under the Insurance Policies have been timely made and the Company Group is in compliance in all material respects with the terms of the Insurance Policies. No insurance claims of more than $50,000 or claims naming or involving any executive officer of the Company have been made since the date that is three (3) years prior to the date hereof by the Company Group. No pending claim under any Insurance Policy has been denied by the insurer thereunder and there are no material pending claims under any Insurance Policy. The Company Group has not been notified of any pending increase in the renewal or other premiums applicable to any of the Insurance Policies or that any of such Insurance Policies will not be renewed on substantially the same terms or at all. The Insurance Policies will not in any way be affected by or terminated or lapsed by reason of the performance of this Agreement.

4.22 Tax Matters. Except as otherwise set forth in Section 4.22 of the Disclosure Schedule:

(a) Each member of the Company Group has duly and timely filed with the appropriate Governmental Authorities all income and other material Tax Returns required to be filed by or with respect to it (taking into account any applicable extensions to file such Tax Returns). All such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes due and owing by or with respect to any member of the Company Group on or before the date hereof (whether or not shown on any Tax Returns) have been timely paid in full (or adequate reserves have been established therefor in accordance with GAAP).

(b) The unpaid Taxes of the Company Group did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto), and since the date of the Latest Balance Sheet, no member of the Company Group has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice, in each case, except to the extent contemplated by this Agreement.

(c) No material deficiencies for any Taxes with respect to any member of the Company Group have been proposed, claimed or assessed, in each case, in writing, by any Governmental Authority. There are no pending audits, assessments, investigations, disputes, claims or other actions for or relating to any liability in respect of Taxes of any member of the Company Group nor any such audits, assessments, investigations, disputes, claims or other actions is asserted by any Governmental Authority. No claim has ever been made in writing by a Governmental Authority in a jurisdiction where a member of the Company Group does not file Tax Returns that the applicable member is or may be subject to taxation by, or required to file Tax Return in, that jurisdiction, nor is any such assertion threatened.

(d) The Company has delivered or made available to Parent complete and accurate copies of federal, state and foreign income Tax Returns and all other material Tax Returns of the Company Group and its predecessors for all taxable years beginning on or after January 1, 2016, including, upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by any member of the Company Group (or any predecessor of such member) since January 1, 2016, with respect to Taxes of any type.

(e) No member of the Company Group (or any predecessor of such member) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, other than, in each case, with respect to routine extensions to file Tax Returns. No closing agreement, private letter ruling, technical advice memoranda or similar agreements or ruling with respect to Taxes has been requested of any Governmental Authority by or on behalf of any member of the Company Group.

(f) There are no Encumbrances for Taxes upon any property or asset of any member of the Company Group (other than for current Taxes not yet delinquent or that are being contested in good faith for which sufficient reserves have been established in accordance with GAAP).

(g) Each member of the Company Group has deducted, withheld, collected, deposited or paid to the appropriate Governmental Authority all material amounts of Taxes required to have been deducted, withheld, collected, deposited or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other third party, and each member of the Company Group has complied in all material respects with all reporting and record keeping requirements.

(h) No member of the Company Group has been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated, joint, unitary or combined federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes (other than a group the common parent of which is the Company). No member of the Company Group has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than any agreement, arrangement or other Contract not principally related to Taxes).

(i) There are no material Tax sharing agreements, Tax allocation agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving any member of the Company Group (other than any agreement, arrangement or other Contract not principally related to Taxes).

(j) No member of the Company Group has been a party to a transaction that is a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any predecessor thereof.

(k) Each member of the Company Group has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(l) No member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(m) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising or entered into in a taxable period (or portion thereof) ending on or before the Closing, (iii) a prepaid amount received or deferred revenue realized on or prior to the Closing, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing, or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law).

(n) No member of the Company Group has ever had a permanent establishment in a country other than the country of its organization.

(o) Each member of the Company Group has properly (i) collected and remitted all material amounts of sales, use, valued added and similar Taxes with respect to sales or leases made or services provided to its customers and (ii) for all sales, leases or provision of services that are exempt from sales, use, valued added and similar Taxes and that were made without charging or remitting sales, use, valued added or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale, lease or provision of services as exempt.

(p) No member of the Company Group has (i) claimed any Tax credit pursuant to Section 2301 of the CARES Act, (ii) deferred any Liability for Taxes pursuant to Section 2302 of the CARES Act or any other COVID-19 Laws, or (iii) claimed any Tax credit pursuant to Section 7001 or 7003 of the Families First Coronavirus Response Act of 2020.

(q) No member of the Company Group has taken or agreed to take any action, or has Knowledge of the existence of any fact or circumstance, that would reasonably be expected to impede or prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(r) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) of any member of the Company Group after the Closing.

4.23 Compliance with Environmental Laws. Each member of the Company Group is, and at all times has been, in compliance with, and has not been and is not in violation of or liable under any applicable Laws relating to protection of the environment and to human health and safety (in relation to exposure to toxic or hazardous substances) (“Environmental Laws”), except where the failure to comply would not result in a Company Material Adverse Effect. Each member of the Company Group has obtained, and is in compliance with, all permits required under Environmental Laws to conduct the business of the Company Group, except where the failure to hold, or be in compliance with, a Permit, any failure to comply would not result in a Company Material Adverse Effect. There are no claims, notices, civil, criminal or administrative Actions, inquiries, common law claims, or proceedings pending or, to the Knowledge of the Company Group, threatened against the Company Group that allege the violation of any Environmental Law. The Company Group has not caused or contributed to a release of hazardous substances (as defined under applicable Environmental Law) including polychlorinated biphenyls, asbestos, lead paint or toxic mold in amounts or concentrations creating Liability under Environmental Law. The Company has furnished to Parent all reports or communications (in written or electronic form) in its possession relating to compliance in respect of, or Liability under, Environmental Law.

4.24 Distributors and Suppliers.

(a) Section 4.24(a) of the Disclosure Schedule sets forth each distributor of the Company Products or Services (each, a “Material Distributor”) from which more than 10% of the Company Group’s revenue for the most recent fiscal year was attributable.

(b) No Material Distributor has given any member of the Company Group written notice that it intends to stop or materially alter its business relationship with the Company Group (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise), or has during the past twelve (12) months decreased materially, or threatened in writing to decrease or limit materially, its distribution of Company Products or Services. To the Company’s Knowledge, (i) no Material Distributor intends to cancel or otherwise substantially modify its relationship with the Company Group or to decrease or limit materially, its distribution of Company Products or Services, and (ii) no Material Distributor has advised the Company Group in writing of any material complaint, problem or dispute with any member of the Company Group.

(c) Section 4.24(c) of the Disclosure Schedule sets forth the top ten (10) suppliers (excluding any supplier who is also a Material Distributor) of the Company Group (each, a “Material Supplier”), based on the dollar amount of expense paid by the Company Group for the most recent fiscal year.

(d) No Material Supplier has given any member of the Company Group written notice that it intends to stop or materially alter its business relationship with the Company Group (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise), or has during the past twelve (12) months decreased materially, or threatened in writing to decrease or limit materially, its services, supplies or materials to the Company Group. To the Company’s Knowledge, (i) no Material Supplier intends to cancel or otherwise substantially modify its relationship with the Company Group or to decrease or limit materially, its services, supplies or materials to the Company Group, and (ii) no Material Supplier has advised the Company Group in writing of any material complaint, problem or dispute with any member of the Company Group.

4.25 COVID-19 Laws. No member of the Company Group has entered into a Contract in connection with, or participated in, or sought relief of benefits under, any program under any COVID-19 Law, including in respect of the Small Business Administration Paycheck Protection Program.

4.26 Inapplicability of Anti-takeover Statutes. The Company has, or will have prior to the First Effective Time, taken all necessary action so that, assuming compliance by Parent, Merger Sub and Merger Sub II with their respective obligations hereunder and the accuracy of the representations and warranties made by Parent, Merger Sub and Merger Sub II herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state anti-takeover statute or regulation, nor any takeover-related provision in the Company’s Organizational Documents, would (a) prohibit or restrict the Company’s ability to perform its obligations under this Agreement and the Ancillary Agreements or their ability to consummate the transactions contemplated hereby and thereby, (b) have the effect of invalidating or voiding this Agreement or the Ancillary Agreements, or any provision hereof or thereof, or (c) subject Parent to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Ancillary Agreements.

4.27 No Brokers. Except as set forth on Section 4.27 of the Disclosure Schedule, no member of the Company Group nor any of their respective officers, directors, employees, stockholders, representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of any member of the Company Group, Parent or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Mergers or any of the other transactions contemplated by this Agreement or the Ancillary Agreements.

4.28 No Other Representations or Warranties4.29 . Except for the representations and warranties expressly set forth in Article V and in the certificate to be delivered pursuant to Section 3.3(b)(i), the Company acknowledges that neither Parent, Merger Sub or Merger Sub II or any Person on behalf of Parent, Merger Sub or Merger Sub II makes any other express or implied representation or warranty, at law or in equity, with respect to Parent, Merger Sub, Merger Sub II and their respective businesses, assets, liabilities and operations or with respect to any other information provided to the Company or the Company Equityholders, including any information, documents, projections, forecasts or other material made available to the Company in expectation of transactions contemplated by this Agreement and any other such representations and warranties are expressly disclaimed. Notwithstanding anything to the contrary in this Section 4.28, this Section 4.28 shall not amend, terminate, waive, limit, abrogate, change or otherwise impact any claim or cause of action arising out of, involving or otherwise in respect of Fraud or the representations and warranties in other agreements contemplated herein (including the Ancillary Agreements) or any of the Stockholder Indemnitees’ rights under this Agreement (including pursuant to Article VII).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER SUB II

Except as disclosed in the Parent SEC Reports (other than risk factor and forward-looking statement disclosure in such Parent SEC Reports), Parent, Merger Sub and Merger Sub II hereby jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

5.1 Organization of Parent, Merger Sub and Merger Sub II. Parent is a corporation and Merger Sub and Merger Sub II are limited liability companies, in each case, duly incorporated or organized, as applicable, and validly existing under the laws of the State of Delaware and have all organizational power and authority required to own, lease and license their assets and properties and carry on their businesses as presently conducted.

5.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Stock and 5,000,000 shares of preferred stock, $0.01 par value (“Parent Preferred Stock”). As of August 13, 2020, (a) 114,338,764 shares of Parent Stock were issued and outstanding and (b) no shares of Parent Preferred Stock were issued and outstanding. As of August 13, 2020, 22,420,273 shares of Parent Stock were held in Parent’s treasury and no shares of Parent Stock or Parent Preferred Stock were reserved for issuance, except under the employee and director stock incentive plans of Parent. All outstanding shares of Parent Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. Except as set forth above, as of June 30, 2020, there are no outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its subsidiaries to issue or sell any shares of capital stock or other securities of Parent or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(b) Parent is the sole equityholder of Merger Sub and Merger Sub II.

5.3 Parent Stock. The shares of Parent Stock issuable in the First Merger, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and the issuance thereof will not be subject to any pre-emptive rights. The issuance of Parent Stock under this Agreement will not be subject to any Encumbrances (other than Permitted Encumbrances and any transfer restrictions imposed by applicable securities Laws and any other Encumbrances provided by the terms of this Agreement and the Voting and Support Agreements).

5.4 Interim Operations of Merger Sub and Merger Sub II. Merger Sub and Merger Sub II were formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, and each has engaged in no other business activities other than those relating to this Agreement. Each of Merger Sub and Merger Sub II has no liabilities or obligations other than those incident to its formation or pursuant to this Agreement and the Ancillary Agreements to which it is a party.

5.5 Authorization.

(a) Parent, Merger Sub and Merger Sub II have all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by Parent, Merger Sub and Merger Sub II pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. The execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Parent’s board of directors. Except for the filing of the First Certificate of Merger and the Second Certificate of Merger with the Delaware Secretary of State, no other corporate or limited liability company proceedings on the part of Parent, Merger Sub or Merger Sub II are necessary to authorize this Agreement and the Ancillary Agreements to which they are to be parties and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Parent, Merger Sub and Merger Sub II and is, and upon execution and delivery of the Ancillary Agreements to which Parent, Merger Sub and/or Merger Sub II are or will be parties, each of such Ancillary Agreements will be, legal, valid and binding obligations of Parent, Merger Sub and/or Merger Sub II enforceable against Parent, Merger Sub and/or Merger Sub II in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(b) The managing member of Merger Sub (in its capacity as managing member), by written consent duly adopted prior to the date hereof, has resolved (x) that this Agreement and the Ancillary Agreements and the consummation of the First Merger and the other transactions contemplated hereby and thereby are fair to and in the best interests of Merger Sub and the sole member of Merger Sub, (y) approved and declared advisable this Agreement, the Ancillary Agreements and the First Merger and the other transactions contemplated hereby and thereby, on the terms and subject to the conditions set forth herein, in accordance with the requirements of Delaware Law, and (z) submitted this Agreement for adoption by the sole member of Merger Sub (in its capacity as member). The sole member of Merger Sub (in its capacity as member) has duly approved and adopted this Agreement and the First Merger.

(c) The managing member of Merger Sub II (in its capacity as managing member), by written consent duly adopted prior to the date hereof, has resolved (x) that this Agreement and the Ancillary Agreements and the consummation of the Second Merger and the other transactions contemplated hereby and thereby are fair to and in the best interests of Merger Sub II and the sole member of Merger Sub II, (y) approved and declared advisable this Agreement, the Ancillary Agreements and the Second Merger and the other transactions contemplated hereby and thereby, on the terms and subject to the conditions set forth herein, in accordance with the requirements of Delaware Law, and (z) submitted this Agreement for adoption by the sole member of Merger Sub II (in its capacity as member). The sole member of Merger Sub II (in its capacity as member) has duly approved and adopted this Agreement and the Second Merger.

5.6 Consents and Approvals. Other than (a) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware, (b) any applicable requirements of the HSR Act, (c) such other filings and Approvals as are required to be made or obtained under the Securities Act and the securities or “blue-sky” Laws of various states in connection with the issuance of shares of Parent Stock pursuant to this Agreement and (d) the applicable requirements of NASDAQ Global Select Market, no approval of any Governmental Authority is required to be made or obtained by Parent, Merger Sub or Merger Sub II in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Parent, Merger Sub and/or Merger Sub II is a party or the consummation of the transactions contemplated hereby or thereby.

5.7 No Conflict or Violation. Neither the execution and delivery of this Agreement and the Ancillary Agreements to which Parent, Merger Sub or Merger Sub II is a party, nor the consummation of the transactions contemplated hereby or thereby by Parent, Merger Sub or Merger Sub II, does or will (a) violate, breach or conflict with any provisions of the Organizational Documents of Parent, Merger Sub or Merger Sub II; (b) with or without the passage of time, the giving of notice or both, violate, breach, result in a default under or conflict with any Contract to which Parent, Merger Sub or Merger Sub II is a party; or (c) assuming the making of all filings as may be required in connection with the transactions described herein under the HSR Act and the waiting period expirations or terminations as may be required in connection with the transactions described herein under the HSR Act and assuming the accuracy of the representations and warranties of the Company in Section 4.6(d), violate any Law or any Order to which Parent, Merger Sub or Merger Sub II is subject, which in the case of clauses (b) or (c) would have a material adverse effect on Parent’s, Merger Sub’s or Merger Sub II’s ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement.

5.8 Parent SEC Reports. Since January 1, 2019, Parent has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC. As of the time filed with the SEC (or, if amended or superseded by a filing, then on the date of such filing), Parent’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and any other reports, proxy statements and information Parent filed with or furnished to the SEC since March 31, 2020 (the “Parent SEC Reports”) did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, Parent is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”).

5.9 Parent Financial Statements. The audited and unaudited financial statements of Parent (including the related notes) included or incorporated by reference in the Parent SEC Reports (x) fairly present in all material respects the consolidated financial condition of Parent as of the dates therein indicated and the consolidated results of operations and cash flows of Parent for the periods therein specified (subject, in the case of any unaudited balance sheet, to customary year-end adjustments) and (y) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements of Parent filed on Form 10-Q).

5.10 Internal Control over Financial Reporting. Parent maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), that complies with the requirements of the Exchange Act and that is effective in providing reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

5.11 Litigation. There is no Action before any Governmental Authority pending or, to the knowledge of Parent, threatened, against Parent, Merger Sub or Merger Sub II, or affecting any of their properties or assets, which would have a material adverse effect on Parent’s, Merger Sub’s or Merger Sub II’s ability to consummate the transactions contemplated by, and discharge their obligations under, this Agreement.

5.12 Financial Ability to Perform. Parent has available to it as of the date hereof, and will have available to it at the Closing, sufficient funds to satisfy all of its obligations under this Agreement and to consummate the transactions contemplated hereby on the Closing Date.

5.13 No Brokers. Except for the fees and expenses of any broker, finder or similar agent or Person which will be paid by Parent, none of Parent, Merger Sub, Merger Sub II or any of their respective representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or Person which will result in the obligation of any Person to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Mergers or the other transactions contemplated by this Agreement or the Ancillary Agreements.

5.14 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV and in the certificate to be delivered pursuant to Section 3.3(a)(i), Parent, Merger Sub and Merger Sub II each acknowledge that the Company does not make any other express or implied representation or warranty, at law or in equity, with respect to the Company and its business, assets, liabilities and operations or with respect to any other information provided to Parent, Merger Sub or Merger Sub II, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or Merger Sub II in expectation of transactions contemplated by this Agreement and any other such representations and warranties are expressly disclaimed. Notwithstanding anything to the contrary in this Section 5.14, this Section 5.14 shall not amend, terminate, waive, limit, abrogate, change or otherwise impact any claim or cause of action arising out of, involving or otherwise in respect of Fraud or the representations and warranties in other agreements contemplated herein (including the Ancillary Agreements) or any of the Parent Indemnitees’ rights under this Agreement (including pursuant to Article VII).

ARTICLE VI.

COVENANTS

6.1 Conduct of Business by the Company.

(a) From the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement in accordance with its terms (such period being hereinafter referred to as the “Interim Period”), except as expressly contemplated by this Agreement or as required by Law, the Company shall, and shall cause each other member of the Company Group to, conduct its business in the ordinary course of business consistent with past practice and use its reasonable best efforts to (i) preserve intact its business organization, (ii) preserve its relationships with its customers, lenders, employees, individual contractors and service providers, and suppliers and others having material business relationships with it and (iii) pay or perform all of its material obligations when due.

(b) Without limiting the generality of Section 6.1(a) and except as expressly contemplated by this Agreement, as set forth on Section 6.1(b) of the Disclosure Schedule or as required by Law, during the Interim Period, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any other member of the Company Group to:

(i) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(ii) in the case of the Company, (A) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any shares of Company Capital Stock or (B) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of outstanding shares of Company Capital Stock (except for the repurchase of Company Common Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service as in effect on the date of this Agreement and disclosed on Section 6.1(b)(ii) of the Disclosure Schedule);

(iii) (A) except for the issuance of Company Common Stock as contemplated by Section 2.4(a) and Section 2.5, issue, deliver, sell, pledge, dispose of or encumber any capital stock or other equity or voting securities, securities convertible, exchangeable or exercisable into capital stock or other equity or voting securities, or warrants, options or other rights to acquire capital stock or other equity or voting securities, of the Company or any Subsidiary of the Company, including any awards under the Company Equity Plan, (B) amend any terms of any capital stock or other equity or voting securities of the Company (whether by merger, consolidation or otherwise) or (C) split, combine, subdivide or reclassify any shares of capital stock or other equity or voting securities;

(iv) make any capital expenditures or incur any obligations or liabilities in respect thereof, except for any capital expenditures not to exceed $50,000 individually or $100,000 in the aggregate;

(v) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets (outside the ordinary course of business consistent with past practice), securities, properties, interests or businesses that are material individually or in the aggregate;

(vi) sell, lease or otherwise transfer, or create or incur any Encumbrance (other than Permitted Encumbrances) on, any of the assets, securities, properties, interests or businesses of the Company Group, including the Leases, other than sales and non-exclusive licenses of the Company Products or Services in the ordinary course of business consistent with past practice;

(vii) incur, amend, assume or guarantee any Indebtedness; provided, that for the avoidance of doubt ordinary course trade payables shall not be considered Indebtedness;

(viii) mortgage, pledge or subject to any Encumbrance any portion of the Company Group’s properties or assets, other than Permitted Encumbrances;

(ix) make any loan, advance or capital contribution to, or investment in, any Person; provided, that for the avoidance of doubt, ordinary course trade payables shall not be considered loans or advances;

(x) materially modify, amend, cancel or terminate (other than in accordance with its terms) any rights, or waive any material rights, under any Material Contract or enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(xi) enter into a Contract in connection with, or participate in, or seek relief of benefits under, any program under any COVID-19 Law, including in respect of the Small Business Administration Paycheck Protection Program;

(xii) other than as required by the terms of an Employee Benefit Plan in existence as of the date hereof, (A) increase or accelerate the vesting or payment of any compensation or benefits provided or payable or to become provided or payable to any officer, director, manager, employee, individual contractor or other individual service provider of the Company Group, (B) hire, promote, terminate the employment (other than for cause) or otherwise change the employment status or title of any employee with annual salary in excess of $180,000, (C) enter into any new or amend any existing employment, bonus, incentive, equity, severance, retention or change in control agreement with any of its officers, directors or employees (other than salary increases in the ordinary course of business for up to three employees, which increases shall not exceed 10% of any such employee’s current aggregate salary amount), (D) amend any terms of the Company Equity Plan or any awards issued thereunder, (E) adopt, establish, amend or terminate any Employee Benefit Plan, or any agreement, plan, policy, trust, fund or other arrangement that would constitute an Employee Benefit Plan if it were in existence on the date hereof, or (F) enter into, amend or modify any collective bargaining agreement or union contract with any labor organization or union;

(xiii) materially modify, amend, cancel or terminate the Contracts set forth on Section 6.1(b)(xiii) of the Disclosure Schedule;

(xiv) sell, assign, transfer, license (other than non-exclusive licenses to customers of the Company Group in the ordinary course of business), fail to maintain, grant, pledge, encumber, dedicate to the public, cancel, allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, or otherwise dispose of any Intellectual Property used in and material to the business of the Company Group;

(xv) change the Company Group’s methods of accounting or accounting practices, except as required by concurrent changes in GAAP as agreed to by the Company Group’s independent public accountants;

(xvi) commence, settle, or offer or propose to settle any material Action involving or against any member of the Company Group or any officer or director thereof or settle any Action which involves any non-monetary relief;

(xvii) (A) cancel, compromise, waive or release any material right, debt or claim of the Company Group; or (B) delay or postpone the payment of payables or accelerate the payment of receivables;

(xviii) (A) make, change or revoke any material Tax election inconsistent with past practice, (B) settle or compromise any claim, notice, audit report or assessment in respect of Taxes, (C) fail to pay Taxes that would otherwise be delinquent (including estimated Tax payments), (D) change any annual Tax accounting period or change (or make a request to any Governmental Authority to change) any aspects of its method of accounting for Tax purposes, (E) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (F) amend any income or other material Tax Return that will have a material effect on Parent or either Surviving Company (or their respective Affiliates) in a Post-Closing Tax Period, (G) surrender any right to claim a material Tax refund, (H) enter into any Tax sharing, closing, or similar agreement in respect of any Taxes (other than any agreement, arrangement or other Contract not principally related to Taxes), or (I) obtain or request any Tax ruling;

(xix) take any action for the winding up, liquidation, dissolution or reorganization of the Company or any Subsidiary of the Company or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of the Company or any of its Subsidiaries’ assets or revenues; or

(xx) agree, resolve or commit to do any of the foregoing.

(c) Parent acknowledges and agrees that: (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or Company Group’s operations prior to the Closing and (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Group’s operations.

6.2 Access to Information. During the Interim Period, the Company shall, and shall cause each member of the Company Group to, (a) give Parent and its Affiliates, counsel, financial advisors, auditors, employees, agents and other representatives reasonable access to the offices, properties, employees, books and records and Contracts of the Company Group, (b) furnish to Parent such financial and operating data and other information relating to the Company Group as Parent may reasonably request and (c) cooperate, and instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate, with Parent in its investigation of the Company Group, in each case to the extent and in a manner consistent with all applicable Laws; provided, however, that the Company may restrict or otherwise prohibit access to such documents or information to the extent that access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information (provided the Company shall use reasonable best efforts to develop reasonable alternative arrangements to provide such access or information to Parent and its counsel); and provided, further, however, that no information or knowledge obtained in any investigation conducted pursuant to the access contemplated by this Section 6.2 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent, Merger Sub and Merger Sub II hereunder. Any investigation pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group. For the avoidance of doubt, all information disclosed by the Company pursuant to this Section 6.2 to Parent and its Affiliates, counsel, financial advisors, auditors, employees, agents and other representatives shall be subject to the terms of the Confidentiality Agreement.

6.3 Consents; Filings.

(a) The Company shall use reasonable best efforts to cause the conditions set forth in Section 8.1 and Section 8.3 to be satisfied on a timely basis, and Parent, Merger Sub and Merger Sub II shall use reasonable best efforts to cause the conditions set forth in Section 8.1 and Section 8.2 to be satisfied on a timely basis.

(b) In furtherance of, and not in limitation of Section 6.3(a), as promptly as practicable after the execution of this Agreement, each party to this Agreement (other than the Stockholder Representative) shall use reasonable best efforts to (i) make all filings and give all notices that are or may be required to be made and given by such party in connection with the Mergers and the other transactions contemplated by this Agreement and the Ancillary Agreements and (ii) obtain all Approvals which are or may be required to be obtained (pursuant to any applicable Law, Contract, or otherwise) by such party in connection with the Mergers and the other transactions contemplated by this Agreement. Each party shall, upon request of another party and to the extent permitted by applicable Law or applicable Contract, promptly deliver to such other party a copy of each such filing made (except for copies of any documents responsive to Item 4(c) or Item 4(d) of the HSR Notification and Report Form), each such notice given and each such Approval obtained by it; provided, however, that the Company may designate any competitively sensitive materials as “outside counsel only” and such materials and the information contained therein shall be given only to outside counsel of Parent who will not disclose such materials to Parent or any of its Affiliates without the Company’s prior written consent.

(c) In furtherance and not in limitation of the terms of Section 6.3(a) and Section 6.3(b) (i) the Company or its representatives shall provide Parent and its representatives, promptly after they are generated, any and all monthly interim balance sheets of the Company (which for the avoidance of doubt shall be generated by the Company in the ordinary course of business consistent with past practice) during the period commencing as of the date of this Agreement through the earlier of the termination of this Agreement in accordance with Article IX and the Closing (each an “Interim Balance Sheet”) and if (A) the Company’s total assets in any such Interim Balance Sheet are equal to or greater than the Applicable Threshold Amount or

(B) the Company and Parent agree in their reasonable discretion, then each of Parent and the Company shall file, or cause to be filed by their ultimate parent entity as that term is defined in the HSR Act, a Notification and Report Form pursuant to the HSR Act, with respect to the Mergers and the other transactions contemplated by this Agreement within ten (10) Business Days after the date that the Company or its representatives has provided Parent or its representatives such Interim Balance Sheet for which the Company’s total assets as of such date are equal to or greater than the Applicable Threshold Amount or the date on which the Company and Parent so agree (which filing shall seek early termination of the applicable waiting period) and (ii) each of Parent and the Company shall (A) supply the other or its outside counsel with any information that may be reasonably required or requested by any Governmental Authority in connection with such filings or submissions, (B) supply any additional information that may be required or requested by the United States Federal Trade Commission, the United States Department of Justice and any other applicable Governmental Authority, (C) use their respective reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act, (D) to the extent permitted by applicable Law or Governmental Authority, not make any notification in relation to the transactions contemplated hereunder without first (x) providing the other party with a copy of such notification in draft form (except for copies of any documents responsive to Item 4(c) or Item 4(d) of the HSR Notification and Report Form), (y) giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Authority, and (z) considering and taking into account all reasonable comments timely made by the other party in this respect, (E) promptly notify each other of any material communications with any Governmental Authority with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by applicable Law or Governmental Authority that each of the parties is given the opportunity to attend and participate in any meetings with or appearances before any Governmental Authority with respect to the transactions contemplated by this Agreement and (F) use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby. Notwithstanding the foregoing, Parent shall be under no obligation to (1) propose or accept the sale, divestiture, disposition or holding separate of any assets or businesses of the Company or any of its Subsidiaries; or (2) propose or accept the impositions of any business, commercial, regulatory or legal conditions that would be binding on the Company or any of its Subsidiaries, in each case in order to avoid the entry of or to effect the dissolution of any injunction or other Order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated hereby and nothing in this Agreement shall require Parent or any of its Subsidiaries to commit to or take any action with respect to the assets or businesses of Parent or any of its Subsidiaries. Any materials required to be provided by a party to another party pursuant to this Section 6.3 may be redacted as necessary to comply with contractual arrangements or Law and to address reasonable attorney-client or other privilege or confidentiality concerns. Subject to applicable Law, Parent and the Company will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any party hereto. Parent shall be responsible for all payments of the filing fees payable under the HSR Act.

6.4 Company Written Consent; Voting and Support Agreements; Stockholder Notice.

(a) As promptly as possible following the execution of this Agreement (but in any event within twenty-four (24) hours), the Company shall deliver to Parent (i) a written consent (or written consents) of the Stockholders holding (i) at least a majority of the outstanding shares of Company Common Stock and Company Series A Preferred Stock (voting together as a single class) adopting this Agreement and approving the First Merger in accordance with Delaware Law and the Company’s Organizational Documents in the form attached hereto as Exhibit H (“Company Written Consent”) and (ii) the Voting and Support Agreements executed by Stockholders, including each holder of Company Series A Preferred Stock, holding sufficient type and number of shares of Company Capital Stock to adopt this Agreement and approve the First Merger in accordance with Delaware Law and the Company’s Organizational Documents.

(b) The Company shall promptly (and in any event prior to the Closing) deliver to any Stockholder who has not executed the Company Written Consent a notice of the actions taken pursuant to the Company Written Consent that complies with the requirements of Section 228(e) of the DGCL, which notice shall also constitute and include the notice required by Section 262 of the DGCL that appraisal or similar rights may be available to the Stockholders who did not execute the Company Written Consent (the “Stockholder Notice”). The Stockholder Notice, as well as any information statement prepared by the Company in which the Stockholder Notice shall be included, shall be subject to review and approval by Parent which shall not be unreasonably withheld or delayed and the Company shall consider in good faith any comments proposed by Parent to the draft Stockholder Notice.

6.5 Accredited Investor Certifications. Parent, Merger Sub, Merger Sub II and the Company acknowledge and agree that, subject to Section 6.7, the shares of Parent Stock to be issued as consideration in the First Merger will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Notwithstanding anything to the contrary in this Agreement, a Company Equityholder who is not a party to a Voting and Support Agreement shall be entitled to receive Parent Stock in connection with the First Merger only if such Company Equityholder is (a) an accredited investor within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act and (b) provides an executed accredited investor questionnaire in substantially the form attached hereto as Exhibit I (an “Accredited Investor Questionnaire”) no later than 6:00 pm Eastern Time on August 28, 2020 (the “Accredited Investor Questionnaire Deadline”). Each Accredited Investor Questionnaire shall also contain restrictions on the resale of the Parent Stock consistent with the restrictions set forth in the form of Voting and Support Agreement. In furtherance of the foregoing, the Company shall, as promptly as practicable after the date of this Agreement (but in any event within five (5) Business Days of the date hereof), deliver to each (i) Company Equityholder who is not a party to a Voting and Support Agreement and (ii) each holder of a Company Warrant, an Accredited Investor Questionnaire to be completed by such Person and returned to Parent by the Accredited Investor Questionnaire Deadline. If any Company Equityholder, holder of a Company Warrant delivers an Accredited Investor Questionnaire to the Company, the Company shall promptly deliver a copy of such Accredited Investor Questionnaire to Parent. Any Company Equityholder that does not execute and deliver a Voting and Support Agreement or an Accredited Investor Questionnaire by the Accredited Investor Questionnaire Deadline certifying such Company Equityholder’s status as an Accredited

Investor shall, for all purposes of this Agreement, be deemed not to be an Accredited Investor; provided, however, that if the Company has a good faith and reasonable basis to believe that any Company Equityholder is an Accredited Investor based on the compensation paid to such Company Equityholder by the Company or the value of the Company Capital Stock held by such Company Equityholder, the foregoing limitation shall not apply to any such Company Equityholder.

6.6 Warrants. The Company shall, as promptly as possible after the date of this Agreement (but in any event within five (5) Business Days of the date hereof), deliver to each holder of a Company Warrant a notice of the First Merger and the other transactions contemplated by this Agreement as required pursuant to the terms of each such warrant.

6.7 Parent Shelf Registration Statement.

(a) On the Closing Date following the First Effective Time, assuming Parent is a WKSI as of such date, Parent shall file with the SEC an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) on Form S-3 (a “Shelf Registration Statement”) relating to the offer and sale of Parent Stock by any Company Equityholders from time to time in accordance with the methods of distribution elected by such Company Equityholders (but excluding any underwritten offering or underwritten block trade), and Parent shall use its reasonable best efforts to cause such Shelf Registration Statement to become automatically effective under the Securities Act. The Company shall be given a reasonable opportunity to review and comment on the Shelf Registration Statement before it is filed with the SEC, and Parent shall consider in good faith any comments from the Company.

(b) If Parent is not a WKSI on the Closing Date or at any time prior to the three-year anniversary of the Closing Date, Parent shall file a registration statement on Form S-3 if available or, if Form S-3 is not available, on any applicable form pursuant to Rule 415 under the Securities Act, relating to the offer and sale of Parent Stock by Company Equityholders. The Company (if prior to the Closing) or the Stockholder Representative (if after the Closing), as applicable, shall be given a reasonable opportunity to review and comment on such registration statement before it is filed with the SEC, and Parent shall consider in good faith any comments from the Company or the Stockholder Representative, as applicable.

6.8 Tax Matters.

(a) Tax Returns.

(i) The Company shall prepare and timely file, or cause to be prepared or timely filed, all Tax Returns in respect of any member of the Company Group that are required to be filed (taking into account any extension) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company Group due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with past practices of such member, except as required by applicable Law. At least fifteen (15) days prior to the due date for filing any material income Tax Return described in this Section 6.8(a)(i), the Company shall deliver a draft copy of such Tax Return to Parent for Parent’s review.

(ii) Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for each member of the Company Group for any periods ending on or prior to the Closing Date that are filed after the Closing Date and all Tax Returns for the Company Group for any Straddle Periods (each, a “Post-Closing Tax Return”). Such Post-Closing Tax Returns shall be prepared on a basis consistent with the most recent Tax Returns of the applicable member of the Company Group, except as required by applicable Law. Not later than fifteen (15) days prior to the due date for filing of any such Post-Closing Tax Returns that show Taxes due and that could give rise to any liability that is recoverable pursuant to Article VII of this Agreement (taking into account, for the avoidance of doubt, the limitations on indemnification included in this Agreement, including the availability of amounts in the Indemnity Escrow Account (the “Indemnity Limits”)), Parent shall provide the Stockholder Representative with drafts of such Post-Closing Tax Returns at least twenty (20) Business Days prior to the due date for filing such Post-Closing Tax Returns. Parent shall incorporate any comments reasonably requested by the Stockholder Representative in writing provided to Parent at least five (5) Business Days prior to the due date of such Post-Closing Tax Returns. To the extent the Parent disagrees with any such comments provided by the Stockholder Representative, any disagreement with respect to such comments have not been resolved, the principles of Section 2.9 shall apply thereto. Any payments of Taxes due with respect to Post-Closing Tax Returns not otherwise taken into account in Working Capital shall be paid from the Indemnity Escrow Account.

(iii) For purposes of this Agreement, the portion of Taxes payable for any Straddle Period allocable to the Pre-Closing Tax Period will be (A) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period and (B) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis. If any party (the “Paying Party”) pays or has paid a Tax for which the other party (the “Non-Paying Party”) is responsible pursuant to the apportionment set forth in this Section 6.8(a)(iii), the Paying Party shall be entitled to reimbursement from the Non-Paying Party.

(iv) Except as specifically provided in Section 6.8(a)(ii) or after the Indemnity Escrow Amount has been reduced to $0 or released pursuant to this Agreement and the Escrow Agreement, neither Parent nor any of its Affiliates shall (or after the Closing, shall cause or permit either Surviving Company to) (A) file (other than as set forth in Section 6.8(a)(ii)), amend, refile or otherwise modify any Tax Return of the Company and its Subsidiaries with respect to any Pre-Closing Tax Period; (B) initiate or enter into any voluntary disclosure agreement or program with any Tax authority with respect to the Company for any Pre-Closing Tax Period; (C) make or change any Tax election of the Company that has retroactive effect to a Pre-Closing Tax Period; or (D) make an election under Section 338 of the Code (or similar provisions of state, local or foreign law) with respect to the transactions contemplated by this Agreement, in each case to the without the prior written consent of the Stockholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Cooperation on Tax Matters.

(i) Parent, the First Surviving Company, the Second Surviving Company and the Stockholder Representative shall reasonably cooperate, as and to the extent reasonably requested in writing by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest (as defined below).

(ii) Parent, the First Surviving Company, the Second Surviving Company and the Stockholder Representative further agree, upon prior written request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Transfer Taxes. Except as otherwise provided herein, all transfer, stamp, documentary, registration, recording, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) and all expenses of filing Tax Returns with respect to such Taxes will be borne one-half by Parent and one-half by the Participating Equityholders (as a Transaction Expense). Each Person required by applicable law agrees to file, or cause to be filed, in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to such Transfer Taxes.

(d) Tax Contests.

(i) Parent and the Stockholder Representative shall promptly notify each other in writing upon receipt by such party or any of their respective Affiliates of notice of any pending or threatened federal, state, local or foreign audits, examinations, claims, assessments or administrative or court proceeding relating to Taxes of the Company for any Pre-Closing Tax Period (a “Tax Contest”); provided, however, that the failure to promptly notify the Stockholder Representative shall not limit Parent’s indemnification obligations pursuant to this Agreement, except to the extent that any delay in notification actually and materially prejudices the other party.

(ii) Notwithstanding Article VII, subject to the consent rights of any insurer or any other limitations in the R&W Insurance Policy, to the extent the Participating Equityholders could be held liable for a majority of the Taxes with respect to Pre-Closing Tax Periods arising as a result of the relevant Tax Contest under the provisions of this Agreement (and taking into account the R&W Insurance Policy and the Indemnity Limits), then:

(A) the Stockholder Representative shall have the right, in good faith, to control and to direct such Tax Contest and to employ counsel of its own choice for such purpose; provided, however, Parent shall be entitled to participate at its expense in or with respect to any such Tax Contest. The Stockholder Representative shall have the right to settle or compromise, or agree to settle or compromise, either administratively or after the commencement of litigation, any Tax Contest for any Tax Contest that it is entitled to control under this Section 6.8(d)(ii)(A); provided, however, no such settlement, compromise or agreement shall be effectuated without Parent’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

(B) Parent and Stockholder Representative shall have the right, in good faith, to jointly control and to represent the interests of the Company in and with respect to any Tax Contest for any Straddle Period; provided, however, that neither party may settle or compromise, or agree to settle or compromise, either administratively or after the commencement of litigation, any Tax Contest for any Straddle Period without the prior written consent of both parties, which shall not be unreasonably withheld, delayed or conditioned.

(iii) Parent shall control all other proceedings in respect Taxes of each member of the Company Group and the Stockholder Representative shall have no right to participate in any such proceedings.

(e) Tax Status.

(i) The parties intend, for U.S. federal income tax purposes, that the Mergers will be treated as an integrated plan that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is hereby adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g). The parties agree to report the Mergers as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a final determination as defined in Section 1313 of the Code.

(ii) Parent makes no representations or warranties to the Company or to any Company Equityholder or other Person regarding the Tax treatment of the Mergers, or any of the Tax consequences to the Company or to any Company Equityholder or other Person of this Agreement, the Mergers or any of the other transactions or agreements contemplated hereby. The Company acknowledges and agrees that the Company is relying solely on its own Tax advisors in connection with this Agreement, the Mergers, and the other transactions and agreements contemplated hereby.

(f) Notwithstanding anything to the contrary in Article VII or otherwise in this Agreement, the Participating Equityholders shall not be liable under Article VII or otherwise in this Agreement (including via the Indemnity Escrow Account) with respect to (and Parent shall pay or cause to be paid) (w) any Taxes that were taken into account in the calculation of Working Capital, (x) Taxes incurred by the Surviving Companies, Parent or any of their respective Affiliates as a result of actions outside the ordinary course of business not otherwise contemplated by this Agreement taken after the Closing on the Closing Date, (y) any Taxes arising as a result of a breach by Parent, the Surviving Companies or any of their Affiliates of Section 6.8(a) and Section 6.8(d) or (z) Taxes of the Company incurred after the Closing Date (other than in respect of a breach of Section 4.22(h), (i) or (m)).

(g) Tax Refunds.

(i) Any expected Tax refunds as described in Section 6.8(g)(i) of the Disclosure Schedule that are received by Parent or the Surviving Companies shall be for the account of the Participating Equityholders. Following the Closing, Parent, Surviving Company and their respective Affiliates shall use their respective commercially reasonable efforts to obtain any Tax refunds to which the Participating Equityholders would be entitled pursuant to this Section 6.8(g)(i).

(ii) Until the twelve (12) month anniversary of the Closing Date, any Tax refunds (other than those described in Section 6.8(g)(i)) that are received by Parent or the Surviving Companies that relate to Pre-Closing Tax Period shall be for the account of the Participating Equityholders except to the extent that (i) such refund was reflected as an asset in Working Capital, (ii) such refund arises as a result of a carryback of any net operating loss or capital loss arising in a tax period (or portion thereof) ending after the Closing Date or (iii) any such Tax refund is attributable to an adjustment that results in an increase in the taxable income of the Company for any Post-Closing Tax Period.

(iii) Following the Closing, Parent, the Second Surviving Company and its Affiliates shall, upon the request of the Stockholder Representative, use reasonable best efforts to obtain any Tax refunds to which the Participating Equityholders would be entitled pursuant to this Section 6.8(g). Parent shall pay over to the Paying Agent (for distribution to the Participating Equityholders other than In-The-Money Options) and the Company or the Parent (for distribution to the In-The-Money Options) any refund that is for the account of the Participating Equityholders within thirty (30) days after receipt thereof. Any Tax refunds to which the Participating Equityholders would be entitled pursuant to this Section 6.8(g) shall be net of reasonable out-of-pocket expenses, including Taxes with respect to the refund.

6.9 Indemnification of Officers and Directors.

(a) Parent acknowledges that all rights to indemnification for acts or omissions occurring prior to the First Effective Time existing as of the date of this Agreement in favor of the current and former directors and officers of the Company and its Subsidiaries (such persons, the “D&O Indemnified Parties”) shall survive the Mergers and shall continue in full force and effect in accordance with their terms for a period of six (6) years following the First Effective Time, and Parent shall cause the Surviving Companies to fulfill and honor such obligations to the maximum extent permitted by applicable Law.

(b) Prior to the Closing, the Company shall purchase and fully pay the associated premium of, tail insurance coverage for the Company’s D&O Indemnified Parties, which shall provide such D&O Indemnified Parties with coverage for six (6) years following the Closing with respect to claims arising out of acts or omissions occurring at or prior to the Closing (the “D&O Tail Policy”), and which D&O Tail Policy shall be reasonably acceptable to Parent. Any portion of the premium of the D&O Tail Policy that remains outstanding as of the Closing Date shall be deemed to be a Transaction Expense.

(c) The provisions of this Section 6.9 (i) shall survive the Closing and are intended to be for the benefit of, and enforceable by, each D&O Indemnified Party and his or her heirs, personal representatives, successors and assigns and nothing in this Agreement shall affect any indemnification rights that any such D&O Indemnified Party and his or her heirs, personal representatives, successors or assigns may have under the certificate of incorporation, bylaws or equivalent organizational documents of the Company or its Subsidiaries or under any Contract or applicable Law and (ii) shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any D&O Indemnified Party without the prior written consent of such D&O Indemnified Party or his or her heirs, personal representatives, successors or assigns, as applicable.

(d) In the event that either Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person (other than in respect of the Mergers), then, and in each such case, proper provision shall be made so that the successors or assigns of such Surviving Company or any of its respective successors or assigns, as the case may be, shall succeed to the obligations set forth in this Section 6.9.

6.10 Confidentiality; Publicity.

(a) Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement.

(b) Parent and the Company shall mutually agree upon a joint initial press release concerning this Agreement and the transactions contemplated hereby, which shall be disseminated at such time and in such manner as determined by Parent and reasonably acceptable to the Company. After such initial press release is disseminated, the Stockholder Representative and Parent will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the transactions and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement (which shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law or by obligations pursuant to any agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements; provided, that Parent may make any public statement to the press, analysts, investors, lenders, rating agencies, proxy advisory firms or those attending industry conferences or Parent conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements.

6.11 Exclusivity. During the Interim Period, the Company shall not, and shall cause its Subsidiaries, shareholders, equity partners, affiliates, officers, directors, employees, representatives, financial advisors, legal counsel and agents not to, directly or indirectly solicit, initiate, facilitate, accept or knowingly encourage any Competing Transaction or proposal thereof, or solicit, initiate, facilitate, engage or knowingly encourage in discussions, conversations, negotiations or other communications with or provide any information to, or otherwise assist, cooperate with or knowingly encourage any person or entity (other than Parent and its representatives) in connection with any Competing Transaction or proposal thereof, or enter into any contract, agreement, arrangement or understanding with any person or entity to do the same, except prior to delivery of the Company Written Consent to Parent to the extent failure to do so would result in a breach of the fiduciary duties of the board of directors of the Company under applicable Law. Any information provided pursuant to the foregoing clause shall only be provided pursuant to a confidentiality agreement with confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall promptly (and in any event within two (2) Business Days) inform Parent of the receipt of a Competing Transaction and shall provide a copy of the same to Parent (except that if identifying the person proposing such Competing Transaction would be deemed confidential information restricted from disclosure under a confidentiality or non-disclosure agreement in effect as of the date of this Agreement, the Company shall only be required to provide a summary of the material terms of such proposal for a Competing Transaction).

6.12 280G Cooperation. To the extent necessary to avoid the application of Section 280G of the Code and the applicable final Treasury regulations and rulings thereunder, as soon as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing Date, the Company shall (i) obtain waivers from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) following the execution of the waivers described in clause (i), solicit the approval of the Stockholders to the extent required under Section 280G(b)(5)(B) of the Code of any Waived 280G Benefits pursuant to a vote intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, and that shall be in a form reasonably satisfactory to Parent. To the extent any of the Waived 280G Benefits are not approved by the Stockholders as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the Stockholders was solicited in accordance with the foregoing provisions of this Section 6.12 and that either (A) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (B) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided. The Company shall provide Parent and its representatives, with a copy of such waiver and disclosure statement within a reasonable time prior to, and in no event later than five (5) Business Days prior to, delivery to the “disqualified individuals” and the Stockholders of the Company of such waiver and disclosure statement, respectively, and the Company shall consider in good faith any changes reasonably requested by Parent or its representative to such disclosure statement and waiver. As soon as practicable following the date hereof and no later than ten (10) Business Days prior to the First Effective Time, the Company shall provide Parent or its representatives with the calculations and related documentation required to determine whether the vote described in this Section 6.12 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code.

6.13 Benefits Plans. If requested by Parent in writing, the Company shall, prior to but conditioned upon the Closing, take all actions necessary to terminate any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code as of no later than one day prior to the Closing Date, in each case without Liability to Parent, the Company or any of their respective affiliates, and provide evidence of such termination reasonably acceptable to Parent prior to Closing.

6.14 Payoff Letters. On or prior to the Closing Date, the Company shall deliver to Parent copies of executed payoff letters (provided that drafts of such letters shall be provided to Parent at least five (5) Business Days prior to the Closing Date) in respect of all Indebtedness of the Company and its Subsidiaries that is contemplated to be repaid at the Closing (if any) as set forth on Section 6.14 of the Disclosure Schedule (the “Existing Target Debt”), which (a) confirms the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or any other outstanding and unpaid obligations under the Existing Target Debt as of the anticipated Closing Date (and the daily per diem accrual of interest thereafter) (the “Payoff Amount”), (b) provides that upon receipt of the applicable Payoff Amount, all agreements and instruments related to such Indebtedness shall be terminated, and (c) provides that all Encumbrances and all guarantees granted in connection with the Existing Target Debt shall be, upon the payment of the Payoff Amount at Closing, automatically released, terminated and discharged (the “Payoff Letters”).

6.15 R&W Insurance Policy.

The Company agrees to reasonably cooperate with Parent and use reasonable best efforts to take all actions that are reasonably necessary to cause the R&W Insurance Policy to be in effect at or prior to the Closing. If Parent obtains and binds the R&W Insurance Policy, Parent agrees that the R&W Insurance Policy will include provisions providing that the insurer expressly waives, and agrees not to pursue, directly or indirectly, except in the case of Fraud, any subrogation rights against the Participating Equityholders with respect to any claim made by any insured thereunder. If Parent obtains and binds the R&W Insurance Policy, Parent shall not amend, terminate, waive or otherwise modify the R&W Insurance Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any claim, suit, action or proceeding against the Company, any Company Equityholder or any past, present or future director, manager, officer, employee or advisor of any of the foregoing based upon, arising out of or related to this Agreement or the Ancillary Agreements or the negotiation, execution or performance of this Agreement or the Ancillary Agreements. Parent shall comply with all requirements and deliverables for binding the R&W Insurance Policy, if obtained, at Closing (including delivery of a no claims declaration).

6.16 Continuation of Benefits.

(a) Parent agrees that for the period beginning on the Closing Date and continuing until September 30, 2021 (the “Continuation Period”), for each employee of the Company Group as of the First Effective Time, while such employee remains employed (a “Continuing Employee”), Parent shall cause its applicable Subsidiary that employs each such Continuing Employee (i) to provide (a) a base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company Group immediately prior to the First Effective Time and (b) target cash incentive bonus opportunities (excluding any equity or equity-based awards or deferred compensation arrangements), if any, which are no less than the target cash incentive bonus opportunities (excluding any equity or equity-based awards or deferred compensation arrangements) provided by the Company Group immediately prior to First Effective Time, and (ii) to use reasonable best efforts to maintain those employee benefits and payroll processing services provided pursuant to the TriNet Services Agreement and those benefits provided by a third party vendor or pursuant to a Company Group plan or policy in each case listed on Section 4.19(a) of the Disclosure Schedule immediately prior to the First Effective Time (excluding any equity or equity-based awards, deferred compensation arrangements, retiree health and welfare benefits or defined benefit pension plans) (collectively, the “Company Benefits Program”); provided Section 6.16(a)(i) will not apply to any Continuing Employee that has entered into an individual employment agreement with Parent or any of its Subsidiaries; provided further such Company Benefits Program shall be administered by the senior management of the Company during the Continuation Period; provided further that between the date hereof and August 24, 2020 at 1:00 PM ET, the Company Group and Parent will cooperate in good faith and use their respective reasonable best efforts to obtain and receive the approval of any benefit plan vendor, including approval to assign the contracts listed on Section 6.16(a) of the Disclosure Schedule, necessary to continue such employee benefits and payroll processing on the same basis, including on the same material terms, pricing and conditions of their applicable agreements with the Company, as immediately prior to the First Effective Time; provided, further, the obligations set forth in this Section 6.16(a) are contingent on each of the following not occurring: (A) any such necessary approval is not received by August 24, 2020 at 1:00 PM ET, (B) any such benefit plan vendor changes the material terms, pricing or conditions of benefits or services with respect to the Company Benefits Program offered at or following the Closing (provided that Parent used its commercially reasonable efforts to avoid such changes) or (C) senior management of the Company fail to administer the Company’s employee benefit plans and payroll processing during the Continuation Period on the basis required by this Section 6.16(a).

(b) If Parent is (or Parent and the Company reasonably agree that Parent will be) unable to obtain, on or prior to August 24, 2020 at 1:00 PM ET, the approvals contemplated by Section 6.16(a), then, for the Continuation Period, Parent shall use reasonable best efforts to provide each Continuing Employee with employee benefits no less favorable than those provided to similarly situated employees of Parent and shall pay each Continuing Employee, an amount that shall be based on a formula that shall be reasonably determined in good faith by Parent and the Company prior to the Closing (each, a “Make Whole Payment”). During the Continuation Period, the Make Whole Payment shall be paid in four installments (which, where applicable, shall be subject to applicable withholding and taxes) with the first payment no later than the two month anniversary of the date that such Continuing Employee ceased to participate in the Company’s employee benefits and the remaining payments in connection with the first payroll following each of Parent’s subsequent fiscal quarters, subject to such Continuing Employee’s employment on each such payment date. The total amount of the Make Whole Payment shall depend on the enrollment of Continuing Employees in Parent benefit plans and shall in no case exceed $600,000.00 in the aggregate. Notwithstanding anything herein to the contrary, Parent agrees that the benefits offered under the Company Group’s One Medical program and the Company’s vacation and parental leave policies will remain as constituted immediately prior to the First Effective Time during the Continuation Period. For the avoidance of doubt, this Section 6.16(b) shall not apply if Section 6.16(a) applies.

(c) With respect to each health or welfare benefit plan maintained by Parent, the First Surviving Company or the Second Surviving Company in which a Continuing Employee participates, Parent shall use reasonable best efforts to cause (i) to be waived for the calendar year in which the First Effective Time occurs any eligibility waiting periods or the application of any pre-existing condition limitations under such plan to the extent such were waived or satisfied under the comparable health or welfare benefit plan of the Company Group immediately prior to the First Effective Time, and (ii) each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Employee Benefit Plan for the plan year that includes the First Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent, the First Surviving Company or the Second Surviving Company, as applicable, for the plan year in which the First Effective Time occurs; provided, however, that Parent’s obligations under this clause (ii) shall be subject to its receipt of all necessary information from either the Company Group or such Continuing Employee related to such amounts paid by such Continuing Employee.

(d) The provisions of this Section 6.16 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.16 shall create such rights in any such persons or any other third party. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent, the First Surviving Company or the Second Surviving Company to terminate the employment of any Continuing Employee at any time and for any reason, (ii) require Parent, the First Surviving Company or the Second Surviving Company to continue any Employee Benefit Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the First Effective Time, or (iii) amend or establish any Employee Benefit Plans or other employee benefit plans or arrangements.

6.17 Notices of Certain Events. During the Interim Period, the Company and Parent shall promptly notify each other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is required in connection with the Mergers or the other transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority delivered in connection with the Mergers or the other transactions contemplated by this Agreement;

(c) any Action commenced or, to its Knowledge, threatened against the Company or Parent, as applicable, that relates to the consummation of the Mergers or the other transactions contemplated by this Agreement; and

(d) any inaccuracy or breach of any representation, warranty or covenant by the Company or Parent, as applicable, contained in this Agreement of which the Company has Knowledge or the Parent has knowledge, as applicable, that would result in the failure of the conditions set forth in Article VIII.

No such notice shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company or Parent, as applicable, in this Agreement or (y) determining whether any condition set forth in Article VIII has been satisfied. Notwithstanding anything to the contrary in this Agreement, a party’s failure to give notice under Section 6.17(d) shall not be deemed to be a breach of covenant under Section 6.17(d) but instead shall constitute only a breach of the underlying representation or warranty or covenant, condition or agreement, as the case may be.

6.18 Further Assurances. Pursuant to the terms and subject to the conditions contained herein, the parties agree: (a) to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements by or before the Outside Date, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (c) to reasonably cooperate with each other in connection with the foregoing.

6.19 Legal Representation. All communications involving attorney-client confidences among the Company Group, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson”) and Hogan Lovells in the course of the negotiation, documentation and consummation of the transactions contemplated by this Agreement will be deemed to be attorney-client confidences that belong solely to the Stockholders (and neither of the Surviving Companies or their respective Subsidiaries or Affiliates, including Parent) and may be controlled by the Stockholder Representative. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Stockholders and their Affiliates (and neither of the Surviving Companies or their respective Subsidiaries or Affiliates, including Parent) will be the sole holders of the attorney-client privilege with respect to the negotiation, documentation and consummation of the transactions contemplated by this Agreement (collectively, the “Pre-Merger Communications”), and neither of the Surviving Companies or their respective Subsidiaries or Affiliates (including Parent) will be a holder thereof, (b) to the extent that files of Gunderson or Hogan Lovells with respect to the negotiation, documentation and consummation of the transactions contemplated by this Agreement constitute property of the client, only the Stockholders and their Affiliates will hold such property rights and (c) neither Gunderson nor Hogan Lovells will have any duty whatsoever to reveal or disclose the Pre-Merger Communications or files pertaining to the Pre-Merger Communications to the Surviving Companies or any of their respective Subsidiaries or Affiliates (including Parent) by reason of any attorney-client relationship between any of Gunderson or Hogan Lovells and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between either of the Surviving Companies or their respective Subsidiaries or Affiliates, including Parent, on the one hand, and a third party other than the Stockholders, on the other hand, Parent may assert the attorney-client privilege to prevent the disclosure of the Pre-Merger Communications to such third party or waive such privilege if desired in connection with resolving such dispute. Notwithstanding the foregoing, in the event that a dispute arises between Parent, either of the Surviving Companies or their respective Subsidiaries or Affiliates, on the one hand, and one or more Stockholders, on the other hand, relating to any event that occurred prior to the Closing Date or the transactions contemplated hereby, Parent shall be provided access to, and permitted to use, all Pre-Merger Communications that relate directly to contested facts in connection with such dispute, including information in the files of Gunderson; provided that for the avoidance of doubt, this sentence shall not apply to such disputes with the Stockholders collectively or the Stockholder Representative on behalf of the Stockholders. In the event that Parent is legally required or requested by governmental order or otherwise (any such request or order, a “Legal Request”) to access or obtain a copy of all or a portion of the Pre-Merger Communications, Parent shall be entitled to access or obtain a copy of and disclose the Pre-Merger Communications to the extent necessary to comply with any such Legal Request. In the event of any Legal Request, Parent shall promptly notify the Stockholder Representative in writing (prior to the disclosure by Parent of any Pre-Merger Communications to the extent practicable) so that the Stockholder Representative can seek a protective order and Parent agrees to use all reasonable best efforts (at the sole cost and expense of the Company Equityholders) to assist therewith.

6.20 Financial Statements. The Company shall assist promptly, and use its reasonable best efforts to cause its representatives (including its auditors) to assist promptly, Parent and its representatives in connection with the preparation of any filings, documents, or other materials, including any pro forma financial statements, that may be reasonably required in connection with the Mergers and the other transactions contemplated hereby, or otherwise in connection with Parent’s reporting obligations or public offerings under applicable federal securities Laws, including all applicable requirements of the Exchange Act and Regulation S-X, and supply promptly and further furnish promptly, and use its reasonable best efforts to cause its representatives (including its auditors) to supply and furnish promptly, any and all information, documents, and records as Parent may reasonably request, and provide reasonable access to the Company’s personnel and facilities (subject to the limitations on access described in Section 6.2, which shall apply mutatis mutandis to any access requested by Parent pursuant to this Section 6.20), in connection with the matters contemplated by this Section 6.20.

6.21 Termination of Affiliate Agreements. On or prior to the Closing Date, the Company shall deliver to Parent evidence in form and substance reasonably satisfactory to Parent of the termination of all Contracts required to be disclosed under clause (a) of the definition of Material Contracts (collectively, “Affiliate Agreements”), in each case, with no further liability to or obligation of the Company Group under such Contract as of the First Effective Time.

6.22 VDR. No later than five (5) Business Days following the date of this Agreement, the Company shall deliver to Parent a CD-ROM or flash drive containing the contents of the VDR as of the date of this Agreement.

ARTICLE VII.

INDEMNIFICATION; REMEDIES

7.1 Survival of Representations, Etc. All of the representations and warranties and covenants and agreements to be performed prior to the Closing made by any party in this Agreement shall survive the Closing for a period of twelve (12) months following the Closing Date. The covenants and agreements to be performed after the Closing shall survive the Closing until fully performed in accordance with their terms. Notwithstanding the foregoing, if written notice of a claim has been given in accordance with the claims procedures set forth in Section 7.4 on or prior to the applicable survival date for the representation, warranty, covenant or agreement on which such claim is based, then such representation, warranty, covenant or agreement shall survive as to such claim, and such claim only, until final determination and satisfaction of such claim.

7.2 Indemnification.

(a) By the Participating Equityholders. Following the Closing, each of the Participating Equityholders, severally and not jointly, shall indemnify, defend, save and hold harmless Parent, Merger Sub, Merger Sub II, the Company Group and each of Parent’s Affiliates and Subsidiaries (including, following the Closing, the Surviving Companies and their respective Subsidiaries), and each of their respective representatives (collectively, the “Parent Indemnitees”), from and against any and all Losses incurred or suffered in connection with, arising out of or resulting from (i) any breach or inaccuracy of any representation or warranty made by the Company in Article IV; (ii) any breach of any covenant or agreement required to be performed by the Company Group prior to the Closing in this Agreement; (iii) any Closing Indebtedness that is not included in the calculation of Closing Indebtedness as finally determined pursuant to Section 2.9; (iv) any Transaction Expenses that are not included in the calculation of Transaction Expenses as finally determined pursuant to Section 2.9; (v) any claim or allegation that any Company Equityholder or other Person is entitled to any amount in connection with the Mergers other than, with respect to a Company Equityholder, the consideration allocable to such Company Equityholder in accordance with Article II hereof as set forth in the Closing Consideration Schedule; (vi) any Excess Dissenting Share Payments; (vii) any Indemnified Taxes; (viii) any breach of any covenant or agreement required to be performed, in whole or in part, by the Stockholder Representative in this Agreement; (ix) the matters set forth on Section 7.2(a)(ix) of the Disclosure Schedule and (x) the matters set forth on Section 7.2(a)(x) of the Disclosure Schedule; provided that, notwithstanding anything to the contrary in this Agreement, (1) the Participating Equityholders shall have no obligation to indemnify Parent Indemnitees for any Losses directly arising out of or resulting from the Company’s disclosure of a Contract to Parent pursuant to Section 6.2 in breach of a confidentiality or other similar non-disclosure provision in such Contract and (2) indemnification under this Section 7.2(a) with respect to any breach or inaccuracy of the representation or warranty made by the Company in Section 4.6(d) small be limited to Losses in connection with, arising out of or resulting from the failure to file a Notification and Report Form pursuant to the HSR Act with respect to the Mergers and the other transactions contemplated by this Agreement.

(b) By Parent. Following the Closing, Parent shall indemnify, save and hold harmless the Participating Equityholders and their Subsidiaries and each of their respective representatives (collectively, the “Stockholder Indemnitees”), from and against any and all Losses incurred in connection with, arising out of or resulting from (i) any breach or inaccuracy of any representation or warranty made by Parent, Merger Sub or Merger Sub II in Article V; (ii) any breach of any covenant or agreement made by Parent, Merger Sub or Merger Sub II in this Agreement and required to be performed by Parent, Merger Sub or Merger Sub II prior to the Closing; and (iii) any breach of any covenant or agreement made by Parent, Merger Sub or Merger Sub II in this Agreement and required to be performed, in whole or in part, by Parent, Merger Sub or Merger Sub II on or after the Closing.

7.3 Limitations on Indemnity; Priority of Recovery.

(a) (i) No amount shall be payable to the Parent Indemnitees in satisfaction of claims for indemnification that may be made solely pursuant to Section 7.2(a)(i) and Section 7.2(a)(ix) unless and until the aggregate amount of all Losses of the Parent Indemnitees arising therefrom exceeds an amount equal to $960,000 (the “Deductible”), at which time the Parent Indemnitees shall have the right to recover all Losses in excess of the Deductible, subject to the other limitations set forth in this Article VII; provided, that the Deductible shall not apply to indemnification claims for breaches of or inaccuracies in the Fundamental Representations or in the case of Fraud and (ii) except in the case of Fraud, the aggregate liability of the Participating Equityholders with respect to claims for indemnification by the Parent Indemnitees under this Article VII shall not exceed the Indemnity Escrow Amount and the aggregate liability of a Participating Equityholder with respect to such claims shall not exceed such Participating Equityholder’s pro rata portion of the Indemnity Escrow Amount (as determined in accordance with Section 2.7(f)).

(b) (i) No amount shall be payable to the Stockholder Indemnitees in satisfaction of claims for indemnification that may be made solely pursuant to Section 7.2(b)(i) unless and until the aggregate amount of all Losses of the Stockholder Indemnitees arising therefrom exceeds an amount equal to the Deductible, at which time the Stockholder Indemnitees shall have the right to recover all Losses in excess of the Deductible, subject to the other limitations set forth in this Article VII; provided, that the Deductible shall not apply to indemnification claims for breaches of or inaccuracies in the Parent Fundamental Representations or in the case of Fraud and (ii) except in the case of Fraud, the aggregate liability of Parent with respect to claims for indemnification by the Stockholder Indemnitees under this Article VII shall not exceed an amount equal to the $9,600,000; provided, however, that nothing in this Section 7.3(b) shall be deemed to limit Parent’s obligation to make the payments to holders of Company Capital Stock pursuant to Article II and Article III.

(c) From and after the First Effective Time, recovery from the Indemnity Escrow Account shall constitute the sole and exclusive monetary remedy for the indemnity obligations of each Participating Equityholder under this Agreement for Losses arising out of, resulting from or in connection with the matters listed in Section 7.2(a), except in the case of Fraud by or on behalf of the Company or such Participating Equityholder; provided, however, that no Participating Equityholder shall be liable for any Fraud by or on behalf of any Person other than the Company or such Participating Equityholder; provided, further, that nothing herein shall limit the liability of a Participating Equityholder for any Fraud by such Participating Equityholder.

(d) Notwithstanding anything to the contrary contained herein, (i) any liability for indemnification under this Article VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach or other violation of more than one representation, warranty, covenant or agreement, (ii) if and solely to the extent that an amount of Losses in connection with an indemnifiable matter was already actually included as a current liability in the definition of Working Capital or as Closing Indebtedness in the Aggregate Merger Consideration as finally determined pursuant to Section 2.9, the same amount of such Losses may not be recovered under this Article VII and (iii) Indemnified Parties shall use reasonable best efforts to mitigate the amount of Losses upon and after becoming aware of any event that could reasonably be expected to give rise to Losses that may be indemnifiable under this Article VII; provided, however, in no event shall any Parent Indemnitee be required to (a) maintain or cause any Person to maintain or carry any specific type or level of insurance coverage following the Closing, or (b) seek recovery (i) under any insurance policy (including the R&W Insurance Policy) or from other third parties prior to seeking indemnification hereunder or (ii) from any customer, supplier, or other Person with whom such Parent Indemnitee has a business relationship that is material to the Parent Indemnitees taken as a whole, except in connection with any manifest error on the part of any such customer, supplier or other Person.

(e) Notwithstanding anything to the contrary in this Agreement, (i) with respect to any claims that may be made by a Parent Indemnitee under Section 7.2, subject to the limitations in this Section 7.3, Losses may be satisfied at Parent’s sole option, (A) from the Indemnity Escrow Account, (B) after the retention under the R&W Insurance Policy is satisfied, from the R&W Insurance Policy, if coverage is available thereunder and until it is exhausted, and (C) any combination of (A) and (B) and in any sequence, provided, however, for the avoidance of doubt, no Parent Indemnitee shall be entitled to duplicate recovery in respect of such Losses. and (ii) nothing in this Section 7.3 is intended to, or shall, limit any recovery available under the R&W Insurance Policy, provided, however, for the avoidance of doubt, no Parent Indemnitee shall be entitled to duplicate recovery in respect of any Losses.

(f) For the avoidance of doubt, this Section 7.3 shall not apply to claims for a party’s failure to consummate the transaction pursuant to Article IX.

7.4 Direct Claims Indemnification Procedures.

(a) If a Person is entitled to indemnification hereunder (an “Indemnified Party”), the Indemnified Party shall deliver a written demand (a “Claim Certificate”) to Parent (in the case of an indemnification claim from a Stockholder Indemnitee) or the Stockholder Representative (in the case of an indemnification claim from a Parent Indemnitee), as applicable (each, an “Indemnifying Party”), which Claim Certificate shall contain a description of, and if reasonably determinable at the time such demand is delivered, the amount of any Losses incurred or reasonably expected to be incurred by such Indemnified Party and a reasonable explanation of the basis therefor. The failure to provide such notice to the Indemnifying Party shall not affect the Indemnifying Party’s obligations under this Article VII except and only to the extent that the Indemnifying Party is actually and materially prejudiced by such failure. For the avoidance of doubt and as applicable, “Indemnifying Party” shall only refer to the Stockholder Representative acting on behalf of the Participating Equityholders, and any provisions relating to an obligation to make or right to receive any payments shall relate directly to the applicable Stockholder Indemnitees.

(b) In the event that the Indemnifying Party does not, within fifteen (15) Business Days of the receipt thereof, object in writing to any claim or claims made in any Claim Certificate pursuant to the terms hereof, the Indemnifying Party shall deliver to the Indemnified Party an amount equal to the Losses set forth in the Claim Certificate arising out of any claim or claims that are not objected to by the Indemnifying Party, subject to the limitations in Section 7.3; provided, that if the Indemnified Party is a Parent Indemnitee, then such amount shall be recovered from the Indemnity Escrow Account in accordance with the terms hereof and of the Escrow Agreement.

(c) In case the Indemnifying Party shall object in writing to any claim or claims made in any Claim Certificate, the Indemnifying Party and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed, and the Indemnifying Party shall deliver to the Indemnified Party the amount set forth in such memorandum in accordance with the terms thereof; provided, that if the Indemnified Party is a Parent Indemnitee, then such amount shall be recovered from the Indemnity Escrow Account in accordance with the terms hereof and of the Escrow Agreement. In the event that the parties are not able to reach an agreement, or the memorandum contains an agreement as to only a portion of the Losses in question, the parties may resolve such dispute in the manner provided in Section 10.5.

7.5 Defense of Third-Party Claims.

(a) A party seeking indemnification hereunder in connection with a claim by any Person other than the Indemnified Party (a “Third-Party Claim”) shall provide prompt notice of such Third-Party Claim to Parent (in the case of an indemnification claim from a Stockholder Indemnitee) or the Stockholder Representative (in the case of an indemnification claim from a Parent Indemnitee), as applicable, which notice describes in reasonable detail such Third-Party Claim and includes copies of all material written correspondence received by such party in connection therewith; provided that the failure to provide such notice shall not affect an Indemnifying Party’s obligations under this Article VII except and only to the extent that an Indemnifying Party is actually and materially prejudiced by such failure. The Indemnifying Party shall have the right in its discretion and at its expense, to participate in and control the defense or settlement of such Third-Party Claim so long as each of the following conditions are, and continue to be, satisfied: (i) the claim does not seek an injunction or other equitable relief; (ii) the claim does not involve criminal allegations or a claim by a Governmental Authority or any customer, supplier, or other Person with whom the applicable Parent Indemnitee has a business relationship that is material to the Parent Indemnitees taken as a whole; (iii) the Indemnifying Party admits that such Third-Party Claim is indemnifiable pursuant to this Article VII and eighty percent (80%) of the expected liability for such Third-Party Claim (as reasonably determined by the Indemnifying Party’s outside counsel) is equal to or less than the amount of the then-remaining Indemnity Escrow Amount (less the Pending Claims Amount); (iv) such Indemnifying Party assumes the defense of such Third-Party Claim within thirty (30) days of receipt by the Indemnifying Party of notice of such Third-Party Claim and a reasonable description of such Third-Party Claim; (v) such Indemnifying Party conducts the defense of the Third-Party Claim diligently; (vi) is not one in which the Indemnifying Party is also a party and there are legal defenses available to the Indemnified Party which are materially inconsistent with those available to the Indemnifying Party; and (vii) in the case of a claim against a Parent Indemnitee, the assumption of the defense would not cause any Parent Indemnitee to lose coverage under the R&W Insurance Policy (clauses (i) through (vii), the “Assumption Conditions”). If the Indemnifying Party assumes the defense of such Third-Party Claim, (A) the Indemnified Party shall be entitled, at its own cost and expense, to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose and (B) the Indemnifying Party shall keep the Indemnified Party reasonably apprised of all material developments, including settlement offers, with respect to the Third-Party Claim.

(b) Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, neither party shall admit to any Liability with respect to, consent to the entry of any judgment, or settle, compromise or discharge, any Third-Party Claim for which indemnity is sought without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the other party; provided, that an Indemnified Party shall have no obligation of any kind to consent to the entrance of any judgment or into any settlement unless such judgment or settlement (i) is for only money damages, eighty percent (80%) of the amount of which is equal to or less than the amount of the then remaining Indemnity Escrow Amount (less the Pending Claims Amount), and (ii) includes, as a condition thereof, an express, unconditional release of the Indemnified Party and its Affiliates, Subsidiaries and their respective representatives from any liability or obligation with respect to such Third-Party Claim; provided, further, that, notwithstanding the foregoing, such consent shall be subject, in all cases, to the terms (including any right of the insurer to consent) of the R&W Insurance Policy.

(c) If any Assumption Condition is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or, subject to Section 7.5(b), enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) to the extent the Indemnifying Party is liable for such Losses under this Article VII, the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than quarterly and no more often than monthly) for the costs of defending against the Third-Party Claim, including reasonable, out-of-pocket fees and expenses of counsel engaged by the Indemnified Party, and (iii) to the extent the Indemnifying Party is liable for such Losses under this Article VII, the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with the Third-Party Claim to the fullest extent provided in this Article VII. This Section 7.5 shall not apply to Taxes which shall be governed exclusively by Section 6.8(d).

7.6 Effect of Knowledge; Waiver of Condition; Calculation of Loss.

(a) The right to indemnification, payment of Losses, or other remedies based on any representations, warranties, covenants and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedies based on such representations, warranties, covenants and agreements.

(b) In determining whether there existed a breach of or inaccuracy in any representation or warranty, and with respect to the calculation of the amount of Losses incurred by a Parent Indemnitee, each representation and warranty contained in this Agreement (other than the third sentence of Section 4.1(a)) shall be read without regard to any materiality, Material Adverse Effect or similar materiality qualification contained in or otherwise applicable to such representation or warranty.

7.7 Escrow; Payment.

(a) Within five (5) Business Days after the resolution of any claim for indemnification for which a Parent Indemnitee is entitled to recover Losses from the Indemnity Escrow Account, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to deliver from the Indemnity Escrow Account to such Parent Indemnitee the amount of such Losses.

(b) Within five (5) Business Days after the resolution of any claim for indemnification for which a Stockholder Indemnitee is entitled to recover Losses from Parent, Parent shall deliver to such Stockholder Indemnitee the amount for which it is responsible by wire transfer of immediately available funds to an account(s) specified by the Stockholder Representative.

7.8 No Contribution. No Stockholder shall have, and no Stockholder shall exercise or assert (or attempt to exercise or assert), any right of contribution or right of indemnity or advancement against the Surviving Companies or any of their respective Subsidiaries, in connection with any indemnification obligation to a Parent Indemnitee to which such Stockholder is subject under or in connection with this Agreement.

7.9 Indemnification Sole Remedy. Except (a) for the ability of Parent, Merger Sub, Merger Sub II or the Company to obtain equitable remedies in connection with any breach or threatened breach of any of the covenants and agreements of the parties set forth herein; (b) as specified in Section 2.9, Section 7.3(c) or Section 10.18(f), (c) with respect to claims under any Stock Letter of Transmittal delivered in connection herewith, and (d) in the case of Fraud, (i) the indemnification rights provided pursuant to this Article VII shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, affiliates, agents, representatives, successors and assigns for any breach of any representations and warranties and covenants and agreements contained in this Agreement (but for the avoidance of doubt the indemnification rights provided pursuant to this Article VII are not the sole and exclusive remedies of the Parent Indemnitees with respect to the Voting and Support Agreements and the Parent Indemnitees expressly reserve all rights and remedies with respect thereto); and (ii) each party hereby irrevocably waives any right to any remedy relating to any such breach other than the indemnification rights provided pursuant to this Article VII (whether by contract, common law, statute, regulation or otherwise) (but for the avoidance of doubt the indemnification rights provided pursuant to this Article VII are not the sole and exclusive remedies of the Parent Indemnitees with respect to the Voting and Support Agreements and the Parent Indemnitees expressly reserve all rights and remedies with respect thereto).

7.10 Tax Matters. Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VII will be treated as adjustments to the purchase price for all federal, state, local and foreign Tax purposes to the fullest extent permitted by Law, and the parties shall file their respective Tax Returns accordingly and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Law.

7.11 Losses Net of Insurance; Tax Benefits. Losses indemnifiable pursuant to this Article VII shall be reduced by the amount of (i) insurance proceeds or indemnity, contribution or other similar amounts actually recovered by Parent with respect to the Losses, net of any actual increase in premium, deductible amounts or costs or expenses of recovery (including reasonable attorney and advisor fees) and (ii) any Tax benefit actually realized by the Indemnified Party arising from such Loss in the year of the Loss or the next succeeding taxable year; provided, however, in no event shall any Parent Indemnitee be required to (a) maintain or cause any Person to maintain or carry any specific type or level of insurance coverage following the Closing, or (b) seek recovery (i) under any insurance policy or from other third parties prior to seeking indemnification hereunder or (ii) from any customer, supplier, or other Person with whom such Parent Indemnitee has a business relationship that is material to the Parent Indemnitees taken as a whole, except in connection with any manifest error on the part of any such customer, supplier or other Person. If a Parent Indemnitee recovers, under insurance policies (other than any amounts under the R&W Insurance Policy) or from other collateral sources, any amount in respect of a matter for which such Parent Indemnitee was already indemnified pursuant to Section 7.2(a), Parent shall promptly pay over the amount so recovered (after deducting therefrom the full amount of any increases in premium, deductible amounts or costs or expenses of recovery (including reasonable attorney and advisor fees and the costs and expenses incurred by such Parent Indemnitee in obtaining and paying over the amount of such recovery) (such amount, a “Previously Indemnified Amount”) to the Paying Agent, for further distribution to the Participating Equityholders (other than the holders of In-The-Money Options), and Parent or a Subsidiary of Parent, for further distribution to the holders of In-The-Money Options) through the payroll system of Parent or a Subsidiary of Parent subject to applicable Tax withholding; provided, however, that if such recovery occurs prior to the expiration of the survival periods under Section 7.1 or while any claim by a Parent Indemnitee remains pending in accordance with Section 7.1, then such Previously Indemnified Amount shall be re-deposited in the Indemnity Escrow Account until it is released in accordance with this Agreement and the Escrow Agreement.

ARTICLE VIII.

CONDITIONS TO CLOSING

8.1 Conditions to the Obligations of Each Party. The respective obligation of each party to consummate the Closing shall be subject to the satisfaction (or waiver in writing by each party to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a) The Company Written Consent shall have been obtained.

(b) Any applicable waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been earlier terminated and any timing agreement delaying the Closing entered into in connection therewith shall have expired.

(c) No Law or Order shall have been enacted, issued, promulgated, enforced or entered by any Governmental Authority that enjoins or otherwise prohibits the consummation of the Mergers or the other transactions contemplated by this Agreement or the Ancillary Agreements.

(d) No legal challenge by any Governmental Authority shall have been instituted in any tribunal which seeks to enjoin or otherwise prohibit, or which questions the validity or legality of, the consummation of the Mergers or the other transactions contemplated by this Agreement or the Ancillary Agreements.

8.2 Conditions to Obligations of the Company. The obligation of the Company to consummate the Closing shall be subject to the satisfaction (or waiver in writing by the Company to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a) Each of the representations and warranties of Parent, Merger Sub and Merger Sub II (i) contained in this Agreement (other than the Parent Fundamental Representations), without giving effect to any qualification as to materiality contained therein, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date), except to the extent that any such untruth or incorrectness would not, individually or in the aggregate, have a material adverse effect on Parent’s ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement or the Ancillary Agreements; (ii) contained in the first and second sentences of Section 5.2(a) (Capitalization) shall be shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date); and (iii) contained in the Parent Fundamental Representations (other than those contained in the first and second sentences of Section 5.2(a) (Capitalization)) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date).

(b) Each of the covenants and agreements contained in this Agreement to be performed by Parent, Merger Sub or Merger Sub II at or before the Closing shall have been performed in all material respects by Parent, Merger Sub or Merger Sub II, as applicable.

(c) Since the date hereof, there shall not have been a Parent Material Adverse Effect that is continuing.

(d) The deliverables required to be delivered by Parent pursuant to Section 3.3(b) shall have been delivered to the Company.

8.3 Conditions to Obligations of Parent, Merger Sub and Merger Sub II.

The respective obligation of Parent, Merger Sub and Merger Sub II to consummate the Closing shall be subject to the satisfaction (or waiver in writing by Parent to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a) Each of the representations and warranties of the Company (i) contained in this Agreement (other than the Fundamental Representations), without giving effect to any qualification as to materiality contained therein, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date), except to the extent that any such untruth or incorrectness would not result in a Company Material Adverse Effect; (ii) contained in the first, second and sixth sentences of Section 4.2(a) and the first sentence of Section 4.2(b) (Capitalization) shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date; and (iii) contained in the Fundamental Representations (other than those contained in the first, second and sixth sentences of Section 4.2(a) and the first sentence of Section 4.2(b) (Capitalization)) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date).

(b) Each of the covenants and agreements contained in this Agreement to be performed by the Company at or before the Closing shall have been performed in all material respects by the Company.

(c) Since the date hereof, there shall not have been a Company Material Adverse Effect that is continuing.

(d) The Voting and Support Agreements shall be in full force and effect at the Closing.

(e) The Employment Agreement shall be in full force and effect at the Closing.

(f) The deliverables required to be delivered by the Company pursuant to Section 3.3(a) shall have been delivered to Parent.

ARTICLE IX.

TERMINATION

9.1 Termination. This Agreement may be terminated, and the Mergers and the other transactions contemplated hereby may be abandoned, by action taken or authorized by the board of directors of the terminating party or parties at any time:

(a) By mutual written consent of Parent and the Company, at any time prior to the Closing;

(b) By either Parent or the Company if the Closing shall not have occurred on or before November 30, 2020 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to either party if such party’s breach of any of its obligations under this Agreement caused, or resulted in, the failure of the Closing to occur on or before such date;

(c) By either Parent or the Company, in the event that any Governmental Authority of competent jurisdiction shall have issued an Order that enjoins or otherwise prohibits the consummation of the Mergers and such Order shall have become final and non-appealable;

(d) By Parent, at any time prior to the Closing, if: (i) there has been a breach by the Company of its representations or warranties contained in this Agreement, in either case, such that any condition to the Mergers contained in Section 8.3 is not capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions to the Mergers contained in Section 8.3 prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) if there has been any breach by Parent, Merger Sub or Merger Sub II of this Agreement which breach would cause the conditions contained in Section 8.2 not to be satisfied on the Closing Date; or

(e) By the Company, at any time prior to the Closing, if: (i) there has been a breach by Parent, Merger Sub or Merger Sub II of any of its representations or warranties contained in this Agreement, in either case, such that any condition to the Mergers contained in Section 8.2 is not capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) such breach is not capable of cure sufficient to allow satisfaction of the conditions to the Mergers contained in Section 8.2 prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) if there has been any breach by the Company of this Agreement which breach would cause the conditions contained in Section 8.3 not to be satisfied on the Closing Date.

(f) By Parent, if the Company shall have not delivered the executed Company Written Consent to Parent within twelve (12) hours of the execution of this Agreement.

(g) By Parent, if Stockholders representing no less than 5% of the Company Capital Stock and 100% of the Company Series A Preferred Stock shall have not delivered to Parent the executed Voting and Support Agreements within twelve (12) hours of the execution of this Agreement.

9.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall become void and there shall be no liability or obligation on the part of Parent, Merger Sub, Merger Sub II, the Company, the Stockholders or their respective Subsidiaries, officers or directors, except that (i) Section 6.10, this Section 9.2 and Article X shall survive any such termination and (ii) nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from Fraud or willful breach of this Agreement prior to such termination.

ARTICLE X.

MISCELLANEOUS

10.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Accredited Investor” shall mean a Person that (a) is, as of the First Effective Time, an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act and (b) delivers an executed Accredited Investor Questionnaire to Parent by the Accredited Investor Questionnaire Deadline stating that such Person is an “accredited investor” and agreeing to the transfer restrictions related to the Parent Stock contained therein.

“Action” shall mean any action, complaint, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, criminal prosecution, civil or criminal investigation or unfair labor practice charge or complaint before any Governmental Authority.

“Affiliate” shall mean, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise (for clarity, ownership of less than a majority of the voting power represented by voting securities or possession of a contractual right to designate less than a majority of the board of directors (or equivalent governing body) with respect to any Person shall not constitute “control”).

“Aggregate AI Exercise Price” shall mean the aggregate amount of the Aggregate Exercise Amount for all Accredited Investors.

“Aggregate Exercise Amount” shall mean the aggregate amount of the per share exercise price payable for all of the Exercisable Warrants and In-The-Money Options, in each case outstanding immediately prior to the First Effective Time.

“Aggregate Merger Consideration” shall mean an amount equal to (a) $192,000,000; minus (b) the Transaction Expenses; minus (c) the Closing Indebtedness; plus (d) the Closing Cash; plus (e) the amount (if any) by which Working Capital exceeds the Working Capital Target; minus (f) the amount (if any) by which the Working Capital Target exceeds the Working Capital; plus (g) the Aggregate Exercise Amount.

“Aggregate Shares” shall mean the sum of (a) the number of shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time including, for the avoidance of doubt, without duplication the aggregate number of shares of Company Common Stock issuable upon conversion of shares of Company Series A Preferred Stock as contemplated by Section 2.1(b), plus (b) without duplication of any shares included in (a), the aggregate number of shares of Company Common Stock underlying Exercisable Warrants, plus (c) without duplication of any shares included in (a), the aggregate number of shares of Company Common Stock issuable upon exercise of the In-The-Money Options are outstanding immediately prior to the First Effective Time.

“AI Aggregate Shares” shall mean the number of Aggregate Shares held by Accredited Investors.

“AI Stock Exercise Price” shall mean the product of (a) the Aggregate AI Exercise Price multiplied by the Common Per Share Stock Value Percentage.

“Ancillary Agreements” shall mean the Escrow Agreement, the Voting and Support Agreements, the Employment Agreement, the Stock Letters of Transmittal and all other agreements, instruments, documents and certificates executed, filed or otherwise prepared, exchanged or delivered in accordance with this Agreement.

“Applicable Threshold Amount” shall mean at least $18.8 million or more of total assets or such other amount of total assets as determined by the Company in compliance with 16 C.F.R.§ 801.11 and used in Section 7A(a)(2)(B) of the HSR Act.

“Approval” shall mean any approval, authorization, release, consent, qualification, permit or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person.

“Base Cash Consideration Amount” shall mean $90,000,000.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Calculation Time” shall mean 11:59 p.m. Eastern Time on the calendar day immediately prior to the Closing Date.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Cash” shall mean the aggregate amount of unrestricted cash and bank deposits, in each case, as determined in accordance with the Methodology and the Methodology Priority. For the avoidance of doubt, Cash shall (a) include checks, wires and drafts deposited for the account of the Company but not yet reflected as available proceeds in the Company Group’s accounts, (b) be reduced by the sum of (i) any outstanding checks, wires and drafts issued by the Company Group and (ii) any cash overdrafts and negative balances in the Company Group’s accounts and (c) exclude (i) marketable securities or short term instruments, (ii) cash on deposit as collateral for letters of credit or similar instruments, (iii) cash deposited in escrow or similar arrangements and not freely useable by the Company and (iv) security deposits or similar deposits made or held by the Company (subclauses (i) through (iv) of this clause (c), collectively “Restricted Cash”). Notwithstanding the foregoing, no Cash used to pay Closing Indebtedness or items that would constitute Transaction Expenses if not paid pursuant to this Agreement or otherwise distributed to the Stockholders, in each case, after the Calculation Time shall constitute “Cash” for purposes of this Agreement.

“Closing Cash” shall mean the Cash held by the Company Group as of the Calculation Time.

“Closing Indebtedness” shall mean the Indebtedness of the Company Group as of immediately prior to the Closing on the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Per Share Amount” shall mean the quotient of (a) the Estimated Aggregate Merger Consideration, divided by (b) the Aggregate Shares.

“Common Per Share Cash Amount” shall mean an amount in cash equal to (a) the Common Per Share Amount minus (b) the Value of the Common Per Share Stock Issuance Amount.

“Common Per Share Cash Value Percentage” shall mean (a) the Common Per Share Cash Amount divided by (b) the Common Per Share Amount.

“Common Per Share Stock Issuance Amount” shall mean the number of shares of Parent Stock equal to a fraction, the numerator of which is (a) (i) the sum of (A) the Base Stock Consideration Amount plus (B) the AI Stock Exercise Price divided by (ii) the Parent Stock Value, and the denominator of which is (b) the AI Aggregate Shares.

“Common Per Share Stock Value Percentage” shall mean (a) the Value of the Common Per Share Stock Issuance Amount divided by (b) the Common Per Share Amount.

“Common Stockholders” shall mean any holder of Company Common Stock immediately prior to the First Effective Time.

“Company Capital Stock” shall mean the Company Common Stock and the Company Series A Preferred Stock taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.0001, of the Company.

“Company Equity Plan” shall mean the Playdots, Inc. 2013 Stock Plan, as amended.

“Company Equityholders” shall mean the Stockholders, the Company Optionholders and holders of Company Warrants.

“Company Group” shall mean the Company and each of its Subsidiaries.

“Company Material Adverse Effect” shall mean any event, circumstance, change or condition that, when taken individually or together with all other events, circumstances, changes or conditions, has had or would reasonably be expected to have a materially adverse effect on (a) the condition (financial or otherwise), properties, assets, liabilities, business, or operations of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to timely consummate the transactions contemplated by this Agreement (other than any event, circumstance, change or condition due to any legal proceeding under antitrust Laws); provided, however, that in the case of (a), “Company Material Adverse Effect” shall not include any event, circumstance, change or condition directly arising out of: (i) changes in general local, domestic, foreign, or international economic conditions or credit or financial or capital markets, including changes in interest or exchange rates, (ii) changes affecting generally the industry in which the Company and its Subsidiaries operate, (iii) flood, earthquake, other natural disaster, acts of war, sabotage or terrorism, military actions or the escalation thereof or other force majeure events, (iv) the COVID-19 pandemic and civil unrest arising therefrom and any actions of Governmental Authorities in response to the foregoing, (v) any changes in applicable Law or GAAP, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions (including civil unrest), (vi) any action required by this Agreement or consented to in writing by Parent and any actions requiring Parent’s consent that were not taken because Parent did not provide its consent (it being understood that the facts giving rise to such actions may be taken into account in determining whether there has been a Company Material Adverse Effect), (vii) any failure by the Company to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect (except to the extent otherwise provided herein)) or (viii) the announcement of this Agreement and the transactions contemplated hereby, provided in the case of (i), (ii), (iii), (iv) or (v) that such event, circumstance, change or condition does not affect the Company and its Subsidiaries, taken as a whole, in a substantially disproportionate manner as compared with other participants in the industries in which the Company and its Subsidiaries operate.

“Company Option” shall mean an option, whether vested or unvested, to purchase Company Common Stock issued under the Company Equity Plan.

“Company Optionholders” shall mean holders of Company Options.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company Group.

“Company Products or Services” means those products (including proprietary computer programs and mobile applications or games, including “Dots,” “Two Dots” and “Dots & Co!”) and/or services (including support services, maintenance services, development services and enhancement services) currently licensed (including by offering Software as a service or platform), leased, sold, provided, in development, developed for third parties, offered for sale, resold and/or distributed by the Company Group.

“Company Proprietary Software” shall mean any Software that is, or is purported to be, owned by the Company.

“Company Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.0001, of the Company.

“Company Warrant” shall mean each of the warrants to acquire Company Common Stock set forth on Section 4.2(c) of the Disclosure Schedule.

“Competing Transaction” shall mean, other than the Mergers, any proposal, offer or inquiry in respect of an equity financing, sale of any equity securities, acquisition, merger or other business combination involving the Company or its Subsidiaries, or any other direct or indirect sale or other disposition of any of the material assets of the Company or its Subsidiaries or all or any portion of the business comprising the Company and its Subsidiaries, or any transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Mergers or any other transactions contemplated hereunder.

“Confidential Information” shall mean any and all trade secrets, confidential business or technical information, and proprietary information and materials, whether or not stored in any medium, relating to the Company Group, including, but not limited to, business information, technology, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs, pricing information, financial information, information relating to existing, previous and potential suppliers, customers, contracts and other know-how.

“Confidentiality Agreement” shall mean the Mutual Non-Disclosure Agreement, dated as of March 6, 2020, by and between Parent and the Company, as amended from time to time.

“Contract” shall mean any contract, agreement, lease, license, sales order, purchase order or other legally binding commitment or instrument, whether or not in writing and whether or not executed.

“COVID-19 Law” shall mean the CARES Act, the Families First Coronavirus Response Act of 2020 or any other Law intended to address the consequences of COVID-19.

“Data Protection Laws” means all applicable Laws pertaining to data protection, data privacy, data security, data breach notification, and cross-border data transfer.

“Data Protection Requirements” means all applicable (a) Data Protection Laws; (b) Privacy Policies; (c) terms of any Contracts relating to the Company Group’s collection, use, storage, disclosure, or cross-border transfer of Personal Data; and (d) PCI-DSS and/or codes-of-conduct to which the Company Group is subject and which govern the Company Group’s collection, use, storage, disclosure, or cross-border transfer of Personal Data.

“Delaware Law” means the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, as applicable.

“Designated Jurisdiction” shall mean any country or territory that is or whose government is the target of Sanctions, including Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedule” shall mean a schedule executed and delivered by the Company to Parent, Merger Sub and Merger Sub II as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement.

“Employee Benefit Plan” shall mean (a) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (b) each other plan, policy, program, agreement, understanding or arrangement (whether written or oral) establishing, providing for or memorializing the terms of any of the following: employment, individual consulting, service, deferred compensation, bonus, incentive compensation, compensatory equity or equity-linked awards or incentives, severance, termination, retirement, supplemental retirement, pension, profit-sharing, excess benefit, retention, transaction, change in control, salary continuation, tuition assistance, dependent care assistance, legal assistance, vacation, leave of absence, paid-time-off, fringe benefit, health, medical, retiree medical, dental, vision, disability, accident, life insurance or survivor benefit, savings, cafeteria, insurance, flexible spending, adoption/dependent/employee assistance or any other form of compensation or benefit, in each case, (i) which is maintained, participated in, contributed to, entered into or sponsored by any member of the Company Group with respect to any current or former individual service provider of the Company Group (or any dependent or beneficiary thereof) or (ii) as to which any member of the Company Group has any Liability.

“Employee Optionholder” shall mean each Company Optionholder that is a current or former employee of the Company as set forth in the Closing Consideration Schedule.

“Employment Law” shall mean any federal, state or municipal Law or Order relating to the rights of employees, the obligations of an employer or equal employment opportunities, labor relations, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, worker classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, leaves of absence, paid sick leave, family or medical leave and unemployment insurance and occupational health and safety, including but not limited to the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act of 1986, the Occupational Health and Safety Act of 1970, all amendments to each such Law as well as the regulations issued thereunder, and all regulations, ordinances, executive orders and mandatory requirements set forth in guidelines by any Governmental Authority regarding COVID-19.

“Encumbrance” shall mean any mortgage, servitude, easement, right of way, lien, pledge, option, lease or other possessory interest, charge, equitable interest, right of first refusal or similar restriction of any kind, covenants, conditions and restrictions of record, security interest, preference, deed of trust, mortgage, pledge, hypothecation or other similar encumbrance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity, trade or business (whether or not incorporated) that, together with any member of the Company Group, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or is under common control within the meaning of Section 4001(a)(14) of ERISA.

“Exchange Ratio” shall mean the quotient (rounded to four decimal places) of (a) the Common Per Share Amount, over (b) the Parent Stock Value.

“Exercisable Warrant” shall mean a Company Warrant as of immediately prior to the First Merger (a) with an exercise period (as set forth therein) that has not expired, (b) with an Warrant Price (as defined therein) that is less than the Common Per Share Amount, and (c) that has not been exercised by the holder thereof in accordance with the terms of such Company Warrant.

“Fraud” shall mean, with respect to any Person, an actual and intentional common law fraud (including the element of scienter) with respect to the making of any representation or warranty in this Agreement or any certificate delivered pursuant to this Agreement.

“Fundamental Representations” shall mean the representations and warranties set forth in Sections 4.1 (Organization of the Company Group), 4.2 (Capitalization), 4.3 (Authorization), 4.6(d) (Financial Statements), 4.26 (Inapplicability of Anti-takeover Statutes) and 4.27 (No Brokers).

“GAAP” shall mean United States generally accepted accounting principles and practices.

“Governmental Authority” shall mean any United States, foreign, supra-national, federal, state, provincial, local or self-regulatory governmental, regulatory or administrative authority, agency, division, body, state board, organization or commission or any judicial or arbitral body.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” shall mean, at any date, without duplication, the outstanding principal amount of, and all interest, premiums, penalties, prepayment fees and other amounts accrued and unpaid in respect of, (a) any indebtedness for borrowed money of such Person, or in respect of loans or advances, whether or not recourse to such Person, including any amounts borrowed by the Company Group under the CARES Act or any other Law intended to address the consequences of COVID-19, (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person for a lease classified as a capital or finance lease in the Financial Statements or required to be capitalized under GAAP, (d) all obligations of such Person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions, (e) any reimbursement obligation of such Person with respect to letters of credit (excluding letters of credit to the extent undrawn), bankers’ acceptances or similar facilities issued for the account of such Person, (f) all obligations to pay any deferred purchase price of property, assets, securities or services (including any seller notes, earnout obligations, indemnities and post-closing adjustments issued or entered into in connection with any acquisition undertaken by such Person or contingent deferred obligations and any and all obligations in respect of deferred rent under the Company’s Leases), (g) all obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements, (h) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement, any unpaid severance obligations of the Company Group with respect to any service provider terminated prior to the Closing, and any earned but unpaid compensation (including salary, bonuses, commission, paid time off and employer contributions to defined contribution plans) for any period prior to the Closing Date, to the extent not actually included as a current liability in the final calculation of Working Capital or as Transaction Expenses pursuant to Section 2.9, (i) declared but unpaid dividends, (j) any Liability for Taxes deferred pursuant to Section 2302 of the CARES Act or any other COVID-19 Laws and (k) any obligation of the type referred to in clauses (a) through (j) of another Person the payment of which such Person has guaranteed or for which such Person is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, but excluding in all cases any amounts actually included as a current liability in the final calculation of Working Capital or as Transaction Expenses pursuant to Section 2.9.

“Indemnified Taxes” shall mean (a) any Taxes of any member of the Company Group with respect to any Pre-Closing Tax Period (including, for the avoidance of doubt, any Liability for Taxes deferred pursuant to Section 2302 of the CARES Act or any other COVID-19 Laws); (b) any Taxes for which a member of the Company Group (or a predecessor of such member) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; (c) the Taxes of any Person imposed on any member of the Company Group as a transferee or successor, by Contract or otherwise, in each case as a result of a transaction consummated on or before the Closing, by law, or contract, (other than in the ordinary course of business), and (d) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether written or not) to which the any member of the Company Group was obligated, or was a party, on or prior to the Closing (other than in the ordinary course of business).

“Independent Accounting Firm” shall mean Deloitte & Touche, or if such firm is unavailable or has a conflict of interest with Parent or the Stockholder Representative, another nationally recognized independent accounting firm reasonably acceptable to Parent and the Stockholder Representative.

“In-The-Money Option” shall mean a Company Option that is vested, outstanding and unexercised as of immediately prior to or at the First Effective Time (including any Company Option that vests immediately prior to the First Effective Time) and that has an exercise price per share that is less than the Common Per Share Amount.

“Intellectual Property” shall mean all worldwide intellectual property and proprietary rights in any jurisdiction, whether registered or unregistered, including, but not limited to (a) trademarks, trade names, service marks, trade dress, business names (including any fictitious or “dba” names), slogans, logos, all translations, adaptations, derivations and combinations of the foregoing and other forms indicia or origin, whether or not registrable as a trademark in any given country, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of the foregoing (collectively, “Marks”); (b) patents, patent applications (and any patents that issue as a result of those patent applications), and inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, together with all improvements, reissues, continuations, continuations-in-part, revisions, renewals, divisionals, extensions and re-examinations (collectively, “Patents”); (c) original works of authorship in any medium of expression, whether or not published, all copyrights therein, together with any moral rights related thereto, and all registrations and applications for registration of such copyrights (collectively, “Copyrights”); (d) Internet domain names (collectively, “Domain Names”); (e) Software; (f) know-how, trade secrets, confidential information, customer and supplier lists, technical in information, and confidential business information (including data, processes, technology, plans, drawings, algorithms, formulae, ideas, developments, and blue prints) (collectively, “Trade Secrets”); (g) rights of endorsement, publicity or privacy rights to name and likeness, and similar rights; (h) rights in Software, data compilations and databases; (i) any tangible embodiments of the foregoing (in whatever form or medium); (j) all claims, causes of action, rights to sue for past, present and future infringement or unconsented use of any of the foregoing, and all products, proceeds and revenues arising from or relating to any and all of the foregoing; and (k) all legal right, title and interest in any of the foregoing.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Knowledge” or “Knowledge of the Company” shall mean the actual knowledge, after reasonable investigation and inquiry of relevant employees who report directly to such individuals, of any of Nir Efrat, Oleg Simonov, Priya Patel, and Kohta Wajima.

“Law” shall mean any present or future constitutional provision, act, statute or other law, ordinance, rule, regulation, executive order or binding interpretation of any Governmental Authority and any binding and enforceable decree, injunction, judgment, order, ruling, assessment, writ or similar form of decision or determination issued by a Governmental Authority.

“Liability” shall mean any burden, liability or obligation, whether known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, due or to become due, direct or indirect, contingent, conditional, derivative, joint, several or secondary.

“Losses” shall mean and include any loss, damage, injury, deficiency, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable outside legal fee, accounting fee, expert fee or advisory fee), charge, out-of-pocket cost (including any reasonable out-of-pocket cost of investigation, defense and settlement and interest and penalties) or expense of any nature; provided; however, that Losses shall not include any punitive, exemplary, special, incidental or consequential damages unless (x) any such punitive, exemplary, special, incidental or consequential damages are actually awarded to a third party by a court of competent jurisdiction or (y) in the case of a special or consequential damages only, any such special or consequential damages are reasonably foreseeable.

“Material Contracts” shall mean all of the following Contracts to which any member of the Company Group is as of the date of this Agreement a party or is bound:

(a) Contracts between a member of the Company Group, on the one hand, and a Related Person, on the other hand;

(b) any Leases;

(c) Contracts related to Indebtedness of the Company Group (including Contracts that constitute a guaranty by a member of the Company Group, either directly or indirectly, of the obligations or financial condition of any Person) other than related to trade payables;

(d) Contracts granting any Person an Encumbrance on any asset of the Company, other than Permitted Encumbrances;

(e) Contracts pursuant to which the Company has, directly or indirectly, made any advances, loans, extension of credit or capital contributions, other than in the ordinary course of business consistent with past practice to vendors or employees;

(f) Contracts that are joint venture, partnership or other similar agreements (however named) involving a sharing of profits or Liabilities;

(g) Contracts limiting the ability of the Company Group to freely engage in their businesses, or containing covenants that limit, or purport to limit, the ability of the Company Group to (i) engage in any line of business or compete with any Person in any geographic area; (ii) sell, supply, provide or distribute any service or product; (iii) hire or solicit Persons from employment or engagement as an independent contractor; (iv) incur or guarantee any Indebtedness or to grant a lien on the assets of the Company Group or (v) use or enforce any material Intellectual Property rights, including in each case, settlement or coexistence agreements;

(h) Contracts that are for the employment, severance, retention of any employee, director or individual consultant providing for annual compensation or payments in excess of $200,000 or any other Contract with any employee, director or individual consultant which provides for payments in excess of $100,000 in the event that the Company Group terminates such Contract;

(i) any collective bargaining agreement or Contract with any labor union, works council or similar organization relating to employees of the Company Group;

(j) Contracts that (i), upon consummation of the transactions contemplated by this Agreement, will bind or otherwise obligate Parent or an Affiliate of Parent (other than a member of the Company Group) or (ii) purport to bind or restrict, or to be enforceable against, any Affiliate of the Company Group;

(k) Contracts that require payments upon a “change in control” of the Company Group;

(l) Contracts that impose indemnification obligations on any of the Company to any of their respective employees, other than in the ordinary course of business;

(m) Contracts that are for capital expenditures in an amount exceeding $50,000 in any individual case or $100,000 in the aggregate;

(n) Contracts that relate to any prior or future disposition or acquisition of properties, assets or any interest in any business enterprise in excess of $50,000, or any merger or business combination;

(o) Contracts (i) providing for the Company Group to be the exclusive or preferred provider of any product or service to any Person or that otherwise involve the granting by any Person to the Company of exclusive or preferred rights of any kind; (ii) providing for any Person to be the exclusive or preferred provider of any product or service to the Company Group or that otherwise involves the granting by the Company Group of exclusive or preferred rights; (iii) granting to any Person a right of first refusal or right of first offer on the sale or license of any asset, property or part of the business of the Company Group; (iv) containing a provision of the type commonly referred to as a “most favored nation” provision for the benefit of any Person;

(p) containing a provision of the type commonly referred to as a “key-man” or “of the essence” provision;

(q) Contracts that settle, or that otherwise relate to, any Action and (i) involve payments (or a series of payments) of $50,000 or more in the aggregate which have not been made or any equitable relief; (ii) in connection therewith, the Company has admitted fault or culpability; or (iii) which have not been fully performed;

(r) Customer contracts which involve consideration in excess of $50,000 for the twelve month period ending on June 30, 2020;

(s) all Contracts whereby (i) the Company licenses or grants any rights with respect to any of the Company Intellectual Property to any Person, other than (A) any unmodified standard end user license agreement for Company Products or Services, (B) non-disclosure agreements, or (C) feedback or similar licenses that are not material for the conduct of the business, (ii) the Company licenses, is granted or acquires Intellectual Property from any Person, except for (A) any license for off-the-shelf software programs or services that have not been customized and are commercially available on, and actually licensed under, standard terms, (B) licenses to Open Source Software, and (C) feedback or similar licenses that are not material to the business and (iii) the Company or another Person have agreed not to assert any rights with respect to Intellectual Property against the other, such as covenants not to sue or co-existence Contracts;

(t) Contracts relating to the sharing or allocation of Intellectual Property between the Company Group and any Company Equityholder;

(u) Contracts for the development of Intellectual Property for the benefit of the Company Group, other than pursuant to agreements with employees in the ordinary course of business;

(v) Contracts with any customer that would require the Company Group to provide services to, or expand services to cover, Affiliates of such customer or unaffiliated Person (other than pursuant to customer contracts on the Company’s standard customer agreement (which has been made available to Parent) without material deviations), hire new personnel or engage new independent consultants, open new facilities or enter into new geographic locations, or incur or take other commercially unreasonable expenses or measures;

(w) Contracts containing an agreement by the Company Group to provide any Person with access to the source code for any business product, or any Contract between any of the Company Group and an escrow agent to provide for the source code for any business product to be put in escrow; and

(x) Contracts with any Governmental Authority.

“Non-Employee Optionholder” shall mean each Company Optionholder that is not a current or former employee of the Company as specified in the Closing Consideration Schedule.

“Open Source Software” shall mean any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a contract that requires as a condition of its use, modification or distribution that other Software into which such Software is incorporated or with which such Software is combined or distributed or that is derived from or links to such Software, be disclosed or distributed in Source Code form, delivered at no charge or be licensed, distributed or conveyed under some or all of the terms as such contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License, Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Option/Warrant AI Cash Consideration” shall mean, in respect of any In-The-Money Option or Exercisable Warrant, an amount in cash equal to (a) the sum of (i) the Common Per Share Cash Amount, minus (ii) the product of (A) the applicable exercise price of such In-The-Money Option or Exercisable Warrant multiplied by (B) the Common Per Share Cash Value Percentage, multiplied by (b) the number of shares of Company Common Stock issuable upon exercise of such In-The-Money Option or Exercisable Warrant as of immediately prior to the First Effective Time.

“Option/Warrant AI Consideration” shall mean, the Option/Warrant AI Cash Consideration and the Option/Warrant AI Stock Consideration.

“Option/Warrant AI Stock Consideration” shall mean, in respect of any In-The-Money Option or Exercisable Warrant, a number of shares of Parent Stock determined by dividing an amount equal to (a) (i) the sum of (A) the Value of the Common Per Share Stock Issuance Amount, minus (B) the product of (1) the applicable exercise price of such In-The-Money Option or Exercisable Warrant, multiplied by (2) the Common Per Share Stock Value Percentage, multiplied by (ii) the number of shares of Company Common Stock issuable upon exercise of such In-The-Money Option or Exercisable Warrant as of immediately prior to the First Effective Time by (b) the Parent Stock Value.

“Option/Warrant Consideration” shall mean, the Option/Warrant AI Consideration and the Option/Warrant Non-AI Consideration.

“Option/Warrant Non-AI Consideration” shall mean, in respect of any In-The-Money Option or Exercisable Warrant, an amount in cash equal to (a) the sum of (i) the Common Per Share Amount, minus (ii) the applicable exercise price of such In-The-Money Option or Exercisable Warrant multiplied by (b) the number of shares of Company Common Stock issuable upon exercise of such In-The-Money Option or Exercisable Warrant as of immediately prior to the First Effective Time.

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) contract with any Governmental Authority that is or has been entered into in connection with any Action.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Out-Of-The-Money Option ” shall mean a Company Option, whether vested or unvested, for which the Common Per Share Amount (calculated as of the First Effective Time) is less than or equal to the exercise price per share of Company Common Stock subject to such Company Option.

“Parent Fundamental Representations” shall mean the representations and warranties set forth in Sections 5.1 (Organization of Parent, Merger Sub and Merger Sub II), 5.2 (Capitalization), 5.3 (Parent Stock), 5.5 (Authorization), and 5.13 (No Brokers).

“Parent Material Adverse Effect” shall mean any event, circumstance, change or condition that, when taken individually or together with all other events, circumstances, changes or conditions, has had or would reasonably be expected to have a materially adverse effect on (a) the condition (financial or otherwise), properties, assets, liabilities, business, or operations of Parent and its Subsidiaries, taken as a whole or (b) the ability of Parent to timely consummate the transactions contemplated by this Agreement (other than any event, circumstance, change or condition due to any legal proceeding under antitrust Laws); provided, however, that in the case of (a), “Parent Material Adverse Effect” shall not include any event, circumstance, change or condition directly arising out of: (i) changes in general local, domestic, foreign, or international economic conditions or credit or financial or capital markets, including changes in interest or exchange rates, (ii) changes affecting generally the industry in which Parent and its Subsidiaries operate, (iii) flood, earthquake, other natural disaster, acts of war, sabotage or terrorism, military actions or the escalation thereof or other force majeure events, (iv) the COVID-19 pandemic and civil unrest arising therefrom and any actions of Governmental Authorities in response to the foregoing, (v) any changes in applicable Law or GAAP, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions (including civil unrest), (vi) any action required by this Agreement or consented to in writing by the Company and any actions requiring the Company’s consent that were not taken because the Company did not provide its consent (it being understood that the facts giving rise to such actions may be taken into account in determining whether there has been a Parent Material Adverse Effect), (vii) any failure by Parent to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect (except to the extent otherwise provided herein)), (viii) changes in the price or trading volume of the Parent Stock or (ix) the announcement of this Agreement and the transactions contemplated hereby, provided in the case of (i), (ii), (iii), (iv) or (v) that such event, circumstance, change or condition does not affect Parent and its Subsidiaries, taken as a whole, in a substantially disproportionate manner as compared with other participants in the industries in which Parent and its Subsidiaries operate.

“Parent Plan” shall mean Parent’s 2017 Stock Incentive Plan, as amended and/or restated from time to time.

“Parent Stock” shall mean shares of common stock, par value $0.01, of Parent.

“Parent Stock Value” shall mean the average of the per share closing price on the NASDAQ Global Select Market for one (1) share of Parent Stock for the thirty (30) full trading days ending on and including the full trading day three (3) Business Days immediately prior to the Closing Date.

“Participating Equityholders” shall mean the Stockholders, holders of In-The-Money Options and Exercisable Warrants.

“Pending Claims Amount” shall mean the amount that would be necessary in Parent’s reasonable good faith judgment to satisfy any then pending and unsatisfied or unresolved claims for indemnification by any Parent Indemnitee specified in any Claim Certificate or notice of Third-Party Claim delivered to the Stockholder Representative prior to such date if such claims were resolved in full in favor of the Parent Indemnitees.

“Per Share Cash Consideration” shall mean an amount in cash equal to the Common Per Share Amount.

“Per Share Mixed Consideration” shall mean (a) the Common Per Share Cash Amount and (b) the Common Per Share Stock Issuance Amount.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, certificates, provider numbers, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other Person, necessary for the operation of the business of the Company Group as currently conducted.

“Permitted Encumbrance” shall mean: (a) mechanics’, carriers’, repairmans’, materialmen’s and similar Encumbrances incurred in the ordinary course of business and not yet due and payable or which are being contested in good faith and for which adequate reserves have been established; (b) Encumbrances for Taxes not yet delinquent or which are being contested in good faith and for which adequate reserves have been established; (c) Encumbrances securing rental payments under capital or operating lease arrangements; (d) in the case of tangible personal property or leased real property, covenants, conditions, restrictions, easements, survey exceptions, imperfections of title which (i) are matters of record or may be shown or disclosed by an inspection, survey or title report or other similar report and (ii) do not materially detract from the value of, or materially interfere with the present or presently contemplated use or occupancy of, the property subject thereto or affected thereby, (e) any Encumbrances reflected in the Financial Statements, (f) non-exclusive licenses and contractual restrictions contained in Contracts to which any member of the Company Group is a party or any of its properties or assets is bound, in each case, entered into in the ordinary course of business, and (g) other than with respect to the capital stock of any member of the Company Group, Encumbrances individually or in the aggregate, that would not reasonably be expected to be material to the Company and its Subsidiaries.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Personal Data” has the same meaning as the term “personal information,” “personal data,” or the equivalent under the applicable Data Protection Requirement.

“Post-Closing Tax Period” shall mean (a) any Tax period beginning after the Closing Date and (b) with respect to any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Privacy Policies” means all published, posted and internally published policies, procedures, agreements and notices relating to the Company Group’s collection, use, storage, disclosure, or cross-border transfer of Personal Data.

“Property Taxes” shall mean all property Taxes, personal property Taxes and similar ad valorem Taxes.

“R&W Insurance Policy” shall mean the following policy of insurance: Buyer-Side Representations and Warranties Insurance Policy issued by Liberty Surplus Insurance Corporation.

“Sanctions” shall mean any sanction administered or enforced by the United States Government, including the Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” shall mean the Securities and Exchange Commission of the United States of America.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stockholders” shall mean any holder of Company Series A Preferred Stock immediately prior to the First Effective Time.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or object code, (b) databases, data aggregation programs and search engine technologies, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (d) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” shall mean computer software in a form that is readily suitable for review and edit by trained programmers, including any software source code, material portion or aspect of the software source code, any material proprietary information or algorithm contained in or relating to any software source code, related programmer comments and documentation embedded therein.

“Specified Employee” shall mean the person set forth on Section 10.1(a) of the Disclosure Schedule.

“Specified Employee Cash Amount” shall mean the sum of (a) the Common Per Share Cash Amount payable to the Specified Employee with respect to such Specified Employee’s shares of Company Common Stock plus (b) cash to be paid to the Specified Employee in lieu of fractional shares of Parent Stock pursuant to Section 2.2(e) (if any).

“Stockholder” shall mean any holder of Company Capital Stock, as determined immediately prior to the First Effective Time.

“Straddle Period” shall mean any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Surviving Companies” shall mean, collectively, the First Surviving Company and the Second Surviving Company.

“Tax” shall mean any and all federal, state, local, or foreign taxes, charges, fees, or other assessments, including any net income, alternative or add-on minimum, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, social security (or equivalent, including employer and employees’ contributions), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign).

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Transaction Expenses” shall mean, without duplication, all liabilities incurred by or on behalf of any of the Company Group (and to the extent not paid in full as of immediately prior to the Closing) whether accrued for or not for fees, expenses, costs or charges payable as a result of the contemplation, negotiation, efforts to consummate or consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, (a) all costs, fees and expenses payable to third parties (including all fees and disbursements of counsel, investment banks, financial advisors, accountants and other advisors), payable by any member of the Company Group in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and the negotiation and preparation of this Agreement, the Ancillary Agreements, and the other documents required to effectuate the Closing, whether or not invoiced (including any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required set forth on Section 3.3(a)(ix) of the Disclosure Schedule to be obtained in connection with the consummation of the transactions); (b) the D&O Tail Policy premium and 50% of the costs and fees under the Escrow Agreement (including any costs to indemnify the Escrow Agent pursuant to the terms of the Escrow Agreement to the extent actually incurred), (c) all transaction-related, retention, change of control, “stay-around” or similar bonuses or payments, severance payments or benefits or other payments or other forms of compensation or benefits that are created, accelerated, accrued or become payable by any member of the Company Group to any present or former director, stockholder, member, employee or consultant thereof as a result of the Closing or the transactions contemplated by this Agreement and the Ancillary Agreements, (d) any and all severance payments and benefits relating to a termination of employment occurring on or prior to the Closing, (e) the employer portion of all Taxes required to be paid by Parent, any of its Subsidiaries or any member of the Company Group in connection with payments made under clauses (c) or (d) hereof, including any payroll, social security, unemployment or similar Tax imposed on such amounts, and similar Taxes required to be paid with respect to the Company Options and (f) Transfer Taxes for which the Participating Equityholders are responsible pursuant to Section 6.8(c). For purposes of calculating Transaction Expenses, any amount that is conditioned upon the Closing shall be included in the calculation of “Transaction Expenses” as though the Closing occurred immediately prior to such calculation.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“TriNet Services Agreement” shall mean that certain Client Service Agreement by and between the Company and Ambrose Employer Group, LLC, dated as of May 22, 2013, as amended.

“Value of the Common Per Share Stock Issuance Amount” shall mean the Common Per Share Stock Issuance Amount multiplied by the Parent Stock Value.

“VDR” shall mean the virtual data site entitled “Dots” maintained by Donnelley Financial Solutions.

“Working Capital” shall mean, as of the Calculation Time, the excess of the total current assets of the Company Group over the total current liabilities of the Company Group, determined in accordance with the Methodology and the Methodology Priority; provided that “Working Capital” shall exclude (a) Cash and any Restricted Cash, (b) Indebtedness, (c) Transaction Expenses, (d) intercompany amounts due to/from a member of the Company Group and (e) all deferred income Tax assets and deferred income Tax liabilities.

“Working Capital Target” shall mean $2,565,000.

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section
280G Approval	6.12
Accredited Investor Questionnaire	6.5
Accredited Investor Questionnaire Deadline	6.5
Adjustment Escrow Account	2.8(a)
Adjustment Escrow Amount	2.8(a)
Affiliate Agreements	6.21
Agreement	Preamble
Anti-Money Laundering Laws	4.13(c)
Assumed Options	2.4(b)
Assumption Conditions	7.5(a)
Base Consideration Amount	2.6(a)
Base Stock Consideration Amount	2.6(b)
Business Systems	4.15(d)
Carta Cancellation	2.2(b)
Certificates	2.2(b)
Claim Certificate	7.4(a)
Closing	3.1
Closing Consideration Schedule	2.7
Closing Date	3.1
Closing Date Adjustment Escrow Amount	2.8(a)
Closing Date Indemnity Escrow Amount	2.8(b)
Closing Statement	2.9(a)
Company	Preamble
Company Benefits Program	6.16(a)
Company Intellectual Property	4.15(b)
Company Registered Intellectual Property	4.15(a)
Company Written Consent	6.4(a)
Continuation Period	6.16(a)
Continuing Employee	6.16(a)
Contributor	4.15(c)
D&O Indemnified Parties	6.9(a)
D&O Tail Policy	6.9(b)
Deductible	7.3(a)
Dissenting Shares	2.3(a)
Electronic Certificates	2.2(b)
Employee Option Cash Amount	2.4(c)
Employment Agreement	Recitals
Environmental Laws	4.23
Escrow Agent	2.8
Escrow Agreement	2.8
Estimated Aggregate Merger Consideration	2.6(a)
Estimated Closing Cash	2.6(a)

Defined Term	Section
Estimated Closing Indebtedness	2.6(a)
Estimated Closing Statement	2.6(a)
Estimated Transaction Expenses	2.6(a)
Estimated Working Capital	2.6(a)
Excess Dissenting Share Payments	2.3(b)
Exchange Act	5.10
Existing Target Debt	6.14
Expense Fund	10.18(g)
Financial Statements	4.6(a)
First Certificate of Merger	1.2
First Effective Time	1.2
First Merger	Recitals
First Surviving Company	1.1(a)
Grant Date	4.2(b)
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)
Indemnity Escrow Account	2.8(b)
Indemnity Escrow Amount	2.8(b)
Indemnity Limits	6.8(a)(ii)
Insurance Policies	4.21
Interim Balance Sheet	6.3(c)
Interim Period	6.1(a)
Latest Balance Sheet	4.6(a)
Leases	4.17(b)
Legal Request	6.19
Make Whole Payment	6.16(b)
Malicious Code	4.15(f)
Material Distributor	4.24(a)
Material Supplier	4.24(c)
Mergers	Recitals
Merger Sub	Preamble
Merger Sub II	Preamble
Methodology	2.6(a)
Methodology Priority	2.6(a)
Non-Paying Party	6.8(a)(iii)
Objection Notice	2.9(b)
Outside Date	9.1(b)
Paper Certificate	2.2(b)
Parent	Preamble
Parent Indemnitees	7.2(a)
Parent Preferred Stock	5.2(a)
Parent SEC Reports	5.8
Paying Agent	2.2(a)
Paying Party	6.8(a)(iii)
Payoff Amount	6.14

Defined Term	Section
Payoff Letters	6.14
Post-Closing Tax Return	6.8(a)(ii)
Pre-Merger Communications	6.19
Previously Indemnified Amount	7.11
Related Person	4.20
Rental Real Estate	4.17(b)
Representative Losses	10.18(f)
Second Certificate of Merger	1.2
Second Effective Time	1.2
Second Merger	Recitals
Second Surviving Company	1.1(a)
Shelf Registration Statement	6.7(a)
Stock Letter of Transmittal	2.2(b)
Stockholder Indemnitees	7.2(b)
Stockholder Notice	6.4(b)
Stockholder Representative	Preamble
Tangible Assets	4.9
Tax Contest	6.8(d)(i)
Third-Party Claim	7.5(a)
Total Parent Shares	2.6(b)
Transfer Taxes	6.8(c)
Unvested Options	2.4(b)
Voting and Support Agreements	Recitals
Waived 280G Benefits	6.12
WKSI	5.8
Works	4.15(c)

10.2 Usage. When a reference is made herein to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Unless otherwise specified herein, (a) “or” shall be construed in the inclusive sense of “and/or”; (b) words (including capitalized terms defined herein) in the singular shall be construed to include the plural and vice versa, and words (including capitalized terms defined herein) of one gender shall be construed to include the other gender as the context requires; (c) the terms “hereof” and “herein” and words of similar import shall be construed to refer to this Agreement as a whole (including all the Exhibits and the Disclosure Schedule) and not to any particular provision of this Agreement; (d) all references to “$” or dollars shall refer to United States Dollars; (e) “including” shall be deemed to mean “including, without limitation” and “including, without limiting the generality of the foregoing” and (f) for the purposes of this Agreement, references to the term “delivered by the Company,” “delivered to Parent,” “provided to Parent,” “furnished to Parent,” “made available to Parent” or similar expressions shall mean that the Company has posted such materials to the VDR, in a manner that enables viewing of such materials by Parent and its representatives no later than 11:59 p.m. Eastern Time on the second (2nd) Day immediately prior to the date of this Agreement.

10.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company without the prior written consent of Parent. Parent, Merger Sub and Merger Sub II may, without the consent of the Company, assign all or any portion of their rights and obligations hereunder; provided, that, if such assignment by Parent, Merger Sub or Merger Sub II is made prior to the Closing, then such assignment shall require the prior written consent of the Company unless the assignee(s) is (are) an Affiliate(s) of Parent, Merger Sub or Merger Sub II or such assignment is a collateral assignment of Parent’s, Merger Sub’s and/or Merger Sub II’s rights under this Agreement to a lender or lenders; provided, further, that such assignee(s) execute(s) a joinder to and agree(s) to be bound by this Agreement; and provided, further, that such assignment shall be at no cost (including additional Taxes) to the Company Equityholders. No such assignment shall release the assignor from any of its obligations hereunder.

10.4 Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.5 Consent to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware, or Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Chancery Court of the State of Delaware or, to the extent permitted by law, in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Chancery Court of the State of Delaware or Federal court; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Chancery Court of the State of Delaware or Federal court. Each party hereto agrees that (i) this Agreement involves at least $100,000.00 and (ii) this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.9.

10.6 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Counterparts. This Agreement may be executed in one or more counterparts (including by email and PDF), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

10.8 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits, appendices and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits, appendices and schedules attached hereto, all of which exhibits, appendices and schedules are incorporated herein by reference.

10.9 Notices. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic mail with a copy sent by another means specified herein; the Business Day after it is sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g. Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to.

If to the Company (prior to the Closing), addressed to:

Playdots, Inc.

416 W. 13th St.

Suite 203

New York, NY 10014

Attention: Nir Efrat

E-Mail: nir@weplaydots.com

With a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

220 West 42nd Street, 17th Floor

New York, NY 10036

Attention: Steven L. Baglio

Telephone: 212-430-3171

E-Mail: sbaglio@gunder.com

If to the Stockholder Representative, addressed to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Telephone: (303) 648-4085

E-Mail: deals@srsacquiom.com

If to Parent, Merger Sub, Merger Sub II, the First Surviving Company or the Second Surviving Company, addressed to:

Take-Two Interactive Software, Inc.

110 West 44th Street

New York, NY 10036

Attention: Daniel Emerson

Telephone: (646) 536-3001

E-Mail: dan.emerson@take2games.com

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Adam Turteltaub and Jessica Sheridan

Telephone: (212) 728-8129, (212) 728-8212

E-Mail: aturteltaub@willkie.com, jsheridan@willkie.com

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

10.10 Amendments. This Agreement may not be amended or modified except in an instrument in writing signed (if prior to the Closing) by the Company, the Stockholder Representative and Parent or (if after the Closing) by the Stockholder Representative and Parent; provided, that no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the Stockholders without such further approval or adoption. No amendment, supplement or modification of this Agreement shall be binding unless executed in writing by the party to be bound thereby. For the purposes of this Section 10.10, any amendment or modification of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment or modification.

10.11 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

10.12 Entire Agreement. This Agreement and the Ancillary Agreements, together with all exhibits, appendices and schedules (including the Disclosure Schedule), constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties hereto with respect to the subject matter hereof.

10.13 Construction. Each party hereto agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.14 No Personal Liability. This Agreement and all documents, understandings and arrangements relating hereto and/or to the transactions contemplated hereby have been negotiated, executed and delivered on behalf of the parties hereto by their respective officers, directors, employees, members, partners, attorneys and/or agents in their representative capacities and not individually, and, except as set forth in this Agreement, no officer, director, employee, member, manager, partner, attorney, agent or shareholder of any party hereto shall be bound or held to any personal liability or responsibility in connection with the agreements, obligations and undertakings by the parties hereunder and/or under any documents, understandings and arrangements relating hereto and/or to the transactions contemplated hereby. Notwithstanding anything herein to the contrary, this Section 10.14 shall not apply to Section 10.18, which shall be enforceable by the Stockholder Representative in its entirety against the Company Equityholders.

10.15 Fees, Costs and Expenses. Except as otherwise set forth in this Agreement, each of the parties shall bear all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel or other representatives and consultants and appraisal fees, costs and expenses) incurred by such party hereto in connection with the negotiation of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

10.16 Waivers. No purported waiver of any provision of this Agreement shall be binding upon any of the parties to this Agreement unless: (a) with respect to waivers by the Company on or prior to the Closing, the Company has duly executed and delivered to Parent a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement; (b) with respect to waivers by the Stockholder Representative, the Stockholder Representative has duly executed and delivered to Parent a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement; (c) with respect to waivers by Parent, Merger Sub or Merger Sub II on or prior to the Closing, Parent has duly executed and delivered to the Company a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement; or (d) with respect to waivers by Parent, Merger Sub or Merger Sub II after to the Closing, Parent has duly executed and delivered to the Company (if prior to or at the Closing) or the Stockholder Representative (if after the Closing) a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement. Any such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

10.17 No Third-Party Beneficiaries. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that (x) any Person that is not a party to this Agreement but, by the terms of Article VII, is entitled to indemnification shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement and (y) Section 6.9 is intended to benefit the D&O Indemnified Parties.

10.18 Appointment of the Stockholder Representative.

(a) By executing this Agreement, the Company (and, upon execution of a Stock Letter of Transmittal or participating in the Mergers and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Mergers, each Company Equityholder) shall be deemed to have constituted and appointed, effective from and after the Closing Date, the Stockholder Representative as the representative, agent and attorney-in-fact for and on behalf of each Stockholder to act as the Stockholder Representative for all purposes in connection with this Agreement and any agreements ancillary hereto.

(b) The Stockholder Representative shall take any and all actions required, permitted, necessary or appropriate under this Agreement or any agreement ancillary hereto for and on behalf of the Company Equityholders as if the Company Equityholders were acting on their own behalf, including:

(i) taking any and all actions (including executing and delivering any documents and incurring any costs and expenses, in each case, on behalf of the Company Equityholders) and making any and all determinations which may be required or permitted in connection with the post-Closing implementation of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby;

(ii) giving and receiving notices and communications under this Agreement and the Ancillary Agreements;

(iii) negotiating, defending, settling, compromising and otherwise handling and resolving any and all claims and disputes with Parent and any other Parent Indemnitees arising out of or in respect of this Agreement or the Ancillary Agreements, including claims and disputes pursuant to this Article VII;

(iv) retaining legal counsel, accountants, consultants and other experts in connection with all matters and things set forth or necessary with respect to this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby; and

(v) making any other decision or election or exercising such rights, power and authority as are incidental to the foregoing.

(c) Upon execution of a Stock Letter of Transmittal, each Company Equityholder acknowledges and agrees (i) that upon any delivery by the Stockholder Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Stockholder Representative, such Company Equityholder shall be bound by such documents as fully as if such Company Equityholder had executed and delivered such documents and (ii) to be bound by the provisions set forth in Sections 10.4, 10.5, and 10.6 as if they were a party to this Agreement.

(d) The Stockholder Representative my resign at any time. Upon the resignation, death, disability or incapacity of the initial Stockholder Representative, then such Person as is appointed by the Company Equityholders who held a majority of the voting power of the Company Capital Stock immediately prior to the Closing shall become the Stockholder Representative; provided that no appointment of a successor shall be effective prior to the delivery to Parent of written notice thereof from such Company Equityholders. The Stockholder Representative shall not receive compensation for service in such capacity except as set forth in that certain Engagement Letter by and among the Stockholder Representative, the Company and certain Company Equityholders dated on or about the Closing Date.

(e) Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Stockholder Representative in connection herewith shall be absolutely and irrevocably binding upon the Company Equityholders as if such Company Equityholder had taken such action, exercised such rights, power or authority or made such decision or determination in its individual capacity, and Parent may rely upon such action, exercise of right, power, or authority or such decision or determination of the Stockholder Representative as the action, exercise, right, power, or authority, or decision or determination of such Company Equityholders, and no Company Equityholder shall have the right to object, dissent, protest or otherwise contest the same. Parent is hereby relieved from any liability to any Person for any acts done by the Stockholder Representative and any acts done by Parent in accordance with any decision, act, consent or instruction of the Stockholder Representative.

(f) The Stockholder Representative will incur no liability of any kind with respect to any action or omission by the Stockholder Representative in connection with the Stockholder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Stockholder Representative’s gross negligence or willful misconduct. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Company Equityholders will indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Company Equityholders, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Expense Fund, and (ii) the amounts in the Adjustment Escrow Account and Indemnity Escrow Account at such time as remaining amounts would otherwise be distributable to the Participating Equityholders; provided, that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Equityholders from their obligation to promptly pay such losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this Section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(g) Upon the Closing, Parent will wire $250,000 (the “Expense Fund”) to the Stockholder Representative, which will be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Participating Equityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Participating Equityholders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Participating Equityholders at the time of Closing.

10.19 Specific Enforcement. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first set forth above.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Matthew Breitman
Name: Matthew Breitman
Title: Senior Vice President, General Counsel Americas & Corporate Secretary

DASH MS, LLC

By:	/s/ Matthew Breitman
Name: Matthew Breitman
Title: Vice President and Secretary

DASH MS II, LLC

By:	/s/ Matthew Breitman
Name: Matthew Breitman
Title: Vice President and Secretary

[Signature Page to Merger Agreement]

PLAYDOTS, INC.

By:	/s/ Nir Efrat
Name: Nir Efrat
Title: CEO

[Signature Page to Merger Agreement]

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Kip Wallen
Name: Kip Wallen
Title: Director

[Signature Page to Merger Agreement]